Exhibit 4.1

EXECUTION VERSION

EDGEN MURRAY CORPORATION, as ISSUER

EDGEN MURRAY II, L.P., as GUARANTOR

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION

AS TRUSTEE

12  1/4% Senior Secured Notes due 2015

INDENTURE

Dated as of December 23, 2009

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EXHIBIT A	Form of Initial Note
EXHIBIT B	Form of Exchange Note
EXHIBIT C	Form of Indenture Supplement to Add Guarantors
EXHIBIT D	Form of Note Security Agreement
EXHIBIT E	Form of Mortgage
EXHIBIT F	Form of Intercreditor Agreement

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.8; 7.10
(c)	7.10
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	13.3
(c)	13.3
313(a)	7.6
(b)(1)	7.6; 11.2
(b)(2)	7.6; 11.2
(c)	7.6; 11.2
(d)	7.6
314(a)	3.11; 3.17, 13.5
(b)	11.2
(c)(1)	13.4
(c)(2)	13.4
(c)(3)	N.A.
(d)	11.2; 11.6(b)
(e)	13.5
315(a)	7.1
(b)	7.5; 13.2
(c)	7.1
(d)	7.1
(e)	6.11
316(a)(last sentence)	13.6
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	6.5
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	13.1

N.A. means Not Applicable.

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

v

INDENTURE dated as of December 23, 2009, among EDGEN MURRAY CORPORATION, a Nevada corporation, as issuer (the “Company”), Edgen Murray II, L.P., a Delaware limited partnership, as a guarantor (“Holdings”) and the other GUARANTORS (as defined herein) from time to time parties hereto and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (i) the Company’s 12 1/4% Senior Secured Notes due 2015 issued on the date hereof (the “Initial Notes”) and the guarantees thereof by the Guarantor party hereto, (ii) if and when issued, an unlimited principal amount of additional notes having identical terms and conditions as the Notes other than issue date, issue price and the first interest payment date (the “Additional Notes”), and (iii) if and when issued, the Company’s 12 1/4% Senior Secured Notes due 2015 to be issued in exchange for Initial Notes or any Additional Notes in an offer registered under the Securities Act as provided in the Registration Rights Agreement, as hereinafter defined, (the “Exchange Notes” and together with the Initial Notes and Additional Notes, the “Notes”) and the guarantees thereof.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“ABL Collateral” means the portion of the Collateral as to which the Notes have a second-priority Lien, including, cash and Cash Equivalents, inventory, accounts receivable, deposit and securities accounts, other personal property relating to such inventory, accounts receivable, deposit and securities accounts and all proceeds of the foregoing, with the exception of Foreign Collateral and Excluded Property, as more fully described in the Collateral Documents, until clause (C) of the definition of First Priority Collateral is applicable.

“ABL Credit Facility” means the Credit Agreement, dated as of May 11, 2007 among the Company, Edgen Murray Canada Inc., Edgen Murray Europe Limited, the subsidiaries and parent entities that borrow or guarantee obligations under such agreement, the lenders parties thereto and JPMorgan Chase Bank, N.A., as agent (or its successor in such capacity), and as it may be amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original ABL Credit Facility or one or more other credit or other agreements).

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means: (i) any property or assets to be used by the Company or a Restricted Subsidiary in a Permitted Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings, the Company or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is or will thereupon become a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Additional Obligations” means any Hedging Obligations or cash management obligations to the extent secured by ABL Collateral or Foreign Collateral on a first-priority basis (subject to Permitted Liens) in accordance with the ABL Credit Facility.

“Additional Notes” has the meaning set forth in the second introductory paragraph of this Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at January 15, 2013 (such redemption price being set forth in the table appearing in Section 5.7) plus (ii) all required interest payments due on the Note through January, 2013 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note, if greater.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Disposition” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (excluding any pledge of or creation of a Lien upon assets or rights otherwise permitted under this Indenture and any Recovery Event); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole will be governed by the provisions of this Indenture described in Section 3.10 and/or the provisions described in Section 4.1 and not by the provisions described in Section 3.5; and

(2) the issuance of Equity Interests in any of Holdings’ Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Disposition:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among Holdings and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Holdings to Holdings or to a Restricted Subsidiary of Holdings;

(4) the sale or lease of inventory, products or accounts receivable in the ordinary course of business;

(5) the licensing of intellectual property in the ordinary course of business (other than any perpetual licensing);

(6) any sale or other disposition of damaged, worn or obsolete assets;

(7) the sale or other disposition of cash or Cash Equivalents in the ordinary course of business;

(8) a Restricted Payment that does not violate Section 3.3 or a Permitted Investment;

(9) the surrender or waiver of litigation rights or settlement, release or surrender of tort or other litigation claims of any kind;

(10) any Permitted Restructuring in compliance with Section 4.2;

(11) the lapse of registered patents, trademarks and other intellectual property or the termination of license agreements related thereto to the extent not economically desirable in the conduct of the business and so long as such lapse is not materially adverse to the interests of the Holders; and

(12) an Asset Swap effected in compliance with Section 3.5.

“Asset Swap” means a concurrent purchase and sale or exchange of assets (other than assets constituting Collateral) used in a Permitted Business between Holdings or any of its Restricted Subsidiaries and another Person which would otherwise constitute an Asset Disposition; provided that any cash received must be applied in accordance with Section 3.5.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bank Lender” means the lenders or holders of Indebtedness issued under the ABL Credit Facility or any replacement thereof.

“Bank Lender Debt” means any (i) Indebtedness outstanding from time to time under the ABL Credit Facility, (ii) any Indebtedness which has a first-priority security interest in the ABL Collateral (subject to Permitted Liens) and (iii) all cash management Obligations and Hedging Obligations incurred with any Bank Lender or their affiliates.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (1) 85% of the net book value of Holdings’ and its Restricted Subsidiaries’ accounts receivable at such date and (2) 65% of the net book value of Holdings’ and its Restricted Subsidiaries’ inventories at such date. Net book value shall be determined in accordance with GAAP and shall be calculated using amounts reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Calculation Date” shall mean the date on which the event for which the calculation of the Fixed Charge Coverage Ratio shall occur.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalent” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the ABL Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, in each case, maturing within twelve months after the date of acquisition;

(6) money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940 and are rated AAA by S&P and AAA by Moody’s;

(7) money market funds, 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) instruments equivalent to those referred to in clauses (1) through (7) of this definition denominated in Euros or any other foreign currency used by Holdings or any of its Restricted Subsidiaries to the extent reasonably required in connection with any business conducted by Holdings or such Restricted Subsidiary and not for speculative purposes.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation, including any merger or consolidation involving an Affiliate of Holdings solely for the purpose of reincorporating Holdings or the Company in another jurisdiction to realize tax or other benefits, or in connection with a Permitted Restructuring in compliance with Section 4.2), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings or the Company and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Exchange Act or any successor provision) other than a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the consummation of any transaction (including, without limitation, any merger, consolidation or other business combination), the result of which is that any “person” or “group” (as defined above), other than the Principals, becomes the Beneficial Owner in a single transaction or a series of related transactions, directly or indirectly, of more than 50% of the Voting Stock of the Company or any direct or indirect parent of the Company, measured by voting power rather than number of shares.

“Change of Control Offer” has the meaning assigned to that term in Section 3.10(a).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes pursuant to the Collateral Documents.

“Collateral Account” means any segregated account under the sole control of the Collateral Agent that is free from all other Liens, and includes all cash and Cash Equivalents received by the Trustee or the Collateral Agent from or in connection with Asset Dispositions of First Priority Collateral, Recovery Events, foreclosures on or sales of First Priority Collateral, any issuance of Additional Notes or any other awards or proceeds pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from the First Priority Collateral received pursuant to the Collateral Documents, and interest earned thereon.

“Collateral Agent” means The Bank of New York Mellon Trust Company, National Association, acting in its capacity as collateral agent under the Collateral Documents, or any successor thereto.

“Collateral Documents” means the mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the Holders and the Trustee or notice of such pledge, assignment or grant is given.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) taxes paid and provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such taxes or provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles and amortization of costs (whether or not classified as interest expense, but in each case that has been deducted in computing Consolidated Net Income) but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) any fees, charges or expenses paid in connection with the Transactions within 180 days of the date of this Indenture that were deducted in computing Consolidated Net Income; plus

(5) any restructuring charges, integration costs and similar non-recurring charges that were deducted in computing Consolidated Net Income; provided, that the aggregate amount of such charges or costs may not exceed (a) $10.0 million in any twelve-month period and (b) $15.0 million in the aggregate; provided, further that the Company may carry over and utilize in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, the amount of such fees, charges or other expenses permitted to have been utilized but not utilized in any preceding twelve-month period; plus

(6) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by this Indenture (whether or not successful), and deducted in computing Consolidated Net Income; plus

(7) any Management Fees paid or accrued in such period that were deducted in computing Consolidated Net Income to the extent such Management Fees were otherwise permitted under Section 3.3; plus

(8) any extraordinary, non-recurring or unusual inventory write-downs that were deducted in computing Consolidated Net Income; plus

(9) the costs of compliance with federal, state and local securities laws, including the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, by such Person and its Restricted Subsidiaries will be excluded for 24 months following the Issue Date; plus

(10) any fees, charges or expenses paid in connection with the Exchange Offer that were deducted in computing Consolidated Net Income; plus

(11) any amounts attributable to the adoption of the LIFO method of calculating cost of goods sold; plus

(12) non-cash items that were deducted in computing Consolidated Net Income for such period; minus

(13) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. The calculation of Consolidated Cash Flow shall also exclude non-cash income or charges resulting from mark-to-market accounting under GAAP relating to Indebtedness denominated in foreign currencies and any unrealized net gains and losses resulting from Hedging Obligations.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss it will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, however, that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary in respect of such period, to the extent not already included therein;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to the directors, officers and employees of Holdings and its Restricted Subsidiaries will be excluded;

(5) any impairment charge or asset write-off under GAAP and the amortization of intangibles arising under GAAP will be excluded;

(6) any unrealized gains and losses with respect to Hedging Obligations for such period or from the marking to market of derivative securities or securities held in deferred compensation plan and any losses relating to the ineffectiveness of Hedging Obligations entered into in connection with the Indebtedness to be repaid in the Transactions will be excluded;

(7) any increase in cost of sales as a result of the step-up in inventory valuation and any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to any acquisition that is consummated after the date of this Indenture and adjustments related to purchase accounting in connection with an acquisition, including fair value measurements of acquired assets and liabilities in accordance with GAAP, net of taxes, will be excluded;

(8) any unrealized gains and losses related to fluctuations in currency exchange rates for such period will be excluded;

(9) any gains and losses from any early extinguishment of Indebtedness will be excluded;

(10) any gains and losses from any redemption or repurchase premiums paid with respect to the Notes will be excluded; and

(11) any deferred financing costs (including the amortization of any original issue discount) associated with the Transactions will be excluded.

“Consolidated Tangible Assets” means with respect to Holdings as of any date of determination, the aggregate of the assets of Holdings and its Restricted Subsidiaries less goodwill and all assets properly classified as intangible assets in accordance with GAAP, in each case, on a consolidated basis, after giving effect to purchase accounting and as of the most recent fiscal quarter ended for which internal financial statements are available.

“Debt Facility” or “Debt Facilities” means, with respect to the Company or any Guarantor, one or more debt facilities (including, without limitation, the ABL Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents or other holders or lenders and whether provided under the ABL Credit Facility or any other credit agreement or other agreement or indenture).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Notes” means certificated Notes.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 3.3. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Holdings that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Domestic Guarantor Subsidiary” means any Domestic Subsidiary of Holdings; provided that Holdings holds, directly or indirectly, at least 80% of the Capital Stock of such Domestic Subsidiary and such Domestic Subsidiary is not, directly or indirectly, owned by any Restricted Subsidiary of Holdings organized under the laws of any Non-U.S. Jurisdiction.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“EM Cayman” means Edgen Murray Cayman Corporation, a Cayman Islands exempted company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering or sale of Equity Interests (other than Disqualified Stock) of the Company, Holdings or any Parent (whether offered or sold independently or as part of an offering or sale of units), other than (1) public offerings with respect to the Company’s or any Parent’s common stock registered on Form S-8 and (2) issuances to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Exchange Offer” means the issuance of exchange notes and exchange guarantees in exchange for the Notes and the Note Guarantees pursuant to the Registration Rights Agreement.

“Excluded Contribution” means the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, received by Holdings since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Holdings (other than Disqualified Stock) or a Parent or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Holdings or a

Parent that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Holdings), designated within 30 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers’ Certificate, the cash proceeds of which are excluded from the calculation set forth in Section 3.3(a)(3)(B).

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Excluded Property” means the items excluded from the Collateral, including, without limitation:

(1) any Capital Stock and other securities of a Subsidiary to the extent that the pledge of such Capital Stock and other securities results in Holdings being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary not to be subject to such requirement, as described in more detail below;

(2) any Capital Stock of any first-tier Foreign Subsidiaries directly owned by Holdings, the Company or any Guarantor in excess of 65% of the Voting Stock of such first-tier Foreign Subsidiaries and any Capital Stock of any Foreign Subsidiaries other than first-tier Foreign Subsidiaries;

(3) any assets of Foreign Subsidiaries;

(4) any assets held by any Unrestricted Subsidiaries;

(5) assets securing purchase money obligations or Capital Lease Obligations permitted to be incurred under this Indenture, solely to the extent the documentation relating thereto prohibits such assets from being Collateral and no Lien on those assets secures any other Indebtedness of Holdings, the Company or any of the Restricted Subsidiaries other than such purchase money obligations or Capital Lease Obligations;

(6) all interests in real property other than fee interests;

(7) any property to the extent that such grant of a security interest is prohibited by any requirement of law of a governmental authority, requires a consent not obtained of any governmental authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than Holdings and its Subsidiaries to terminate (or materially modify) or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any investment property, pledged stock or pledged note, any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under applicable law;

(8) any trucks, service vehicles, automobiles, rolling stock or other registered mobile equipment or equipment covered by certificates of title or ownership of Holdings, the Company or any Restricted Subsidiary;

(9) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments;

(10) any property that the Collateral Agent shall determine in its sole discretion in which the cost (including adverse tax consequences) of obtaining a security interest would be excessive in relation to the value of the security to be afforded thereby; and

(11) certain other items agreed by the parties and as more fully set forth in the Collateral Documents.

In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, modified or interpreted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of Holdings due to the fact that such Subsidiary’s Capital Stock or other securities secures the Notes, then the Capital Stock or other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to release the security interests in favor of the Collateral Agent on the shares of Capital Stock or other securities that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, modified or interpreted, which would permit) such Subsidiary’s Capital Stock or other securities to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock or other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement.

“Existing Indebtedness” means indebtedness of the Company and its Subsidiaries (other than Indebtedness under the ABL Credit Facility or the Notes) in existence on the date of this Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, and, in the case of any transaction involving aggregate consideration in excess of $10.0 million, as determined in good faith by the Board of Directors of Holdings (unless otherwise provided in this Indenture).

“First Priority Collateral” means (A) prior to the termination of the ABL Credit Facility and repayment of all Bank Lender Debt, the portion of the Collateral as to which the Notes have a first-priority Lien (which excludes Excluded Property, ABL Collateral and Foreign Collateral),

(B) after the termination of the ABL Credit Facility and repayment of all Bank Lender Debt (until any replacement thereof), the assets listed in clause (A) above and the ABL Collateral and (C) exclusively in the event of a refinancing or replacement of the ABL Credit Facility with one or more Debt Facilities that permits sharing on a pro rata basis of a first priority security interest in all the ABL Collateral (other than Foreign Collateral) and the First Priority Collateral with the Obligations under the Notes, the Note Guarantees and this Indenture, a collective reference to the assets listed in clause (A) and the ABL Collateral (other than Foreign Collateral).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the Calculation Date, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (as determined in good faith by the chief financial officer of the Company) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (but excluding amortization of deferred financing costs and original issue discount and any redemption or repurchase premiums paid with respect to the Notes); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; less

(5) the consolidated interest income of such Person and its Restricted Subsidiaries.

“Foreign Collateral” means the assets of Holdings’ Foreign Subsidiaries securing obligations under the Canadian sub-facility or any other sub-facility for the benefit of a Foreign Subsidiary borrower under the ABL Credit Facility or any other Debt Facility incurred pursuant to clause (1) of the definition of “Permitted Debt.”

“Foreign Subsidiary” means any Restricted Subsidiary of Holdings that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as of the date of this Indenture. Except as otherwise expressly provided in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in accordance with GAAP. At any time after the Issue Date, Holdings may elect to apply International Financial Reporting Standards (“IFRS”) to the extent the SEC accepts the application of such standard for a U.S. domestic issuer; provided that, in connection with any such election, Holdings shall restate its financial statements on the basis of IFRS for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of IFRS. Holdings shall promptly give notice of any such election to the Trustee and the Holders.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means:

(1) Holdings;

(2) each Domestic Guarantor Subsidiary of the Company on the date of this Indenture; and

(3) any other Restricted Subsidiary of the Company that executes a supplemental indenture and/or a Note Guarantee in accordance with the provisions of this Indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligation” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, in each case, designed to manage interest rates or interest rate risk;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a person in whose name a Note is registered.

“Holdings” means Edgen Murray II, L.P., a Delaware limited partnership.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered an Immaterial Subsidiary if it, as of any date, together with all other Immaterial Subsidiaries, has net assets as of such date in excess of $500,000 or has total revenues for the most recent 12-month period in excess of $500,000; provided further that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Indebtedness” means, with respect to any specified Person, any indebtedness (including principal and premium) of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services (other than trade payables arising in the ordinary course of business) due more than 180 days after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Intercreditor Agreement” means the Intercreditor Agreement to be entered into among the Company, the Guarantor, the Collateral Agent, on behalf of itself, the Holders, and the administrative agent and collateral agent(s) under the ABL Credit Facility, in each case on behalf of itself and the lenders thereunder, as the same may be amended, supplemented or otherwise modified from time to time.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case, made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Holdings’ Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 3.3. The acquisition by Holdings or any Subsidiary of Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment by Holdings or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 3.3. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade Rating” means a rating equal to or higher that Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, or an equivalent rating by any other rating agency.

“Issue Date” means the date on which the Notes are initially issued.

“JCP Funds” means Jefferies Capital Partners IV L.P., a Delaware limited partnership, JCP Partners IV LLC, a Delaware limited liability company, and Jefferies Employee Partners IV LLC, a Delaware limited liability company.

“Jefferies Entities” means, collectively, (i) the JCP Funds and (ii) the general partner or managing member of any JCP Fund (a “JCP Partner”) and any Person that is an Affiliate of any of the JCP Funds or any JCP Partner (including Jefferies Capital Partners IV LLC, the manager of the JCP Funds), but excluding any portfolio companies of any Person listed in clause (i) or (ii).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management Agreement” means that certain management agreement, dated as of February 1, 2005, between Edgen Murray Corporation and Jefferies Capital Partners, as in effect on the Issue Date.

“Management Fees” means fees and out-of-pocket expenses payable under the Management Agreement (as in effect on the Issue Date) to the Principals provided that the aggregate amount of any fees (exclusive of any expense reimbursement or payments under indemnification obligations) paid during any twelve month period shall not exceed $750,000.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Award” means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any First Priority Collateral deposited in the Collateral Account pursuant to the Collateral Documents.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Disposition; (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; or (c) discontinued operations; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any First Priority Collateral deposited in the Collateral Account pursuant to the Collateral Documents.

“Net Payment” means the amount that New Holding Company or its paying agent pays any Holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by the Non- U.S. Jurisdiction in which New Holding Company has been organized or any political subdivision or taxing authority thereof or therein.

“Net Proceeds” means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Disposition (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Disposition), net of the direct costs relating to such Asset Disposition, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Disposition, taxes paid or payable as a result of the Asset Disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Proceeds Letter of Credit” means, as applicable, any letter of credit issued to the Trustee for the benefit of the holders of the Notes with respect to, and in a principal amount that is at least equal to, (i) any net cash proceeds from the issuance of any Additional Notes, (ii) any Net Award, (iii) any Net Insurance Proceeds, or (iv) any Net Proceeds from Recovery Events or Asset Dispositions of Collateral, in each case, in excess of the applicable threshold, if any.

“New Holding Company” has the meaning ascribed to it in the definition of Permitted Restructuring.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any of its Restricted Subsidiaries.

“Non-U.S. Jurisdiction” means any jurisdiction that is not the United States, any state of the United States or the District of Columbia.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Note (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Note Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under, the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated December 16, 2009, relating to the offering by the Company of $465.0 million of the 12 1/4% Senior Secured Notes due 2015.

“Officer” means any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, any Vice President, the Treasurer, the Secretary or the Controller of a Person.

“Officers’ Certificate” means a certificate signed by two or more Officers of a Person; provided, however, that an Officers’ Certificate given pursuant to this Indenture shall be signed by any one of the principal executive officer, principal financial officer or principal accounting officer of such Person.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.5 hereof. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means any direct or indirect parent company of Holdings.

“Pari Passu Lien Indebtedness” means any Additional Notes and any other Indebtedness that has a stated maturity date that is equal to or longer than the Notes and has a pari passu Lien on the First Priority Collateral with the Notes.

“Permitted Business” means any business conducted by Holdings and its Restricted Subsidiaries on the date of this Indenture and any business reasonably related, ancillary or complimentary to, or reasonable extensions of, the business of Holdings or any of its Restricted Subsidiaries on the date of this Indenture.

“Permitted Investments” means:

(1) any Investment in Holdings or in a Restricted Subsidiary of Holdings, including any Investment in connection with the incurrence of Indebtedness in compliance with clause (6) of the definition of Permitted Debt;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Holdings; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 3.5 or any disposition of assets and rights not constituting an Asset Disposition;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (in the case of Holdings or any Restricted Subsidiary, other than Disqualified Stock) of Parent, Holdings or any Restricted Subsidiary; provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 3.3(a)(3)(B);

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdings or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations permitted under Section 3.2(b)(8);

(8) loans or advances to directors, officers and employees of Holdings and its Restricted Subsidiaries (a) made in the ordinary course of business of Holdings or any Restricted Subsidiary of Holdings in an aggregate principal amount not to exceed $5.0 million at any one time outstanding or (b) to finance the purchase by such person of Capital Stock of Holdings or any of its Restricted Subsidiaries; provided that the aggregate amount of loans or advances made pursuant to clause (b) shall not exceed $1.0 million in any twelve-month period;

(9) (i) accounts, chattel paper and notes receivable owing to Holdings or any Restricted Subsidiary and advances to suppliers, if created, acquired or made in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, (iii) lease, utility and similar deposits and deposits with suppliers in the ordinary course of business, (iv) extensions of trade credit in the ordinary course of business and (v) deposits set forth in clauses (5) and (21) of the definition of Permitted Liens and deposits made in the ordinary course to secure operating leases;

(10) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(11) guarantees otherwise permitted by the terms of this Indenture, including guarantees of Indebtedness, performance guarantees and guarantees of operating leases or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(12) Investments existing on the date of this Indenture or made pursuant to binding commitments in effect on the date of this Indenture;

(13) any Investment in a Permitted Business or in assets used or useful in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed $20.0 million; and

(14) other Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed the greater of (a) $35.0 million and (b) 7.5% of the Consolidated Tangible Assets.

The amount of Investments outstanding at any time pursuant to clause (14) above shall be reduced by (A) the net reduction after the date of this Indenture in Investments made after the date of this Indenture pursuant such clause relating from dividends, repayments of loans or advances or other transfers of property, net cash proceeds realized on the sale of any such Investments and net cash proceeds representing the return of the capital, in each case to the Company or any Restricted Subsidiary in respect of any such Investment, less the cost of the disposition of any such Investment (provided that, in each case, the amount of any such net cash proceeds that are applied to reduce the amount of Investments outstanding at any time pursuant to clause (14) above will be excluded from clause (3)(c) or (3)(e), as applicable, of Section 3.3(a)), and (B) the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary that was designated after the date of this Indenture as an Unrestricted Subsidiary pursuant to clause (14) at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that, in each case, the amount applied to reduce the amount of Investments outstanding at any time pursuant to clause (14) above will be excluded from clause (3)(d) of Section 3.3(a)); provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made by the Company or any Restricted Subsidiary pursuant to clause (14).

“Permitted Liens” means:

(1) Liens securing Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Debt” and Additional Obligations; provided, however, that (A) any Liens on the First Priority Collateral granted pursuant to this clause (1) must be junior in priority to the Liens on such Collateral granted in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes pursuant to the Collateral Documents and the terms of such junior interest may be no more favorable to the beneficiaries thereof than the terms contained in the Intercreditor Agreement as in effect from time to time and (B) no other Liens (other than Liens on Foreign Collateral) may be granted pursuant to this clause (1) unless the Notes are secured by a second-priority Lien that is junior in priority to the Liens on such Collateral securing such Indebtedness but senior in priority to any other Liens granted on such Collateral (other than Permitted Liens); provided further, that the preceding proviso shall not be given effect in the event the ABL Credit Facility is refinanced or replaced in full with one or more Debt Facilities that permit sharing on a pro rata basis first priority security interest in all the ABL Collateral (other than Foreign Collateral) and First Priority Collateral with the Obligations under the Notes, the Note Guarantees and this Indenture;

(2) Liens in favor of Holdings, the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of, and were not incurred in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations or Indebtedness in respect of letters of credit, performance bonds, surety bonds or like obligations in respect of performance guarantees or similar commitments of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of this Indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) (i) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not, individually or in the aggregate, materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, and (ii) with respect to any real estate located in Canada, the qualifications, limitations, reservations and provisos contained in the original grant from the Crown, as varied by statutes;

(11) Liens securing the Notes and the related Note Guarantees issued on the date of this Indenture (and exchange Notes and exchange Guarantees in respect thereof);

(12) Liens arising by reward of any judgment, decree or order of any court but not giving rise to an Event of Default;

(13) Liens upon specific items of inventory or other goods and proceeds of Holdings or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens securing Hedging Obligations incurred pursuant to clause (8) of the definition of “Permitted Debt,” so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(15) Liens on the assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted to be incurred under this Indenture;

(16) any provision for the retention of title to an asset by the vendor or transferor of such asset (including any lessor) which asset is acquired by Holdings or any Restricted Subsidiary of Holdings in a transaction entered into in the ordinary course of business of Holdings or such Restricted Subsidiary;

(17) any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (3), (4), (6) or (7) of the definition of “Permitted Liens;” provided that (A) any such extension, renewal or replacement is no more restrictive in any material respect that the Lien so extended, renewed or replaced and does not extend to any additional property or assets and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount of the Indebtedness described under such clauses (3), (4), (6) or (7) at the time the original Lien became a Permitted Lien under this Indenture;

(18) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of Holdings or any of its Restricted Subsidiaries or (y) secure any Indebtedness;

(19) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(20) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(21) Liens securing reimbursement obligations with respect to letters of credit, bankers’ acceptances or other sureties issued in the ordinary course of business or pledges and deposits in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other similar reimbursement-type obligations; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed and extinguished within 30 days following such drawing;

(22) Liens securing obligations in respect of trade related letters of credit and covering goods (or the documents of title in respect thereof) financed by such letters of credit and the proceeds and products thereof;

(23) Liens in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods;

(24) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(25) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into in the ordinary course of business; and

(26) Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed $40.0 million at any one time outstanding.

“Permitted Payments” means, without duplication as to amounts:

(1) payments to any Parent to permit any Parent to pay reasonable accounting, legal and administrative expenses and general corporate operating and overhead costs and expenses of any Parent when due, the extent such expenses are attributable to the ownership and operation of Holdings, the Company and Holdings’ Subsidiaries; and

(2) payments by Holdings to any Parent or any holders of Equity Interests of Holdings in respect of income of Holdings and its Subsidiaries required to be included in income by any holder of Equity Interests in Holdings (“Tax Payments”); provided that the Tax Payments shall not exceed the amount of tax holders of Equity Interests of Holdings would owe assuming all such Holders are citizens of the United States subject to the highest marginal rate of tax imposed on an individual who is not a married individual and is resident in New York, NY, taking into account any carry-overs and carry-backs of tax attributes (such as net operating losses) that are available to such holders and are attributable to Holdings; provided, further, that any Tax Payments received by any Parent from Holdings shall be paid over to the appropriate taxing authority within 120 days of that Parent’s receipt of such Tax Payments or shall be refunded to Holdings and that no Tax Payments shall be made to an Equity Holder, other than to a Parent that is treated as a corporation for U.S. federal income tax purposes following a Permitted Restructuring where Holdings is treated as a corporation for U.S. income tax purposes for taxes of Parent determined on a consolidated, combined, unitary or other group basis that includes Holdings; provided, however, that in no event shall the amounts distributed to Parent pursuant to this provision exceed the lesser of (A) the amount of income tax that would be owed by Holdings, computed as if Holdings was the parent of a consolidated, combined, unitary or other group that included only Holdings and its subsidiaries and (B) the amount of actual consolidated, combined, or unitary income tax owed by Parent; and

(3) payments to any Parent to permit that Parent to pay the professional fees and expenses of any unsuccessful equity or debt offerings by that Parent or to permit a Parent to pay the professional fees and expenses associated with the restructuring of its equity ownership or employee based equity incentive or equity compensation programs.

“Permitted Refinancing Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or a Note Guarantee, as applicable, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes or the Note Guarantees, as applicable, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Restructuring” means either or both of the following:

(1) a series of related transactions as a result of which (i) (A) a newly formed entity becomes the direct, or, through one or more intermediate wholly-owned Subsidiaries (which may, but need not, be Holdings), indirect holder of all of the Equity Interests then owned by Holdings of all of the then Subsidiaries of Holdings or (B) an existing direct Subsidiary of Holdings becomes the direct, or, through one or more intermediate wholly-owned Subsidiaries, indirect holder of all of the Equity Interests then owned by Holdings of all of the then Subsidiaries of Holdings (other than such direct Subsidiary) (such newly formed entity or such direct Subsidiary, the “New Holding Company”) and (ii) (A) if Holdings is not a direct or indirect wholly-owned Subsidiary of New Holding Company, all of the assets and property of Holdings is transferred to or otherwise becomes owned by New Holding Company or one of its wholly-owned Subsidiaries (and which may, among other methods, be effected by a transfer by Holdings of some or all of its property to its partners and a contribution by such partners of such property (other than the Equity Interests in New Holding Company) to New Holding Company) or (B) if Holdings is a direct or indirect wholly-owned Subsidiary of New Holding Company, Holdings may merge or consolidate with or liquidate into New Holding Company; and

(2) a series of related transactions as a result of which (i) a newly formed wholly-owned Restricted Subsidiary of Holdings (“UK Newco”) becomes the direct parent of all of the Equity Interests of EM Cayman, and concurrently therewith Holdings grants a first priority Lien, subject to Permitted Liens, of 65% of the Voting Stock of UK Newco and the pledge of the Capital Stock of EM Cayman by Holdings hereunder is released and (ii) following the transactions described above in clause (i), EM Cayman may liquidate, merge or consolidate with UK Newco.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principals” means the collective reference to (i) the Jefferies Entities, (ii) officers, directors and employees of Holdings, the Company and the Subsidiaries, and (iii) the limited partners of Holdings existing on the Issue Date and their Affiliates.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Recovery Event” means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds being deposited into the Collateral Account pursuant to the Collateral Documents.

“Redemption Date” means, with respect to any redemption of Notes, the date of redemption with respect thereto.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes, among the Company, the Guarantor and the initial purchasers (as defined therein), to be dated the Issue Date, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Company and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S under the Securities Act.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.1(d).

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1) or (d)(2), as applicable, and, in the case of the Temporary Regulation S Global Note, the additional legend set forth in Section 2.1(d)(2).

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Debt” means:

(1) all Indebtedness of the Company or any Guarantor outstanding under the ABL Credit Facility (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Company or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the date of this indenture or thereafter created or incurred) and all obligations of the Company or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Bank Lender or any Affiliate of such Bank Lender (or any Person that was a Bank Lender or an Affiliate of such Bank Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into);

(3) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinate in right of payment to the Notes or any Note Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

provided, that Senior Debt will not include:

(i) any liability for federal, state, local or other taxes owed or owing by such Person;

(ii) any obligation of a third party to Holdings or any of its Subsidiaries;

(iii) any intercompany Indebtedness of Holdings or any of its Subsidiaries to Holdings or any of its Affiliates;

(iv) any trade payables;

(v) any management fees or other fees paid or payable to Principals or any of their respective Affiliates;

(vi) the portion of any Indebtedness that is incurred in violation of this Indenture;

(vii) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code; or

(viii) any Indebtedness or other Obligation of a Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person.

“Senior Management” means the Chief Executive Officer and the Chief Financial Officer of Holdings.

“Senior Secured Debt” means any Senior Debt of the Company or any Guarantor that is secured by a Lien.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Special Interest” means all special interest then owing pursuant to the Registration Rights Agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as in effect on the date of this Indenture.

“Transactions” means the issuance of the Notes and the use of the proceeds of such issuance, together with borrowings under the ABL Credit Facility and cash on hand, to repay all Indebtedness under that certain First Lien Credit Agreement dated as of May 11, 2007 among Holdings, the Company, Edgen Murray Cayman Corporation, Lehman Commercial Paper, Inc., as Syndication Agent, Administrative Agent and UK Security Agent, and various lenders and that certain Second Lien Credit Agreement dated as of May 11, 2007 among Holdings, the Company, Lehman Commercial Paper, Inc., as Syndication Agent and Administrative Agent, and various lenders and terminate such credit facilities, and the payment of related fees and expenses.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2013; provided, however, that if the period from the redemption date to January 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means any Subsidiary of an Unrestricted Subsidiary and any Subsidiary of Holdings that is designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 3.8, is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings;

(3) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

SECTION 1.2. Other Definitions.

Term	Defined in Section
“Additional Amounts”	3.1(b)

“Additional Restricted Notes”	2.1(b)

“Affiliate Transaction”	3.8(a)

“Agent Members”	2.1(e)(iii)

“Asset Disposition Offer Amount”	3.5(c)

“Asset Disposition Offer Period”	3.5(c)

“Asset Disposition Offer”	3.5(b)

“Asset Disposition Purchase Date”	3.5(c)

“Authenticating Agent”	2.2

“Automatic Exchange”	2.6(e)

“Automatic Exchange Date”	2.6(e)

“Automatic Exchange Notice”	2.6(e)

“Automatic Exchange Notice Date”	2.6(e)

“Change of Control Payment”	3.10(a)

“Change of Control Payment Date”	3.10(a)

“Clearstream”	2.1(b)

Term	Defined in Section
“Collateral Disposition Offer”	3.5(a)

“Company Order”	2.2

“Covenant Defeasance”	8.3

“Defaulted Interest”	2.14

“Euroclear”	2.1(b)

“Event of Default”	6.1

“Excess Collateral Proceeds”	3.5(a)

“Excess Proceeds”	3.5(b)

“Exchange Global Note”	2.1(b)

“Global Notes”	2.1(b)

“Guaranteed Obligations”	10.1

“incur”	3.2(a)

“Institutional Accredited Investor Global Notes”	2.1(b)

“Institutional Accredited Investor Note”	2.1(b)

“Legal Defeasance”	8.2

“Legal Holiday”	13.8

“Notes Register”	2.3

“Pari Passu Indebtedness”	3.5

“Paying Agent”	2.3

“Payment Default”	6.1(5)

“Permanent Regulation S Global Note”	2.1(b)

“Permitted Debt”	3.2(b)

“Premises”	11.5

Term	Defined in Section
“protected purchaser”	2.10

“Registrar”	2.3

“Regulation S Global Note”	2.1(b)

“Regulation S Notes”	2.1(b)

“Resale Restriction Termination Date”	2.6(b)

“Restricted Global Note”	2.6(e)

“Restricted Payment”	3.3(a)

“Restricted Period”	2.1(b)

“Reversion Date”	3.22

“Rule 144A Global Note”	2.1(b)

“Rule 144A Notes”	2.1(b)

“Special Interest Payment Date”	2.14(a)

“Special Record Date”	2.14(a)

“Successor Company”	4.1(a)

“Successor Guarantor”	4.1(b)

“Suspended Covenants”	3.22

“Suspension Date”	3.22

“Suspension Period”	3.22

“Temporary Regulation S Global Note”	2.1(b)

“Unrestricted Global Note”	2.6(e)

SECTION 1.3. Incorporation by Reference of Trust Indenture Act. This Indenture shall be subject to the provisions of the TIA that are required to be part of this Indenture and shall, to the extent applicable, be governed by such provisions. At all times after the effectiveness of a registration statement under the Registration Rights Agreement, this

Indenture will be subject to the mandatory provisions of the TIA which are incorporated by reference in and made a part of this Indenture effective upon the effectiveness of any such registration statement. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.4. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(7) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(8) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America; and

(9) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE II

THE NOTES

SECTION 2.1. Form, Dating and Terms.

(a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $465,000,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein) and Exchange Notes. Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.10, 2.12, 5.6 or 9.5, in connection with a Collateral Disposition Offer or Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.10.

Notwithstanding anything to the contrary contained herein, the Company may not issue any Additional Notes, unless:

(1) Immediately after giving effect to such issuance, no Default or Event of Default shall have occurred and be continuing;

(2) Prior to and immediately after giving effect to such issuance, the Company is in compliance with the covenants contained in this Indenture;

(3) to the extent not used to refinance Senior Secured Debt, the net cash proceeds from any such issuance of Additional Notes shall be invested in Additional Assets, which Additional Assets, to the extent constituting First Priority Collateral, are thereupon with their acquisition added to the First Priority Collateral securing the Notes; and

(4) pending such investment, any such net cash proceeds in an aggregate amount in excess of $5.0 million shall be deposited into the Collateral Account or become the subject of a Net Proceeds Letter of Credit promptly upon the receipt of such net cash proceeds; provided, further that if the proceeds of the Additional Notes are invested in Additional Assets described in clause (ii) or (iii) of the definition thereof, at least a majority of such assets which would constitute First Priority Collateral of the applicable Restricted Subsidiary (on a book value basis) become First Priority Collateral upon acquisition thereof.

The Initial Notes shall be known and designated as “12 1/4% Senior Secured Notes due 2015” of the Company. Any Additional Notes and Exchange Notes shall be known and designated as “12 1/4% Senior Secured Notes due 2015” of the Company.

With respect to any Additional Notes, the Company shall set forth in (i) an Officers’ Certificate or (ii) one or more indentures supplemental hereto, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(2) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officers’ Certificate required by Section 13.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes, the Additional Notes and the Exchange Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes, the Additional Notes or the Exchange Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

The terms of any Additional Notes shall be established by action taken pursuant to Board Resolutions of the Company and a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

(b) The Initial Notes are being offered and sold by the Company pursuant to a Purchase Agreement, dated December 16, 2009, among the Company, Holdings, J.P. Morgan Securities Inc. and the other initial purchasers named therein. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and IAIs in accordance with Rule 501 of the Securities Act, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America in reliance on Regulation S (the “Regulation S Notes”) shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”), without interest coupons. Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent global Note, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”) within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Section 2.7. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Temporary Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Rule 144A Global Note or an Institutional Accredited Investor Global Note in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Restricted Notes resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Exchange Notes exchanged for interests in the Rule 144A Notes, the Regulation S Notes and the Institutional Accredited Investor Notes will be issued in the form of a permanent global Note, substantially in the form of Exhibit B, which is hereby incorporated by reference and made a part of this Indenture, deposited with the Trustee as hereinafter provided, including the appropriate legend set forth in Section 2.1(d) (the “Exchange Global Note”). The Exchange Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Exchange Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.

The Rule 144A Global Note, the Regulation S Global Note, the Institutional Accredited Investor Global Note and the Exchange Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent or Registrar designated by the Company in the Borough of Manhattan, The City of New York, or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Company, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register (as defined in Section 2.3) or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and Exhibit B and in Section 2.1(d). The Company shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A and Exhibit B are part of the terms of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d) Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) an Initial Note or an Additional Note issued as a Restricted Note is exchanged for an Exchange Note in connection with an effective registration statement, in each case pursuant to the Registration Rights Agreement or a similar agreement:

(1) each Rule 144A Global Note and Institutional Accredited Investor Global Note shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A TRANSACTION INVOLVING A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR

TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION AND HOLDING OF THIS SECURITY THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF ANY EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON- UNITED STATES OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (II) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NONEXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(2) each Regulation S Global Note shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE

ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A TRANSACTION INVOLVING A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT. BY ITS ACQUISITION AND HOLDING OF THIS SECURITY THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF ANY EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON- UNITED STATES OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (II) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

The Temporary Regulation S Global Note shall bear the following additional legend on the face thereof:

THIS NOTE IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

(3) Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(e) Book-Entry Provisions. (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(ii) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and (z) bear legends as set forth in Section 2.1(d). Transfers of a Global Note (but not a beneficial interest therein)

will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except as set forth in Section 2.1(e)(v) and 2.1(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(iii) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iv) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(v) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(vi) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(vii) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f) Definitive Notes. (i)Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 120 days of such notice or, (B) the Company in its sole discretion executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC. In the event of the occurrence of any of the events specified in the preceding sentence or in clause (A), (B) or (C) of the second preceding sentence, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes.

(ii) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e)(iv) or (v) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

(iii) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled certificated Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(iv) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(v) Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

SECTION 2.2. Execution and Authentication. One Officer shall sign the Notes for the Company by manual or facsimile signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $465,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, (3) Exchange Notes for issue only in an exchange offer pursuant to the Registration Rights Agreement or upon resale under an effective Shelf Registration Statement, and only in exchange for Initial Notes or Additional Notes of an equal principal amount and (4) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of the Company signed by two Officers of the Company (the “Company Order”). Such Company Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Company or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, as applicable, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3. Registrar and Paying Agent. The Company shall maintain in the Borough of Manhattan, The City of New York, New York an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Company may act as Paying Agent, Registrar or transfer agent.

The Company initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Company may remove any Registrar or Paying Agent without prior notice to the Holders of the Notes, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

SECTION 2.4. Paying Agent to Hold Money in Trust. By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Company or other obligors on the Notes), shall notify the Trustee in writing of any default by the Company or any Guarantor in making any such payment and shall during the continuance of any default by the Company (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying

Agent for payment in respect of the Notes together with a full accounting thereof. If the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Company, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Company shall otherwise comply with TIA § 312(a).

SECTION 2.6. Transfer and Exchange.

(a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b) Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is one year after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Notes or the relevant beneficial interest therein (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(i) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC.

(ii) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and, if requested by the Company, the delivery of an opinion of counsel, certification and/or other information satisfactory to it; and

(iii) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and, if requested by the Company, the delivery of an opinion of counsel, certification and/or other information satisfactory to it.

(c) Transfers of Regulations S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(i) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and, if requested by the Company or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; and

(iii) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and, if requested by the Company, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to the Company.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.8, Section 2.9 or any additional certification.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (i) Initial Notes are being exchanged for Exchange Notes in an exchange offer pursuant to the Registration Rights Agreement, in which case the Exchange Notes shall not bear a Restricted Notes Legend, (ii) an Initial Note is being transferred pursuant to the Shelf Registration Statement or other effective registration statement, (iii) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (iv) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e) Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend. Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) shall be exchanged for beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (A) with respect to the Notes issued on the Issue Date, the Issue Date or (B) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Company may pursuant to the Applicable Procedures (i) provide written notice to DTC at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to direct the Notes Custodian to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Company shall have previously otherwise made eligible for exchange with the DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least 15 calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and the (z) “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Company, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged. At the Company’s request on no less than five (5) calendar days’ notice prior to the Automatic Exchange Notice Date (or such later date as the

Trustee may agree), the Trustee shall deliver, in the Company’s name and at its expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders. Notwithstanding anything to the contrary in this Section 2.06(e), during the fifteen (15) day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.06(e) shall be permitted without the prior written consent of the Company. As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to rely upon, an Officers’ Certificate in form reasonably acceptable to the Trustee to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Notes Custodian to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.06(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Notes Custodian to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

(f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.10, 2.12, 3.5, 3.10, 5.6 or 9.5).

(iii) The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

(iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibits A and B) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

(vi) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee. (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.7. Form of Certificate to be Delivered upon Termination of Restricted Period.

[Date]

Edgen Murray Corporation

c/o The Bank of New York Mellon Trust Company, National Association

101 Barclay Street, 8W

New York, NY 10286

Attention: Corporate Trust Administration

Telecopy: 904-645-1921

Re:	Edgen Murray Corporation (the “Company”)
12 1/4% Senior Secured Notes due 2015 (the “Notes”)

Ladies and Gentlemen:

This letter relates to Notes represented by a temporary global note (the “Temporary Regulation S Global Note”). Pursuant to Section 2.1 of the Indenture dated as of December 23, 2009 relating to the Notes (the “Indenture”), we hereby certify that the persons who are the beneficial owners of $[        ] principal amount of Notes represented by the Temporary Regulation S Global Note are persons outside the United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended. Accordingly, you are hereby requested to issue a Permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Temporary Regulation S Global Note, all in the manner provided by the Indenture. We certify that we [are][are not] an Affiliate of the Company.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

SECTION 2.8. Form of Certificate to be Delivered in Connection with Transfers to Institutional Accredited Investors.

[Date]

Edgen Murray Corporation

c/o The Bank of New York Mellon Trust Company, National Association

101 Barclay Street, 8W

New York, NY 10286

Attention: Corporate Trust Administration

Telecopy: 904-645-1921

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[        ] principal amount of the 12 1/4% Senior Secured Notes due 2015 (the “Notes”) of Edgen Murray Corporation (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

3. We [are][are not] an Affiliate of the Company.

TRANSFEREE:

BY:

SECTION 2.9. Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

Edgen Murray Corporation

c/o The Bank of New York Mellon Trust Company, National Association

101 Barclay Street, 8W

New York, NY 10286

Attention: Corporate Trust Administration

Telecopy: 904-645-1921

Re:	Edgen Murray Corporation
12 1/4% Senior Secured Notes due 2015 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[        ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Company and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Company.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

SECTION 2.10. Mutilated, Destroyed, Lost or Stolen Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company or Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code

(a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee or the Company shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company or the Trustee in connection therewith. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Company, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute, and upon receipt of a Company Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.10, the Company may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.10, every new Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.11. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding in the event the Company or a Subsidiary of the Company holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.10 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.10.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.12. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.13. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures including delivery of a certificate describing such Notes disposed (subject to the record retention requirements of the Exchange Act) or deliver canceled Notes to the Company pursuant to written direction by one Officer of the Company. If the Company or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.13. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.14. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 25 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Company shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.2, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange.

Subject to the foregoing provisions of this Section 2.14, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.15. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.16. CUSIP, Common Code and ISIN Numbers. The Company in issuing the Notes may use “CUSIP”, “Common Code” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP”, “Common Code” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code and ISIN numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code and ISIN numbers.

ARTICLE III

COVENANTS

SECTION 3.1. Payment of Notes; Payment of Additional Amounts.

(a) The Company will pay or cause to be paid the principal of, premium, if any, and interest and Special Interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Special Interest, if any will be considered paid on the date due if the Paying Agent, if other than Holdings, the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Company will pay all Special Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

(b) In the event that, following a Permitted Restructuring pursuant to which New Holding Company is formed under the laws of a Non-U.S. Jurisdiction, New Holding Company is required by law to deduct or withhold from payments made to investors under its Note

Guarantee an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by such Non-U.S. Jurisdiction or any political subdivision or taxing authority thereof or therein,

(1) New Holding Company shall pay to holders of the Notes such additional amounts (“Additional Amounts”) as may be necessary so that every Net Payment of interest (including any premium paid upon redemption of the Notes) or principal to the holders of Notes shall not be less than the amount provided for in the Notes; and

(2) New Holding Company shall provide the trustee with documentation satisfactory to the trustee evidencing the payment of taxes, duties, assessments or charges in respect of which it has paid any Additional Amounts; upon request, New Holding Company will make copies of such documentation available to the holders of the Notes or the relevant paying agent.

Any and all references in this Indenture or the Notes to principal, premium, interest or any other amount payable in respect of the Notes by New Holding Company (including in the case of any redemption described under Section 5.7) will be deemed also to refer to, and include, any Additional Amounts that may be payable with respect to that amount under this Section 3.1(b).

SECTION 3.2. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Holdings may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Company and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or Preferred Stock, if the Fixed Charge Coverage Ratio for Holdings’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the proceeds thereof applied at the beginning of such four-quarter period.

(b) The provisions of Section 3.2(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Holdings and any Restricted Subsidiaries of additional Indebtedness and letters of credit under Debt Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Holdings and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $190.0 million less the aggregate amount of all Net Proceeds of Asset Dispositions applied by the Company or any of its Restricted Subsidiaries since the date of this Indenture to permanently repay any Indebtedness under a Debt Facility (and, in the case of any revolving credit Indebtedness, to effect a corresponding permanent commitment reduction thereunder) and (b) the Borrowing Base;

(2) the incurrence by Holdings, the Company and the Guarantor of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(3) the incurrence by Holdings and its Restricted Subsidiaries of the Existing Indebtedness;

(4) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred within 360 days of the acquisition or completion of construction or installation for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Holdings or any of its Restricted Subsidiaries, or Attributable Debt relating to a sale and leaseback transaction, in an aggregate principal amount not to exceed $35.0 million at any time outstanding;

(5) the incurrence by Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under paragraph (a) of this Section 3.2 or clauses (2), (3), (5), (15) or (16) of this Section 3.2(b);

(6) the incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holdings, the Company and any of the Restricted Subsidiaries; provided, however, that:

(a) if Holdings, the Company or any Guarantor is the obligor on such Indebtedness and the payee is not Holdings, the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of Holdings or a Guarantor (provided that payments with respect to such Indebtedness may be made so long as no Event of Default has occurred and is continuing); and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings, the Company or a Restricted Subsidiary of Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is not Holdings, the Company or a Restricted Subsidiary of Holdings, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Holdings, the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Holdings’ Restricted Subsidiaries to Holdings or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Holdings or a Restricted Subsidiary of Holdings; and

(b) any sale or other transfer of any such Preferred Stock to a Person that is not either Holdings or a Restricted Subsidiary of Holdings, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by Holdings or any of the Restricted Subsidiaries of Indebtedness of Holdings or a Restricted Subsidiary of Holdings that was permitted to be incurred by another provision of this Section 3.2; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Holdings, the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, performance and surety bonds or other obligations in respect of workers’ compensation claims, health, disability, or other employee benefits or property, casualty or liability insurance or self-insurance obligations;

(11) Indebtedness arising from agreements of Holdings or a Restricted Subsidiary of Holdings providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of Holdings, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Holdings and its Restricted Subsidiaries in connection with such disposition;

(12) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $35.0 million at any time outstanding;

(13) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14) the incurrence by Holdings or any of the Restricted Subsidiaries of Indebtedness in connection with the repurchase, redemption or other acquisition or retirement of Equity Interests held by any current or former officer, director or employee of any Parent, Holdings, the Company or any of the Restricted Subsidiaries; provided that such repurchase, redemption or other acquisition or retirement is permitted by Section 3.3(b)(5);

(15) (x) the incurrence by Holdings of Indebtedness or Disqualified Stock, or the incurrence by a Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock, to finance the acquisition of a Permitted Business or the Capital Stock of a Person engaged in a Permitted Business or (y) the incurrence by Holdings or a Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by Holdings or any Restricted Subsidiary or merged into Holdings or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that in the case of (x) and (y) after giving effect to such acquisition or merger on a pro forma basis (A) Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test or (B) the Fixed Charge Coverage Ratio of Holdings is (i) greater than 1.75 to 1.00 and (ii) greater than the Fixed Charge Coverage Ratio of Holdings immediately prior to such acquisition or merger;

(16) endorsement of instruments or other payment items for deposit;

(17) Indebtedness in respect of letters of credit, performance bonds, surety bonds or like obligations in respect of performance guarantees or similar commitments by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(18) the incurrence by Holdings or Restricted Subsidiary of additional Indebtedness (which additional Indebtedness may be incurred under the ABL Credit Facility) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $40.0 million; and

(19) all premium (if any), fees, expenses, charges and additional and contingent interest on Indebtedness incurred in compliance with this Section 3.2.

(c) For purposes of determining compliance with this Section 3.2, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to paragraph (a) of this Section, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 3.2. Notwithstanding the foregoing, Indebtedness under the ABL Credit Facilities outstanding on the date on which Notes are first issued under this Indenture will be deemed to have been incurred on such date under Section 3.2(b)(1) above.

The accrual of interest (including post-petition interest), the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 3.2; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Holdings as accrued. Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that Holdings or any Restricted Subsidiary may incur pursuant to this Section3.2 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Holdings will not, and will not permit the Company or any Guarantor to, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness (including Acquired Debt) that is subordinated or junior in right of payment to any Indebtedness of Holdings, the Company or any Guarantor, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Holdings, the Company or such Guarantor, as the case may be. For the purposes of this Indenture, (1) unsecured Indebtedness shall not be treated as subordinated or junior to secured Indebtedness merely because it is unsecured and (2) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 3.3. Restricted Payments.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings and other than dividends or distributions payable to Holdings or a Restricted Subsidiary of Holdings or to other holders of Equity Interests of a Restricted Subsidiary on a pro rata basis);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings or any direct or indirect parent of Holdings (other than any such Equity Interests owned by Holdings or any Restricted Subsidiary of Holdings and any payment made solely in Equity Interests of Holdings);

(3) make any payment on (other than any payment made solely in Equity Interests of Holdings) or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Holdings, the Company and any of the Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a) hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries since the date of this Indenture (excluding (i) Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (12), (13), (15) (16) and (17) of paragraph (b) of this Section, and (ii) Restricted Payments permitted by clause (8) of paragraph (b) of this Section if and to the extent such Restricted Payments have been expensed in the computation of Net Income), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, received by Holdings since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Holdings (other than Disqualified Stock) or a Parent or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Holdings or a Parent that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Holdings); plus

(C) the amount by which Indebtedness of Holdings is reduced on its balance sheet upon the conversion or exchange (other than by a Subsidiary of Holdings) subsequent to the date of this Indenture of any Indebtedness of Holdings convertible or exchangeable for Equity Interests of Holdings (less the amount of any cash, or other property, distributed by Holdings upon such conversion or exchange); plus

(D) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(E) to the extent that any Unrestricted Subsidiary of Holdings designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture, the Fair Market Value of Holdings’ Investment in such Subsidiary as of the date of such redesignation.

(b) The provisions of Section 3.3(a) hereof will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent cash contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 3.3(a)(3)(B) hereof;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Holdings or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness or Equity Interests of Holdings;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Holdings to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any Parent or any Restricted Subsidiary of Holdings or any distribution, loan or advance to Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, Holdings or any Restricted Subsidiary in each case held by any current or former officer, director or employee of Parent, Holdings or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or other agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $1.0 million in any twelve-month period (plus the net cash proceeds from the issuance of Equity Interests to officers, directors or employees) (with unused amounts in any twelve-month period being carried over to succeeding twelve-month periods) or (b) $5.0 million (plus the net cash proceeds from the issuance of Equity Interests to officers, directors or employees) in the aggregate since the Issue Date (provided that, in each case, the amount of any such net cash proceeds that are utilized for any such Restricted Payment pursuant to clauses (a) or (b) will be excluded from Section 3.3(a)(3)(B) hereof; it being understood that the cancellation of Indebtedness owed by management to the Company in connection with such repurchase or redemption will not be deemed to be a Restricted Payment;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary of Holdings issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described in Section 3.2(a) hereof to the extent such dividends are included in the calculation of Fixed Charges;

(8) Permitted Payments;

(9) the repayment or repurchase of Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees upon an Asset Disposition or Change of Control if and to the extent that such repayment or repurchase was required by the provisions of such Indebtedness; provided that, prior to such repayment or repurchase, the Company shall have made the Collateral Disposition Offer, the Asset Disposition Offer or Change of Control Offer, as applicable, with respect to the Notes as required by this Indenture, and the Company shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Collateral Disposition Offer, Asset Disposition Offer or Change of Control Offer, as applicable;

(10) the payment of dividends on common stock of the Company, Holdings or any Parent following the first bona fide underwritten public offering of common stock of the Company, Holdings or any Parent after the Issue Date of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company or Holdings in or from any such public offering;

(11) Management Fees paid pursuant to the Management Agreement, as in effect on the Issue Date;

(12) any payments made in connection with the Transactions;

(13) cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of Holdings or any direct or indirect parent of Holdings or a Restricted Subsidiary;

(14) payments or distributions to dissenting stockholders pursuant to applicable law in connection with or in contemplation of a merger, consolidation or transfer of assets that complies with the provisions of this Indenture relating to mergers, consolidations or transfers of substantially all of Holdings’ and the Company’s assets;

(15) any transfer of assets or property in connection with a Permitted Restructuring made in compliance with Section 4.2;

(16) any Restricted Payments that are made with Excluded Contributions; and

(17) other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of this Indenture,

provided, that in the case of Restricted Payments pursuant to clauses (5), (7), (9), (10), (11) and (17) above, no Default has occurred and is continuing or would be caused as a consequence of such payment.

In the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including, without limitation, Section 3.3(a), Holdings, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

If Holdings or any of its Restricted Subsidiaries makes a Restricted Payment which, at the time of the making of such Restricted Payment, was made in compliance with the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustment made in good faith to Holdings’ financial statements affecting Consolidated Net Income.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 3.3 will be determined by the Board of Directors of Holdings if the Fair Market Value exceeds $10.0 million, whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million.

SECTION 3.4. Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.

(b) The restrictions in Section 3.4(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions (x) under the ABL Credit Facility, or (y) in effect on the date of this Indenture, including agreements governing Existing Indebtedness and Debt Facilities (other than the ABL Credit Facility) as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements described in this clause (y); provided that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture except to the extent that market conditions require more restrictive encumbrances and restrictions as reasonably determined by the Company;

(2) this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5) customary non-assignment and similar provisions in contracts, leases or licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 3.4(a)(3) hereof;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Liens permitted to be incurred under the provisions of Section 3.6 and restrictions in the agreements relating thereto that limit the right of the debtor to dispose of the assets subject to such Liens;

(9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;

(11) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(12) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture that restrict the transfer of ownership interests in such joint venture;

(13) restrictions on the sale or transfer of assets imposed under any agreement to sell such assets or granting an option to purchase such assets entered into with the approval of Senior Management; provided that such sale or transfer complies with the other provisions of this Indenture;

(14) Indebtedness of a Restricted Subsidiary permitted to be incurred under Section 3.2; and

(15) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above or any Permitted Refinancing Indebtedness; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of Holdings or any applicable Restricted Subsidiary, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 3.5. Limitation on Sales of Assets and Subsidiary Stock.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition of Collateral unless:

(i) Holdings or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by Holdings’ management, or if such Asset Disposition involves consideration in excess of $10.0 million, by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee (including as to the value of all non-cash consideration), of the Collateral subject to such Asset Disposition;

(ii) at least 75% of the consideration from such Asset Disposition received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents and 100% of the portion of the Net Proceeds from Asset Dispositions relating to the First Priority Collateral in excess of $5.0 million in the aggregate (to the extent not applied or invested as provided below) is deposited directly into the Collateral Account or becomes the subject of a Net Proceeds Letter of Credit promptly upon the receipt of such Net Proceeds; and

(iii) the remaining consideration from such Asset Disposition that is not in the form of cash or Cash Equivalents is thereupon with its acquisition pledged as the First Priority Collateral to secure the Notes, in the case of an Asset Disposition of the First Priority Collateral, or as ABL Collateral, in the case of an Asset Disposition of ABL Collateral.

For purposes of clause (ii) of the preceding paragraph, the following shall be deemed to be cash: (a) the repayment or assumption of Indebtedness secured by Liens with a priority senior or equal to the Liens in favor of the Notes and the Note Guarantees and (b) any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are, within 180 days of the closing of the disposition of Collateral, converted by Holdings’ or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

Any Net Proceeds from any Asset Dispositions of First Priority Collateral deposited into the Collateral Account or the subject of a Net Proceeds Letter of Credit may be invested by the Company or a Guarantor in Additional Assets constituting First Priority Collateral (including, without limitation, through capital expenditures in domestic assets constituting First Priority Collateral) within 360 days of the date of the receipt of any Net Proceeds from such Asset Disposition, which Additional Assets are thereupon with their acquisition added to the First Priority Collateral securing the Notes; provided that a binding commitment entered into with such 360-day period shall be treated as a permitted application of the Net Proceeds so long as such Net Proceeds shall be applied to satisfy such commitment within 180 days of the date of such commitment; provided further that Additional Assets shall not include the Capital Stock of Foreign Subsidiaries for purposes of this requirement unless the relevant Asset Disposition consisted of the sale of the Capital Stock of a Foreign Subsidiary.

All of the Net Proceeds received from any Recovery Event in respect of First Priority Collateral shall be deposited directly into the Collateral Account or become the subject of a Net Proceeds Letter of Credit promptly upon the receipt of such Net Proceeds and may be invested by the Company or a Guarantor in Additional Assets constituting First Priority Collateral (which may include performance of a restoration of the affected Collateral) within 360 days of the date of the receipt of any Net Proceeds from such Recovery Event, which Additional Assets are thereupon with their acquisition added to the First Priority Collateral securing the Notes; provided that a binding commitment entered into with such 360-day period shall be treated as a permitted application of the Net Proceeds so long as such Net Proceeds shall be applied to satisfy such commitment within 180 days of the date of such commitment; provided further that (x) the Company shall not be required to deposit in the Collateral Account or make the subject of a Net Proceeds Letter of Credit Net Proceeds in an aggregate amount of $2.0 million or less and (y) Additional Assets shall not include the Capital Stock of Foreign Subsidiaries for purposes of this requirement, unless the relevant Recovery Event involved the Capital Stock of a Foreign Subsidiary.

Any Net Proceeds from Asset Dispositions of Collateral or Recovery Events deposited into the Collateral Account may be withdrawn, and any Net Proceeds Letter of Credit may be reduced and/or terminated, in each case, in the amount to be invested or applied by the Company or a Guarantor in accordance with this Indenture.

Any Net Proceeds from Asset Dispositions of Collateral or Recovery Events that are not deposited (or made subject to a Net Proceeds Letter of Credit), applied or invested as provided in this subsection (a) within the applicable timeframe or in accordance with the Collateral Documents will be deemed to constitute “Excess Collateral Proceeds.” When the aggregate amount of Excess Collateral Proceeds exceeds $5.0 million, within 15 days thereof, the Company will be required to make an offer (“Collateral Disposition Offer”) to all Holders of Notes and all holders of other Pari Passu Lien Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of Collateral to purchase the maximum principal amount of the Notes and such Pari Passu Lien Indebtedness (on a pro rata basis) to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Indenture; provided, that to the extent the Excess Collateral Proceeds relate to Asset Dispositions of ABL Collateral, the Company may, prior to making a Collateral Disposition Offer, make a prepayment with respect to the maximum principal amount of Indebtedness and Obligations that is secured by ABL Collateral on a first-priority basis that may be prepaid out of such Excess Collateral Proceeds, at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness and Obligations, plus accrued and unpaid interest, to the date of prepayment, with any Excess Collateral Proceeds not used to prepay such Indebtedness offered to Holders in accordance with this paragraph. To the extent that the aggregate amount of Notes and other Pari Passu Lien Indebtedness so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds (after giving effect to the prepayment of Indebtedness secured on a first-priority basis in the case of an Asset Disposition of ABL Collateral), the Company may use any remaining Excess Collateral Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders and Pari Passu Lien Indebtedness tendered pursuant to such Collateral Disposition Offer exceeds the amount of Excess Collateral Proceeds, the Notes and Pari Passu Lien Indebtedness to be purchased shall be selected on a pro rata basis. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero.

(b) Holdings will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition (other than Asset Dispositions of Collateral which shall be treated in the manner set forth in paragraph (a) above) unless:

(1) Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Disposition at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) at least 75% of the consideration received in the Asset Disposition by Holdings or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) Cash Equivalents;

(b) any liabilities, as shown on Holdings’ most recent consolidated balance sheet, of Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Holdings or such Restricted Subsidiary from further liability; and

(c) any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are, within 180 days of the closing of such Asset Disposition, converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Disposition subject to this Section 3.5(b), Holdings (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Senior Debt (and to correspondingly reduce commitments with respect thereto) and Indebtedness of the applicable Restricted Subsidiary of Holdings, other than Indebtedness owed to Holdings or another Restricted Subsidiary;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Holdings;

(3) to make capital expenditures; or

(4) to acquire other assets that are used or useful in a Permitted Business.

provided that, in the case of clauses (2), (3) and (4) above, a binding commitment entered into with such 360-day period shall be treated as a permitted application of the Net Proceeds so long as such Net Proceeds shall be applied to satisfy such commitment within 180 days of the date of such commitment.

Pending the final application of any Net Proceeds, Holdings may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Dispositions that are not applied or invested as provided above will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 15 days thereof, the Company will make an offer (“Asset Disposition Offer”) to all Holders and all holders of other Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”) containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Disposition Offer will be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Disposition Offer, Holdings may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered pursuant to such Asset Disposition Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.

(c) The Collateral Disposition Offer or Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and other Indebtedness required to be purchased pursuant to Section 3.5(a) and Pari Passu Indebtedness required to be purchased pursuant to this Section 3.5(b) (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes (and other Indebtedness required to be purchased pursuant to the last paragraph of Section 3.5(a)) and Pari Passu Indebtedness, if applicable, validly tendered in response to the Collateral Disposition Offer or Asset Disposition Offer, as applicable. If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on such Asset Disposition Purchase Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Collateral Disposition Offer or Asset Disposition Offer.

Upon the commencement of a Collateral Disposition Offer or Asset Disposition Offer, as applicable, the Company will send, by first class mail, a notice to the Trustee and each of the Holders of the Notes. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Collateral Disposition Offer or Asset Disposition Offer, as applicable. The notice, which will govern the terms of the Collateral Disposition Offer or Asset Disposition Offer, as applicable, will state:

(1) that the Collateral Disposition Offer or Asset Disposition Offer is being made pursuant to this Section 3.5 and the length of time the Collateral Disposition Offer or Asset Disposition Offer will remain open;

(2) the Asset Disposition Offer Amount, the purchase price and the Asset Disposition Purchase Date;

(3) that any Security not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Collateral Disposition Offer or Asset Disposition Offer will cease to accrue interest after the Asset Disposition Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to a Collateral Disposition Offer or Asset Disposition Offer, as applicable, may elect to have Notes purchased in denominations of $2,000 or integral multiples of $1,000 in excess thereof only;

(6) that Holders electing to have a Note purchased pursuant to any Collateral Disposition Offer or Asset Disposition Offer, as applicable, will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer its interest in such Security by book-entry transfer, to the Company or a Paying Agent at the address specified in the notice at least three Business Days before the Asset Disposition Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, not later than the expiration of the Asset Disposition Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and, if applicable, other Indebtedness required to be purchased pursuant to the last paragraph of Section 3.5(a) and other Pari Passu Indebtedness surrendered by the Holders thereof exceeds the Asset Disposition Offer Amount, the Company will select the Notes and, if applicable, such other Indebtedness and Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Securities and such other Indebtedness and Pari Passu Indebtedness surrendered (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and other Indebtedness required to be purchased pursuant to Section 3.5(a) and Pari Passu Indebtedness required to be purchased pursuant to Section 3.5(b) validly tendered and not properly withdrawn pursuant to the Collateral Disposition Offer or Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and other Indebtedness required to be purchased pursuant to Section 3.5(a) and Pari Passu Indebtedness required to be purchased pursuant to Section 3.5(b) validly tendered and not properly withdrawn, in each case in integral multiples of $1,000; provided that no Notes of $2,000 or less can be repurchased in part. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes or holder or lender of such other Indebtedness or Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes, such other Indebtedness or Pari Passu Indebtedness validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Collateral Disposition Offer or Asset Disposition Offer, as the case may be, on the Asset Disposition Purchase Date.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Collateral Disposition Offer or an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section by virtue of such compliance.

(e) Holdings will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

(1) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) in the event such Asset Swap involves the transfer by Holdings or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of Holdings in good faith, in excess of $10.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of Holdings; and

(3) in the event such Asset Swap involves the transfer by Holdings or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of Holdings in good faith, in excess of $15.0 million, Holdings has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to Holdings or such Restricted Subsidiary, as the case may be, from a financial point of view.

SECTION 3.6. Limitation on Liens.

Holdings will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, including any guarantee of such Restricted Subsidiary with respect to Indebtedness, upon any property or assets of Holdings or such Restricted Subsidiary, now owned or hereafter acquired, or upon any income or profits therefrom, or to assign or convey any right to receive income therefrom.

SECTION 3.7. Limitation on Sale and Leaseback Transactions.

Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Holdings or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Holdings or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under (i) the Fixed Charge Coverage Ratio test in Section 3.2(a) or (ii) clauses (4) or (17) of Section 3.2(b) hereof and (b) incurred a Lien to secure such Indebtedness pursuant to Section 3.6 hereof;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Holdings or the applicable Restricted Subsidiary and evidenced by a resolution of the board of Directors of Holdings or the applicable Restricted Subsidiary, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with Section 3.5 hereof.

SECTION 3.8. Limitation on Affiliate Transactions.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) Holdings delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Holdings set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 3.8(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Holdings; and in addition to the foregoing,

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Holdings or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 3.8(a):

(1) payment of reasonable fees, compensation, expenses, bonus, separation or severance to employees, officers or directors (including indemnification to the fullest extent permitted by applicable law, directors’ and officers’ insurance and similar arrangements, employment contracts, non-competition and confidentiality agreements and similar instruments or payments) in the ordinary course of business;

(2) maintenance in the ordinary course of business of reasonable benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, SERPs, split-dollar life insurance plans, deferred compensation plans, retirement or savings plans, stock option plans, stock ownership or purchase plans or any other similar arrangements or plans;

(3) transactions between or among Holdings and/or its Restricted Subsidiaries;

(4) transactions with a Person (other than an Unrestricted Subsidiary of Holdings) that is an Affiliate of Holdings solely because Holdings owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(5) any issuance of Equity Interests (other than Disqualified Stock) of Holdings to Affiliates of Holdings and the granting of registration rights in connection therewith;

(6) Restricted Payments that are permitted under Section 3.3 and Permitted Investments;

(7) any transaction pursuant to any agreement in existence on the date of this Indenture or any amendment or replacement thereof that, taken in its entirety, is not materially less favorable to Holdings and its Restricted Subsidiaries than the agreement as in effect on the date of this Indenture;

(8) loans or advances to directors, officers and employees of Holdings and its Restricted Subsidiaries (a) made in the ordinary course of business of Holdings or any Restricted Subsidiary of Holdings in an aggregate principal amount not to exceed $5.0 million at any one time outstanding or (b) to finance the purchase by such person of Capital Stock of Holdings or any of its Restricted Subsidiaries; provided that the aggregate amount of loans or advances made pursuant to clause (b) shall not exceed $1.0 million in any twelve-month period;

(9) any tax sharing agreement or arrangement and payments pursuant thereto among Holdings and its Subsidiaries and any other Person with which Holdings or its Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which Holdings or any of its Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes;

(10) transactions with customers, clients, suppliers or purchasers or sellers of goods, in each case in the ordinary course of business; provided that as determined in good faith by the Board of Directors or Senior Management of Holdings, such transactions are on terms that are not materially less favorable, taken as a whole, to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unaffiliated Person.

(11) any transactions in connection with a Permitted Restructuring; and

(12) Management Fees paid pursuant to the Management Agreement, as in effect on the Issue Date.

SECTION 3.9. [Intentionally Omitted].

SECTION 3.10. Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to an integral multiple of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”); provided that no Notes of $2,000 or less can be repurchased in part.

Within 30 days following any Change of Control, the Company will mail a notice (the “Change of Control Offer”) to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 3.10 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new security will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

In the event that at the time of such Change of Control the terms of any Indebtedness restrict or prohibit the repurchase of Notes, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, the Company shall either (i) repay in full all such Indebtedness or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph. The Company will first comply with the requirement described in the preceding sentence before making the Change of Control Offer; provided that such compliance will not extend the time periods set forth in this Indenture for the Company to make an offer to repurchase the Notes in connection with a Change of Control.

(c) Notwithstanding anything to the contrary in this Section 3.10, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 3.10 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 5.3 hereof, unless and until there is a default in payment of the applicable redemption price.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.10 by virtue of such compliance.

SECTION 3.11. Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), Holdings will post on its website and furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file reports on such forms, including a “Management’s Discussion and

Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report on the annual financial statements by Holdings’ certified independent accountants; provided that such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer by posting on its website and furnishing to the holders of Notes or causing the trustee to furnish to the holders of notes such quarterly and annual financial information within 5 days, in the case of quarterly financial information, or 15 days, in the case of annual financial information, of the time periods after Holdings would have been required to file quarterly and annual financial information with the SEC, and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports.

Notwithstanding the foregoing, (a) no certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required and (b) nothing contained in this Indenture shall otherwise require Holdings to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute.

Whether or not required by the SEC, after the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, if any, Holdings will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

Holdings will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Holdings’ filings for any reason, Holdings will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Holdings were required to file those reports with the SEC.

(b) If Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by paragraph (a) of this Section 3.11 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

(c) In addition, for so long as any Notes remain outstanding, Holdings will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 3.12. Future Guarantors.

(a) Holdings will cause each Domestic Guarantor Subsidiary that Guarantees, on the Issue Date or any time thereafter, any Indebtedness of Holdings, the Company or any Guarantor to execute and deliver to the Trustee a Note Guarantee, in the form of a supplemental indenture substantially in the form attached as Exhibit C hereto, pursuant to which such Domestic Guarantor Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior secured basis and all other obligations under this Indenture. Notwithstanding the foregoing, in the event (a) a Guarantor (other than Holdings) is released and discharged in full from all of its obligations under its guarantees of (1) the ABL Credit Facility and Additional Obligations and (2) all other Indebtedness of Holdings, the Company and its Restricted Subsidiaries, and (b) such Guarantor has not Incurred any Indebtedness in reliance on its status as a Guarantor under Section 3.2 or such Guarantor’s obligations under such Indebtedness are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under Section 3.2(b), then the Note Guarantee of such Guarantor shall be automatically and unconditionally released or discharged.

(b) The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the ABL Credit Facility and Additional Obligations) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(c) Each Domestic Guarantor Subsidiary that becomes a Guarantor on or after the date of this Indenture shall also become a party to the Collateral Documents and the Intercreditor Agreement and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust (each in substantially the same form as those executed and delivered on the Issue Date) and certificates and opinions of counsel (to the extent, and substantially in the form, delivered on the Issue Date) as may be necessary to vest in the Collateral Agent a perfected first or second priority security interest, as the case may be, (subject to Permitted Liens) upon all its properties and assets (other than Excluded Property) as security for the Notes or the Note Guarantees and as may be necessary to have such property or asset added to the Collateral as required under the Collateral Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect; provided, however, that if granting such first or second priority security interest, as the case may be, in any such property or asset requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent for the benefit of the Collateral Agent on behalf of the Holders; provided, further, however, that if after the use of commercially reasonable efforts, such third party does not consent, to the first or second priority security interest on an asset or property that would constitute an immaterial portion of the Collateral, such Subsidiary Guarantor will not be required to provide such security interest.

(d) Notwithstanding anything to the contrary contained herein or in the Collateral Documents, neither Holdings nor any subsidiary shall be required to provide any guarantee, pledge or asset support arrangement that, in the reasonable judgment of Holdings, would subject Holdings to any adverse tax consequence due to the application of Section 956 of the Code.

SECTION 3.13. Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City and State of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City and State of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.3 hereof.

SECTION 3.14. Corporate Existence.

Subject to Article IV hereof, each of Holdings and the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate (in the case of the Company) or other (in the case of Holdings) existence, and the corporate, partnership or other existence of each of the Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings or the Company or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of Holdings, the Company and the Restricted Subsidiaries;

provided, however, that Holdings or the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of such Subsidiaries, if the Board of Directors shall determine that (a) the preservation thereof is no longer desirable in the conduct of the business of Holdings, the Company and such Subsidiaries, taken as a whole, and (b) the loss thereof is not adverse in any material respect to the Holders of the Notes.

SECTION 3.15. Payment of Taxes.

Holdings will pay, and will cause each of its Subsidiaries to pay or discharge, prior to delinquency, all federal, state, local and foreign taxes, other than those being contested in good faith by appropriate proceedings and with respect to which adequate reserves for taxes have been established, or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 3.16. Payments for Consent.

Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 3.17. Compliance Certificate.

(a) The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as officers of the Company, the signers would normally have knowledge of any Default or Event of Default and that the Officers do not know of any Default or Event of Default that occurred during such period (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within 10 Business Days after the Company becomes aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with TIA § 314(a)(4).

SECTION 3.18. Further Instruments and Acts. Upon request of the Trustee or as necessary to comply with any future developments or requirements, Holdings, the Company and the Guarantors, will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture, including, without limitation, the filing, in a timely manner, of all necessary terminations and releases with respect to any outstanding trademark registrations in favor of parties other than the Collateral Agent or the U.S. Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement).

SECTION 3.19. Business Activities.

Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Holdings and its Restricted Subsidiaries taken as a whole.

SECTION 3.20. Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of Holdings may designate any Restricted Subsidiary (other than the Company) to be an Unrestricted Subsidiary if no Default or Event of Default would be in existence as a result of such designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Holdings and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will be treated as a Restricted Payment under Section 3.3 hereof or a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by Holdings. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Holdings may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if no Default or Event of Default would be in existence as a result of such redesignation.

Any designation of a Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of Holdings giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 3.3 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 3.2 hereof, Holdings will be in default of such covenant.

The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Holdings; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

SECTION 3.21. Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 3.22. Suspension of Covenants.

Following the first day (the “Suspension Date”) that (a) the Notes have an Investment Grade Rating from both Moody’s and S&P, and (b) no Default has occurred and is continuing, Holdings, the Company and all of the Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.8 and 4.1(a)(4) (collectively, the “Suspended Covenants”). In the event that Holdings, the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of Moody’s and S&P withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then Holdings, the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(3).

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though Section 3.3 had been in effect since the Issue Date and throughout the Suspension Period.

The Company will notify the Trustee in an Officers’ Certificate of a Suspension Date and of a Reversion Date, promptly after the occurrence thereof.

SECTION 3.23. Determination of Compliance with Dollar-denominated Restrictions.

(a) For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness under Section 3.2, the dollar equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness incurred under a revolving credit facility unless the applicable credit facility provides for a determination of the dollar equivalent amount on any other dates, in which case the dollar equivalent amount of such Indebtedness shall be determined on such other dates; provided that the dollar equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date. Notwithstanding any other provision of Section 3.2, the maximum amount of Indebtedness that Holdings and its Restricted Subsidiaries may incur pursuant to Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(b) For purposes of determining compliance with any dollar-denominated restriction under Section 3.3, Section 3.5, Section 3.6, Section 3.8, Section 4.1, the making of any Permitted Investment or any other transaction (other than the incurrence of Indebtedness under Section 3.2), the dollar equivalent of the principal amount of any such transaction denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such transaction is made. Notwithstanding any other provision of this Indenture, the maximum amount of any such dollar-denominated restriction shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

ARTICLE IV

SUCCESSOR COMPANY

SECTION 4.1. Merger, Consolidation or Sale of Assets.

(a) Except in connection with a Permitted Restructuring in compliance with the provisions of Section 4.2, neither Holdings nor the Company will, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Holdings or the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Holdings or the Company, as the case may be, is the surviving entity or corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company or Holdings) or to which such sale, assignment, transfer, conveyance or other disposition has been made (such entity, in the case of the Company, the “Successor Company” and, in the case of Holdings, the “Successor Person”) is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia (provided that, in the case of the Company, if the Successor Company is not a corporation, the Successor Company shall be required to cause a subsidiary of the Successor Company that is a corporation to be a co-obligor under the Notes);

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company or Holdings) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company or Holdings, as applicable, under the Notes, the Note Guarantee, this Indenture, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement, in each case, pursuant to agreements reasonably satisfactory to the Trustee, and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company or the Successor Person, as the case may be, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) the Company, Holdings or the Person formed by or surviving any such consolidation or merger (if other than the Company or Holdings), or to which such sale, assignment, transfer, conveyance or other disposition has been made, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either

(A) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a) hereof, or

(B) would have a Fixed Charge Coverage Ratio greater than the Fixed Charge Coverage Ratio immediately prior to such transaction;

(5) each Guarantor (unless the Company is the surviving corporation, or unless such Guarantor is the Successor Company) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes and its obligations under the Collateral Documents and the Intercreditor Agreement shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(6) the Company (or, if applicable, the Successor Company) shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture;

(7) the Collateral transferred to the Successor Company or the Successor Person, as the case may be, will (A) continue to constitute Collateral under this Indenture and the Collateral Documents, (B) be subject to the Lien in favor of the Trustee for the benefit of the Holders of the Notes, and (C) not be subject to any Lien, other than Liens permitted by the terms of this Indenture; and

(8) to the extent that the assets of the Person which is merged or consolidated with or into the Successor Company or the Successor Person, as the case may be, are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Company or the Successor Person, as applicable, will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture.

In addition, neither the Company nor Holdings will, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person other than in compliance with this Section 4.1.

The foregoing clauses (3) and (4) of this Section 4.1(a) will not apply to:

(1) a merger of Holdings or the Company with an Affiliate solely for the purpose of reincorporating Holdings or the Company in another jurisdiction to realize tax or other benefits; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and the Guarantor.

(b) The Company will not permit any Guarantor to consolidate with or merge with or into or wind up into (whether or not the Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

(1) if such entity remains a Guarantor, (A) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any other territory thereof; (B) the Successor Guarantor, if other than such Guarantor, expressly assumes in writing by supplemental indenture (and other applicable documents), executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under the Note Guarantee, this Indenture, the Collateral Documents (as applicable) and the Intercreditor Agreement and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; (C) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (D) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; and

(2) the transaction is made in compliance with Section 3.5 hereof to the extent applicable.

Notwithstanding the foregoing, any Guarantor may merge with or into or transfer all or part of its properties and assets to another Guarantor or the Company or merge with a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Guarantor in a State of the United States or the District of Columbia, as long as the amount of Indebtedness of such Guarantor and its Restricted Subsidiaries is not increased thereby.

(c) For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(d) The Company, Holdings and a Guarantor, as the case may be, will be released from its obligations under this Indenture and the Successor Company, the Successor Person and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company, Holdings or a Guarantor, as the case may be, under this Indenture, the Collateral Documents (as applicable) and the Intercreditor Agreement, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes and a Guarantor will not be released from its obligations under its Note Guarantee. In addition, following a Permitted Restructuring in compliance with the provisions of Section 4.2, Holdings will be released from its obligations under this Indenture and New Holding Company will succeed to, and be substituted for, and may exercise every right and power of, Holdings under this Indenture, the Collateral Documents and the Intercreditor Agreement.

SECTION 4.2. Permitted Restructuring.

(a) Holdings and its Restricted Subsidiaries may effect a Permitted Restructuring so long as such Permitted Restructuring is carried out as described in the definition of Permitted Restructuring in this Indenture, and provided that in the case of a Permitted Restructuring described in clause (1) of such definition,

(1) New Holding Company shall assume all the obligations of Holdings under its Guarantee, this Indenture, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement, in each case, pursuant to agreements reasonably satisfactory to the Trustee, and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to New Holding Company, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(2) immediately after such Permitted Restructuring, no Default or Event of Default shall have occurred or be continuing;

(3) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such Permitted Restructuring complies with this Indenture;

(4) the Company shall have delivered to the Trustee an Opinion of Counsel confirming that holders of the Notes will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of such Permitted Restructuring;

(5) if New Holding Company is formed under the laws of a Non-U.S. Jurisdiction, it shall (i) irrevocably submit to the jurisdiction of any U.S. Federal or New York State court in the Borough of Manhattan in the City, County and State of New York, United States of America, in any legal suit, action or proceeding based on or arising under its Guarantee, this Indenture, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement, (ii) agree that all claims in respect of such suit or proceeding may be determined in any such court and irrevocably waive the defense of an inconvenient forum or objections to personal jurisdiction with respect to the maintenance of such legal suit, action or proceeding, (iii) to the extent permitted by law, waive any objections to the enforcement by any competent court in its home jurisdiction of any judgment validly obtained in any such court in New York on the basis of any such legal suit, action or proceeding, and (iv) appoint an authorized agent for service of process in the State of New York upon whom process may be served in any such legal suit, action or proceeding;

(6) if New Holding Company is formed under the laws of a Non-U.S. Jurisdiction, it shall file with the SEC and report as a U.S. domestic issuer for so long as the reporting covenant in Section 3.11 is applicable;

(7) the Collateral transferred to New Holding Company will (i) continue to constitute Collateral under this Indenture and the Collateral Documents, (ii) be subject to the Lien in favor of the Trustee for the benefit of the holders of the Notes, and (iii) not be subject to any Lien, other than Liens permitted by the terms of this Indenture; and

(8) to the extent that the assets of New Holding Company are assets of the type which would constitute Collateral under the Collateral Documents, New Holding Company shall take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Indenture; provided, that clauses (7) and (8) and clause (1) above will not apply after a Covenant Defeasance pursuant to Section 8.3 hereof.

(b) Concurrently with the completion of the transactions described in clause (a) of the definition of Permitted Restructuring, (i) Holdings shall be automatically released from its obligations under its Guarantee, this Indenture, the Registration Rights Agreement, the Intercreditor Agreement and the Collateral Documents, and, immediately following the completion of the transactions described in such clause (a), references herein to Holdings shall mean New Holding Company, and all Subsidiaries of New Holding Company (all of which initially shall be Restricted Subsidiaries until designated as Unrestricted Subsidiaries in accordance with this Indenture) shall guarantee the Notes and provide security therefor to the extent Subsidiaries are required to do so under this Indenture, and (ii) any pledge of the Equity Interests of New Holding Company shall be automatically released.

(c) Any Permitted Restructuring effected in compliance with the provision of the definition thereof and the provisions described under this Section 4.2 will be permitted hereunder and the Collateral Documents notwithstanding any limitations that may otherwise have been applicable to the specific corporate restructurings (and only such restructurings) that are described in the definition of Permitted Restructuring.

ARTICLE V

REDEMPTION AND PREPAYMENT

SECTION 5.1. Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, written direction accompanied by an Opinion of Counsel and an Officers’ Certificate stating that all conditions precedent provided for relating to the optional redemption have been complied with and also setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Any redemption referenced in such written direction, Opinion of Counsel and Officers’ Certificate may be cancelled by the Company at any time prior to notice of redemption being mailed to any Holder and thereafter shall be null and void.

SECTION 5.2. Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed pursuant to Section 5.7 hereof or purchased in an Asset Disposition Offer or a Collateral Disposition Offer pursuant to Section 3.5 hereof or a Change of Control Offer pursuant to Section 3.10 hereof, the Trustee will select Notes for redemption or purchase (a) if the Notes are in global form, pursuant to the applicable rules of DTC and (b) if the Notes are in definitive form, on a pro rata basis except:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if otherwise required by law.

No Notes of $2,000 or less can be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 5.3. Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XII hereof.

The notice will identify the Notes (including the CUSIP number) to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 35 days prior to the redemption date (or such shorter period as the Trustee shall agree), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 5.4. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 5.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

SECTION 5.5. Deposit of Redemption or Purchase Price.

Prior to 10:00 a.m. Eastern Time on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Special Interest, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Special Interest, if any, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

SECTION 5.6. Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an authentication order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

SECTION 5.7. Optional Redemption.

(a) At any time prior to January 15, 2013 the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of Notes issued under this Indenture at a redemption price of 112.25% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the Redemption Date, with the net cash proceeds of one or more Equity Offerings of the Company (or of Holdings or any Parent, to the extent such proceeds are contributed to the Company’s common equity capital); provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering or contribution.

(b) At any time prior to January 15, 2013 the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the Redemption Date, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(c) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to January 15, 2013.

(d) On or after January 15, 2013 the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2013	106.125%
2014 and thereafter	100.000%

(e) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(f) Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6 hereof.

SECTION 5.8. Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by Holdings, the Company or any of its Restricted Subsidiaries for 30 days after notice to Holdings by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, voting as a single class, to comply with the provisions of Sections 3.5, 3.10 or 4.1 hereof;

(4) failure by Holdings or any of its Restricted Subsidiaries for 60 days after notice to Holdings by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, voting as a single class, to comply with any of the other agreements in this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(a) is caused by a failure to pay any such Indebtedness at its stated final maturity (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) failure by Holdings or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million (net of any amount covered by a non-affiliated third-party insurer that has not denied liability), which judgments are not paid, discharged or stayed for a period of 90 days;

(7) any (x) Note Guarantee, (y) Collateral Document governing a security interest with respect to any Collateral having a fair market value in excess of $10.0 million or (z) obligation under the Intercreditor Agreement, in each case, of Holdings, the Company or a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the date of the latest audited consolidated financial statements for Holdings and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture and the Note Guarantees) or is declared null and void in a judicial proceeding or Holdings or any Guarantor that is a Significant Subsidiary or group of Guarantors that taken together as of the date of the latest audited consolidated financial statements of Holdings and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture;

(8) Holdings, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against Holdings, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of Holdings, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Holdings, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of Holdings, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; and

(10) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of this Indenture and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such Default continues for 60 days, (B) the declaration that the security interest with respect to such Collateral created under the Collateral Documents or under this Indenture is invalid or unenforceable, if such Default continues for 60 days or (C) the assertion by Holdings, the Company or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

SECTION 6.2. Acceleration. In the case of an Event of Default specified in clauses (8) or (9) of Section 6.1 hereof, with respect to Holdings, the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.

If an Event of Default (other than an Event of Default described in clause (8) or (9) of Section 6.1 hereof) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest (including Special Interest), if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of (or premium, if any) or interest (including Special Interest) on the Notes or to enforce the performance of any provision of the Notes, this Indenture, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent provided by law, provided, that once all amounts due to Holders under this Indenture and the Notes, including, without limitation, principal, premium and interest (including Special Interest, if any) shall have been paid, there shall be no duplication of any recovery provided by such remedies.

SECTION 6.4. Waiver of Past Defaults. Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, (i) waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and Special Interest, if any, or interest on, the Notes (including in connection with an offer to purchase) and (ii) rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.5. Control by Majority. The Holders of a majority in aggregate principal amount of the outstanding Notes may direct in writing the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any such direction that conflicts with law or the provisions of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability or expense for which the Trustee has not received a satisfactory indemnity; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such written direction.

The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a notice of Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.

Subject to the provisions of this Indenture and the Collateral Documents relating to the duties of the Trustee or the Collateral Agent, in case an Event of Default occurs and is continuing, (i) the Trustee or the Collateral Agent will only be permitted, subject to applicable law, to exercise rights or remedies under the Collateral Documents at the direction of the Holders of a majority of the aggregate principal amount of the outstanding Notes and (ii) the Trustee shall be under no obligation to follow such direction unless such Holders have offered to the Trustee or the Collateral Agent indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense.

SECTION 6.6. Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium (if any) or interest (including Special Interest) on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and Special Interest, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to Holdings, the Company, the Subsidiaries of Holdings or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities. (a) If the Trustee collects any money or property pursuant to this Article VI, or pursuant to the foreclosure or other remedial provisions contained in the Collateral Documents or the Intercreditor Agreement (including any money or property deposited into the Collateral Account in connection therewith), it shall pay out the money or proceeds of property in the following order:

FIRST: to the Trustee for all amounts due to it under Section 7.7 and then to the Collateral Agent for fees and expenses incurred under the Collateral Documents or the Intercreditor Agreement;

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium and Special Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest (including Special Interest), respectively; and

THIRD: to the Company or to such party as a court of competent jurisdiction shall direct.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee or the Collateral Agent shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that the Trustee and the Collateral Agent will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement at the request or direction of any of the Holders unless such Holders have offered the Trustee or the Collateral Agent indemnity or security reasonably satisfactory to each of them against loss, liability or expense.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof or thereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer of the Trustee unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) No provision of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, and the Trustee may refuse to perform any duty or exercise any right or power, so long as it reasonably believes that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law, the Collateral Documents, the Intercreditor Agreement or in accordance with a written direction from the Company pursuant to and in conformity with Section 11.8.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

(h) Subject to the requirements of Section 13.4 hereunder, unless otherwise specifically provided in this Indenture, any written demand, request, direction or notice from the Company shall be sufficient if signed by one Officer of the Company.

SECTION 7.2. Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely on any document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Company.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) Subject to Section 7.1(c), the Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement in good faith and in reliance on the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 13.2, and such notice references the Notes and this Indenture.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(i) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Trust Officer of the Trustee.

(j) Whenever in the administration of or in connection with this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement, the Company is required to provide an Officers’ Certificate, the Trustee, prior to taking, suffering or omitting any action hereunder or thereunder, may, as the case may be, request and in the absence of bad faith or willful misconduct on its part, rely upon such Officers’ Certificate.

(k) In no event shall the Trustee be responsible or liable for any special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(m) The Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any Collateral Documents, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Agreement, any Collateral Documents or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (iv) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in any Collateral Documents, other than to confirm receipt of items expressly required to be delivered to the Trustee.

(n) No provision of this Indenture, the Notes, or the Collateral Documents shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall reasonably believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, Guarantor or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Company and any Guarantor or Guarantors hereto if the Trustee shall have or acquire any conflicting interest within the meaning of the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee (if this Indenture has been qualified under the TIA) or (iii) resign. Nothing contained herein shall prevent the Trustee from filing the application provided for in the second to last sentence of Section 310(b) of the TIA.

SECTION 7.4. Trustee’s Disclaimer. The Trustee has no obligation or duty to record this Indenture. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of (i) this Indenture, the Note Guarantees, the Collateral Documents, the Intercreditor Agreement or the Notes or (ii) the Company’s or any Guarantor’s title to, or value of, the Collateral, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture and shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall (at the Company’s expense) mail by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 90 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of, premium (if any), or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6. Reports by Trustee to Holders. Within 60 days after each May 15 beginning May 15, 2010, the Trustee shall mail to each Holder a brief report dated as of such May 15 that complies with TIA § 313(a) if and to the extent required thereby. The Trustee also shall comply with TIA § 313(b) and TIA § 313(c).

A copy of each report at the time of its mailing to Holders shall be mailed by the Trustee to the Company and filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Company agrees to in writing notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof and the Trustee shall comply with TIA § 313(d).

SECTION 7.7. Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its services hereunder and under the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents and attorneys. The Company shall indemnify the Trustee against any and all loss, liability, damages, claims or expense (including reasonable fees and expenses of its agents and attorneys) incurred by it without willful misconduct, gross negligence or bad faith on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement, including the costs and expenses of enforcing this Indenture (including this Section 7.7), the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall provide reasonable cooperation at the Company’s expense in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel; provided that neither the Company nor any Guarantor need pay for any such settlement made without its consent (such consent not to be unreasonably withheld, conditioned or delayed).

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Company.

The Company’s payment obligations pursuant to this Section shall survive the satisfaction and the discharge of this Indenture, the termination of this Indenture for any reason and the earlier resignation or removal of the Trustee. In addition to and without prejudice to any other rights available to the Trustee hereunder and under applicable law, when the Trustee incurs expenses or renders services in connection with a Default or Event by Default specified in clause (8) or clause (9) of Section 6.1, the expenses (including reasonable charges and expenses of its agents and attorneys) of and the compensation to the Trustee for such services are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section. The Trustee may resign at any time by so notifying the Company in writing. The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing and may appoint a successor Trustee with the Company’s written consent, which consent will not be unreasonably withheld. The Company shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is incapable of acting, or is removed by (i) the Company by or pursuant to a Board Resolution accompanied by an Officer’s Certificate, or (ii) by the Holders of a majority in aggregate principal amount of the Notes (the Trustee in any such event being referred to hereinafter as the retiring Trustee) and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of the Trustee for any reason, the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the foregoing acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 7.10. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in aggregate principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA § 310(b), any Holder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee if such successor corporation is eligible and qualified under Section 7.10.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10. Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of TIA § 310(a)(1), (2) and (5) in every respect. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11. Preferential Collection of Claims Against the Company. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A retiring Trustee who has either resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2. Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose,

Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.4 hereof;

(2) the Company’s obligations with respect to such Notes under Article II and Section 3.13 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article VIII.

Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

SECTION 8.3. Covenant Defeasance.

Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.10, 3.11, 3.12, 3.15, 3.16, 3.19, 3.20 and Section 4.1(a)(4) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(3) through 6.1(7) and 6.1(10) hereof will not constitute Events of Default.

SECTION 8.4. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.2 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.3 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any Debt Facility or other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 8.5. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Special Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6. Repayment to the Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or Special Interest, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium or Special Interest, if any, or interest has become due and payable shall be paid to the Company on its request unless an abandoned property law designates another Person or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium or Special Interest, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1. Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, the Company, the Trustee and, other than with respect to clause (8) below, the Guarantors may amend or supplement this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement without the consent of any Holder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Holdings’, the Company’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees by a successor to, Holdings, the Company or such Guarantor pursuant to Article IV or Article X hereof;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder or under the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(6) to conform the text of this Indenture, Note Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees;

(7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(9) to add additional Collateral to secure the Notes; or

(10) to release Liens in favor of the Collateral Agent in the Collateral as provided in Section 11.6 hereof.

Subject to Section 9.2, upon the written direction of the Company to the Trustee accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt, if requested, by the Trustee from the Company of an Opinion of Counsel and Officers’ Certificate as described in Section 7.2 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture; provided, however, notwithstanding the foregoing clause, if unless such amended or supplemental indenture adversely affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, the Trustee may in its discretion decline to enter into such amended or supplemental Indenture.

After an amendment or supplement under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section.

SECTION 9.2. With Consent of Holders.

Except as provided below in this Section 9.2, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 3.5 and 3.10 hereof), the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Special Interest, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.11 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.2.

Upon the written direction of the Company to the Trustee accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt, if requested, by the Trustee from the Company of an Opinion of Counsel and Officers’ Certificate as described in Section 7.2 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture; provided, however, notwithstanding the foregoing clause, if such amended or supplemental indenture adversely affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion decline to enter into such amended or supplemental Indenture.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver under this Section 9.2 may not (with respect to Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described in Section 3.5 and 3.10 and reductions in the required notice period);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in Section 6.4 or 6.7;

(7) waive a redemption payment with respect to any Note (other than a payment required by Section 3.5 and 3.10);

(8) release Holdings from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, without the consent of Holders of 66 2/3% in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver may not:

(1) modify any Collateral Document or the provisions in this Indenture dealing with Collateral Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release any Collateral other than in accordance with this Indenture, the Collateral Documents and the Intercreditor Agreement;

(2) release any Guarantor (other than Holdings) from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(3) modify the Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment or supplement under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section.

SECTION 9.3. Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.4. Revocation and Effect of Consents and Waivers.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. After amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter shall bind every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons, who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an authentication order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6. Trustee to Sign Amendments.

Subject to Section 9.2 hereof, upon the written direction of the Company to the Trustee, the Trustee will sign any amended or supplemental indenture authorized pursuant to this Article IX if the Trustee reasonably determines that such amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. Prior to executing any amended or supplemental indenture, the Trustee will be entitled to obtain from the Company and (subject to Section 7.1 and 7.2 hereof) upon its execution of any amended or supplemental Indenture, will be fully protected in relying upon, in addition to the documents required by Section 13.4 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE X

NOTE GUARANTEE

SECTION 10.1. Note Guarantee. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest (including Special Interest) on the Notes and all other obligations and liabilities of the Company under this Indenture (including without limitation interest (including Special Interest) accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7), the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

The Guarantors will also agree to pay any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under the Note Guarantees. The obligations of the Guarantors under the Note Guarantees will rank equally in right of payment with other Indebtedness of such Guarantors, except to the extent such other Indebtedness is expressly subordinated to the obligations arising under the Note Guarantees, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

Each Guarantor agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

To the fullest extent permitted by law, each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. To the fullest extent permitted by law, each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to exercise or enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Collateral Agent for the Guaranteed Obligations or any of them; (e) any change in the ownership of the Company; (f) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (g) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2 or Articles VIII or XII. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest (including Special Interest) on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Neither the Company nor the Guarantors shall be required to make a notation on the Notes to reflect any Note Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Note Guarantee.

Notwithstanding anything to the contrary provided herein, neither Holdings nor any its Subsidiaries shall be required to provide any guarantee, pledge or asset support agreement that, in the reasonable judgment of Holdings, would subject Holdings to any adverse tax consequence due to the application of Section 956 of the Code.

SECTION 10.2. Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Upon the sale, exchange, transfer or disposition of such Guarantor (by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such transaction, to a Person which is not Holdings or a Restricted Subsidiary, such Guarantor (other than Holdings) will be automatically released from all its obligations under this Indenture and its Note Guarantee, the Registration Rights Agreement, the Collateral Documents to which it is a party and the Intercreditor Agreement, such Note Guarantee will terminate and the Liens, if any, on the Collateral pledged by such Guarantor pursuant to the Collateral Documents shall be released with respect to the Notes if (x) such sale, exchange, transfer or other disposition is made in compliance with this Indenture, including Section 3.5 and Section 4.1, (y) all the obligations of such Guarantor under all Debt Facilities and related documentation and any other agreements relating to any other Indebtedness of Holdings or its Restricted Subsidiaries terminate upon consummation of such transaction, and (z) the Company or such Guarantor delivers to the Trustee an Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture relating to such action have been complied with.

In addition, each Note Guarantee by a Guarantor (other than Holdings) will be automatically and unconditionally released and discharged, and each Subsidiary and its obligations under the Note Guarantee, this Indenture, the Collateral Documents, the Registration Rights Agreement and the Intercreditor Agreement will be released and discharged, upon:

(1) the release or discharge of such Guarantor from its guarantees of Indebtedness of Holdings and the Guarantor under the ABL Credit Facility (including by reason of the termination of the ABL Credit Facility) and all other Indebtedness of the Company and its Restricted Subsidiaries, if such Guarantor would not then otherwise be required to guarantee the Notes pursuant to this Indenture, except a discharge or release by or as a result of payment under such Guarantee; provided, that if such Person has incurred any Indebtedness or issued any Preferred Stock or Disqualified Stock in reliance on its status as a Guarantor under Section 3.2, such Guarantor’s obligations under such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under Section 3.2;

(2) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(3) the Company exercising its legal defeasance option or covenant defeasance option as described in Section 8.1 or the Company’s obligations under this Indenture being discharged in accordance with Article XII.

(c) The Note Guarantee provided by Holdings will be released upon a Permitted Restructuring in compliance with Section 4.2.

SECTION 10.3. Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed

Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

COLLATERAL AND SECURITY

SECTION 11.1. The Collateral.

(a) The due and punctual payment of the principal of, premium, if any, and interest (including Special Interest) on the Notes and the Note Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Note Guarantees and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Company set forth in Section 7.7 and Section 8.5 herein, and the Notes and the Note Guarantees and the Collateral Documents, shall be secured by (i) first-priority Liens and security interests on the First Priority Collateraland (ii) second-priority Liens and security interests on the ABL Collateral, in each case subject to Permitted Liens, as provided in the Collateral Documents which the Company and the Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture and will be secured by all Collateral Documents hereafter delivered as required or permitted by this Indenture, the Collateral Documents and the Intercreditor Agreement.

(b) The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders and the Trustee, in each case pursuant to the terms of the Collateral Documents and the Intercreditor Agreement, and the Collateral Agent is hereby authorized to execute and deliver the Collateral Documents and the Intercreditor Agreement.

(c) Each Holder, by its acceptance of any Notes and the Note Guarantees, hereby appoints the Trustee to serve as Collateral Agent and representative of the Holders under each of the Collateral Documents and the Intercreditor Agreement, and authorizes the Collateral Agent to execute and enter into each of the Collateral Documents and the Intercreditor Agreement and all other instruments relating to the Collateral Documents and (i) to take action and exercise such powers as are expressly required or permitted hereunder and under the Intercreditor Agreement, the Collateral Documents and all instruments relating hereto and thereto and (ii) to exercise such powers and perform such duties as are in each case, expressly delegated to the Collateral Agent by the terms hereof and thereof together with such other powers as are reasonably incidental hereto and thereto.

(d) Notwithstanding any provision to the contrary elsewhere in this Indenture, the Intercreditor Agreement or the Collateral Documents, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or therein or any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Intercreditor Agreement or any Collateral Document or otherwise exist against the Collateral Agent. For the avoidance of doubt, the Collateral Agent shall have no duty or obligation to any Holder or any other Person to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected or insured or has been encumbered or that the liens granted to the Collateral Agent pursuant to the Collateral Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

(e) The Collateral Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Security Documents in good faith and in accordance with the advice or opinion of such counsel.

(f) Each Holder, by its acceptance of any Notes and the Note Guarantees, hereby consents and agrees to the terms of the Collateral Documents and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights under the Collateral Documents and the Intercreditor Agreement in accordance therewith.

(g) The Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledges that, as more fully set forth in the Collateral Documents and the Intercreditor Agreement, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Lien of this Indenture and the Collateral Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Collateral Documents and the Intercreditor Agreement and actions that may be taken thereunder.

(h) The Collateral Agent shall not be liable for any action taken or not taken by it under this Indenture, the Intercreditor Agreement or any of the Collateral Documents (i) with the consent or at the request of the Holders of a majority of the aggregate principal amount of the outstanding Notes or (ii) in the absence of its own gross negligence or willful misconduct.

SECTION 11.2. Further Assurances.

(a) The Company and the Guarantors shall, at their sole expense, do or cause to be done all acts which may be reasonably necessary, if requested by the Collateral Agent, to confirm that the Collateral Agent holds, for the benefit of the Holders and the Trustee, duly created, enforceable and perfected first or second priority Liens and security interests, as applicable, in the Collateral (subject to Permitted Liens) to the extent required by this Indenture, the Collateral Documents and the Intercreditor Agreement.

(b) As necessary, or upon request of the Collateral Agent or the Trustee, the Company and the Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary, or as the Collateral Agent or the Trustee may reasonably request, to assure, perfect, transfer and confirm the property and rights conveyed by the Collateral Documents, including with respect to after-acquired Collateral, to the extent required thereunder.

(c) The Company shall comply with the applicable provisions of the Trust Indenture Act as they relate to the Collateral. The Company will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Notes, to be complied with. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable.

SECTION 11.3. After-Acquired Property. Upon the acquisition by the Company or any Guarantor after the date of this Indenture of (1) any after-acquired assets, including, but not limited to, any after-acquired real property or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the First Priority Collateral or ABL Collateral, as applicable, or (2) any material Additional Assets out of the net cash proceeds from any issuance of Additional Notes or in compliance with Section 3.5, the Company or such Guarantor shall execute and deliver, (i) with regard to any real property (other than Excluded Property) with a fair market value of $1.0 million or more, the items described in Section 11.5 below within 90 days of the date of acquisition, and (ii) to the extent required by the Collateral Documents, any information, documentation or other certificates as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Property) and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture, the Notes, the Collateral Documents and the Intercreditor Agreement relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

SECTION 11.4. Impairment of Security Interest. Neither Holdings, the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the Holders with respect to the Collateral. Neither Holdings, the Company nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Agent or the collateral agent under the ABL Credit Facility), any interest whatsoever in the Collateral, other than Permitted Liens. Neither Holdings, the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement. Holdings and the Company shall, and shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee or the Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents.

SECTION 11.5. Real Estate Mortgages and Filings. With respect to the properties to be subject to a mortgage lien (including all applicable after-acquired properties) that form a portion of the First Priority Collateral (individually and collectively, the “Premises”):

(1) the Company or the applicable Guarantor shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the Holders of the Notes, fully executed counterparts of Mortgages, each dated not later than 60 days of the date of this Indenture or 90 days of the date of acquisition of such property, as the case may be, in accordance with the requirements of this Indenture and/or the Collateral Documents, duly executed by the Company or the applicable Guarantor, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected first priority Lien, subject to Permitted Liens, against the properties purported to be covered thereby. Notwithstanding the foregoing, to the extent that a Mortgage is required to be delivered with respect to any real property located in a jurisdiction that imposes mortgage recording taxes, such Mortgage shall not be required to secure Indebtedness in an amount exceeding 100% of the fair market value of such Mortgaged Property;

(2) within the applicable period of time specified in clause (1) above, the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid first priority Liens thereon free and clear of all Liens, defects and encumbrances, other than Permitted Liens, all such title policies to be in amounts equal to 100% of the estimated fair market value of the Premises covered thereby, and such policies shall also include, to the extent available, all such endorsements as shall be reasonably required and shall be accompanied by evidence of the payment in full of all premiums thereon (or that satisfactory arrangements for such payment have been made); and

(3) within the applicable period of time specified in clause (1) above, the Company shall, or shall cause the Guarantors to, deliver to the Collateral Agent (x) with respect to each of the covered Premises owned on the date of this Indenture, such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance policies) (in each case, to the extent existing on the Issue Date), local counsel opinions, fixture filings, along with such other documents, instruments, certificates and agreements, as the Collateral Agent and its counsel shall reasonably request, and (y) with respect to each of the covered Premises acquired after the date of this Indenture, such filings, surveys (to the extent existing at the time of the acquisition), fixture filings, instruments, certificates, agreements and/or other documents necessary to comply with clauses (1) and (2) above and to perfect the Collateral Agent’s security interest and first priority Lien in such acquired covered Premises, together with such local counsel opinions as the Collateral Agent and its counsel shall reasonably request.

SECTION 11.6. Release of Liens on the Collateral.

(a) The Liens on the Collateral will be released with respect to the Notes:

(1) in whole, upon payment in full of the principal of, accrued and unpaid interest (including Special Interest, if any) and premium, if any, on the Notes;

(2) in whole, upon satisfaction and discharge of this Indenture as set forth in Article XII hereof;

(3) in whole, upon a legal defeasance as set forth in Section 8.2 hereof;

(4) in part, as to any property constituting Collateral (A) that is sold or otherwise disposed of by Holdings, the Company or any of the Restricted Subsidiaries in a transaction permitted by Section 3.5 and by the Collateral Documents, to the extent of the interest sold or disposed of, or otherwise not prohibited by this Indenture and the Collateral Documents; (B) that is cash or Net Proceeds withdrawn from the Collateral Account for any one or more purposes permitted by Section 3.5(a) hereof; (C) with respect to ABL Collateral, upon any release, sale or disposition (other than in connection with a cancellation or termination of the ABL Credit Facility) of any ABL Collateral pursuant to the terms of the ABL Credit Facility resulting in the release of the Lien on such Collateral securing the ABL Credit Facility; (D) that is Capital Stock of a Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act, due to the fact that such Subsidiary’s Capital Stock secures the Notes, to file separate financial statements with the SEC (or any other governmental agency); or (E) otherwise in accordance with, and as expressly provided for under, this Indenture or the Intercreditor Agreement;

(5) that is owned by a Guarantor that is released from its Note Guarantee in accordance with this Indenture;

(6) in connection with a Permitted Restructuring in compliance with Section 4.2; and

(7) with the consent of Holders of 66 2/3% in aggregate principal amount of the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes), provided, that, in the case of any release in whole pursuant to clauses (1) through (5) above, all amounts owing to the Trustee under this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement have been paid.

(b) To the extent applicable, the Company and each Guarantor will furnish to the Trustee, prior to each proposed release of First Priority Collateral (and, to the extent required by the TIA, prior to the proposed release of any other Collateral) pursuant to the Collateral Documents and this Indenture:

(1) an Officers’ Certificate requesting such release, including a statement to the effect that all conditions precedent provided for in this Indenture and the Collateral Documents to such release have been complied with;

(2) a form of such release (which release shall be in form reasonably satisfactory to the Trustee and shall provide that the requested release is without recourse or warranty to the Trustee);

(3) all documents required by TIA §314(d), this Indenture, the Collateral Documents and the Intercreditor Agreement; and

(4) an Opinion of Counsel to the extent required by TIA §314(d), this Indenture, the Collateral Documents and the Intercreditor Agreement.

Upon compliance by the Company or the Guarantors, as the case may be, with the conditions precedent set forth above, and upon delivery by the Company or such Guarantor to the Trustee of an Opinion of Counsel to the effect that such conditions precedent have been complied with, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Company, or the Guarantors, as the case may be, the released Collateral.

(c) For purposes of the TIA, the release of any Collateral from the terms of the Collateral Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof or affect the Lien of this Indenture or the Collateral Documents if and to the extent the Collateral is released pursuant to this Indenture, the Collateral Documents or the Intercreditor Agreement or upon the termination of this Indenture.

(d) If the Company or a Guarantor at any time after such release of Liens on Collateral notifies the Collateral Agent in writing that any additional action by the Collateral Agent, or the delivery of any additional instrument executed by the Collateral Agent, is required to release, discharge or terminate security interests granted to the Collateral Agent with respect to the property subject to the release or any notice, filing or registration with respect thereto, the Collateral Agent will, at the requestor’s expense and as reasonably requested by the requestor in such notice, take such action or execute and deliver (and if requested acknowledge) such other instruments effecting or confirming the release, discharge or termination of any security interest or other Lien described above or any notice, filing or registration of any security interest or other Lien described above; provided, however, the Collateral Agent shall not be liable for any such actions to so release or discharge or terminate any security interest in accordance with subsection (d).

SECTION 11.7. Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Collateral Documents.

(a) Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, each of the Trustee or the Collateral Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of its rights or any of the rights of the Holders under the Collateral Documents and the Intercreditor Agreement and (b) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Company and the Subsidiaries hereunder and thereunder. Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, the Trustee or the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b) The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Collateral Documents or otherwise.

(c) Where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Company and the relevant Guarantor shall deliver to the Trustee or the Collateral Agent the following:

(i)	a notice from the Company of such Collateral;

(ii)	the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Collateral Documents entered into on the date of this Indenture, with such changes thereto as the Company shall consider appropriate, or in such other form as the Company shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee or the Collateral Agent;

(iii)	an Officers’ Certificate to the effect that the Collateral being added is in the form, consists of the assets and is in the amount or otherwise has the fair market value required by this Indenture;

(iv)	an Officers’ Certificate and, in the case of Collateral being added with respect to a new Note Guarantee, an Opinion of Counsel, to the effect that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with, which Opinion of Counsel (if any) shall provide customary opinions as to the creation and perfection of the Collateral Agent’s Lien on such Collateral and as to the due authorization, execution, delivery, validity and enforceability of the Collateral Document being entered into; and

(v)	such financing statements, if any, as the Company shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.

(d) The Trustee or the Collateral Agent, in giving any consent or approval under the Collateral Documents, shall be entitled to receive, as a condition to such consent or approval, an Officers’ Certificate and an Opinion of Counsel to the effect that the action or omission for which consent or approval is to be given does not impair the security of the Holders in contravention of the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement, and the Trustee or the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officers’ Certificate and Opinion of Counsel.

SECTION 11.8. Collateral Accounts.

(a) The Trustee is authorized to receive any funds for the benefit of the Holders distributed under, and in accordance with, the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement.

(b) Prior to the Issue Date, the Trustee shall have established the Collateral Account, which shall at all times hereafter until this Indenture shall have terminated, be maintained with, and under the sole control of, the Trustee. The Collateral Account shall be a trust account and shall be established and maintained by the Trustee at one of its corporate trust offices (which may include the New York corporate trust office) and all Collateral shall be credited thereto. All cash and Cash Equivalents received by the Trustee from Asset Dispositions of Collateral, Recovery Events, Asset Swaps involving the transfer of Collateral, foreclosures of or sales of the Collateral, issuances of Additional Notes and other awards or proceeds pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Collateral Documents, shall be deposited in the Collateral Account to the extent required by this Indenture, the Collateral Documents or the Intercreditor Agreement, and thereafter shall be held, applied and/or disbursed by the Trustee in accordance with the terms of this Indenture (including, without limitation, Section 2.1(a), Section 3.5, Section 6.10 and Section 11.8(a). In connection with any and all deposits to be made into the Collateral Account under this Indenture, the Trustee shall receive an Officers’ Certificate directing the Trustee to make such deposit.

(c) Pending the distribution of funds in the Collateral Account in accordance with the provisions hereof and provided that no Event of Default shall have occurred and be continuing, the Company may direct the Trustee to invest such funds in Cash Equivalents specified in such direction, such investments to mature by the times such funds are needed hereunder and such direction to certify that such funds constitute Cash Equivalents and that no Event of Default shall have occurred and be continuing. So long as no Event of Default shall have occurred and be continuing, the Company may direct the Trustee to sell, liquidate or cause the redemption of any such investments and to transmit the proceeds to the Company or its designee, in each case, to the extent permitted under Section 2.1(a) and Section 3.5 hereof, such direction to certify that no Event of Default shall have occurred and be continuing. Any gain or income on any investment of funds in the Collateral Account shall be credited to the Collateral Account. The Trustee shall have no liability for any loss incurred in connection with any investment or any sale, liquidation or redemption thereof made in accordance with the provisions of this Section 11.8(c).

SECTION 11.9. Negative Pledge.

Holdings and its Restricted Subsidiaries will not further pledge the Collateral as security or otherwise, subject to Permitted Liens. The Company, however, subject to compliance by the Company with Section 3.2, has the ability to issue an unlimited aggregate principal amount of Additional Notes having identical terms and conditions as the Notes, all of which may be secured by the Collateral (subject, in each case to the limitations of Section 3.6); provided, however, that (1) to the extent not used to refinance Senior Secured Debt, the net cash proceeds from any such issuance of Additional Notes shall be invested in Additional Assets, which Additional Assets, to the extent constituting First Priority Collateral, are thereupon with their acquisition added to the First Priority Collateral securing the Notes; and (2) pending such investment, any such net cash proceeds in an aggregate amount in excess of $5.0 million shall be deposited into the Collateral Account or become the subject of a Net Proceeds Letter of Credit promptly upon the receipt of such net cash proceeds; provided, further that if the proceeds of the Additional Notes are invested in Additional Assets described in clause (ii) or (iii) of the definition thereof, at least a majority of such assets which would constitute First Priority Collateral of the applicable Restricted Subsidiary (on a book value basis) become First Priority Collateral upon acquisition thereof.

ARTICLE XII

SATISFACTION AND DISCHARGE

SECTION 12.1. Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a) either:

(1) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(b) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(c) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement; and

(d) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause (a)(2) of this Section 12.1, the provisions of Sections 12.2 and 8.6 hereof will survive. In addition, nothing in this Section 12.1 will be deemed to discharge those provisions of Section 7.7 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

SECTION 12.2. Application of Trust Money.

Subject to the provisions of Section 8.6 hereof, all money deposited with the Trustee pursuant to Section 12.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Special Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.1 hereof; provided that if the Company has made any payment of principal of, premium or Special Interest, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control. Each Guarantor in addition to performing its obligations under its Note Guarantee shall perform such other obligations as may be imposed upon it with respect to this Indenture under the TIA.

SECTION 13.2. Notices. Any notice or communication shall be in writing and delivered in person, sent by facsimile, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Company or to any Guarantor:

Edgen Murray Corporation

18444 Highland Road

Baton Rouge, Louisiana 70809

Attention: David Laxton and Melissa Allen

Telecopy: (225) 756-7953

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104-2808

Attention: Sarah Gelb, Esq.

Fax: (215) 994-2222

if to the Trustee, at its corporate trust office, which

corporate trust office for purposes of this Indenture is at

the date hereof located at:

The Bank of New York Mellon

Trust Company, National Association

101 Barclay Street, 8W

New York, NY 10286

Attention: Corporate Trust Administration

Telecopy: 904-645-1921

The Company or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Company or any Guarantor shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if transmitted by facsimile; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, and five calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee shall be deemed delivered upon receipt.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

SECTION 13.3. Communication by Holders with other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 13.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Collateral Documents or the Intercreditor Agreement, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture, the applicable Collateral Documents and the Intercreditor Agreement relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 13.5. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 13.6. When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.7. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.8. Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

SECTION 13.9. GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF, AND THE FEDERAL COURTS LOCATED IN, THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES.

SECTION 13.10. No Recourse Against Others. An incorporator, director, officer, employee, member, partner or stockholder of the Company, Parent, Holdings or any Subsidiary of Holdings, solely by reason of this status, shall not have any liability for any obligations of the Company, Parent, Holdings or any Subsidiary of Holdings under the Notes, this Indenture, the Collateral Documents, the Intercreditor Agreement or the Note Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are a part of the consideration for the issuance of the Notes.

SECTION 13.11. Successors. All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

In case any provision in this Indenture or in the Notes or the Note Guarantees is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 13.13. Qualification of Indenture. The Company has agreed to qualify this Indenture under the TIA in accordance with the terms and conditions of the Registration Rights Agreement and to pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Trustee and the Holders) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Company any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

SECTION 13.14. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.15. WAIVERS OF JURY TRIAL. THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES, ANY COLLATERAL DOCUMENT OR THE INTERCREDITOR AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.16. Intercreditor Agreement Controls. Notwithstanding any contrary provision in this Indenture, this Indenture is subject to the provisions of the Intercreditor Agreement. The Company, the Guarantors and the Trustee acknowledge and agree to be bound by the provisions of the Intercreditor Agreement.

SECTION 13.17. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.18. Severability. In case any provision in this Indenture or in the Notes or the Note Guarantees is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

EDGEN MURRAY CORPORATION,
as Issuer

By:	/s/ David L. Laxton, III
Name:	David L. Laxton, III
Title:	Executive Vice President, Chief Financial Officer and Secretary

EDGEN MURRAY II, L.P., as Guarantor

By:	/s/ David L. Laxton, III
Name:	David L. Laxton, III
Title:	Executive Vice President, Chief Financial Officer and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Geraldine Creswell
Name:	Geraldine Creswell
Title:	Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

[Applicable Restricted Notes Legend]

[Depository Legend, if applicable]

No. [ ]	Principal Amount $[ ]
CUSIP NO.

EDGEN MURRAY CORPORATION

12  1/4% Senior Secured Note due 2015

Edgen Murray Corporation, a Nevada corporation, promises to pay to [Cede & Co.],* or its registered assigns, the principal sum of              Dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto],* on January 15, 2015.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

Additional provisions of this Note are set forth on the other side of this Note.

EDGEN MURRAY CORPORATION

By:
Name:
Title:

*	Insert in Global Notes only

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee, certifies

that this is one of

the Notes referred

to in the Indenture.

By:
	Authorized Officer	Date: , 2009

[FORM OF REVERSE SIDE OF NOTE]

EDGEN MURRAY CORPORATION

12 1/4% Senior Secured Note due 2015

1. Interest

Edgen Murray Corporation, a Nevada corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company will pay interest semiannually on January 15 and July 15 of each year commencing July 15, 2010. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from December 23, 2009. The Company shall pay interest on overdue principal, and on overdue premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If an exchange offer (the “Exchange Offer”) registered under the Securities Act is not consummated or a shelf registration statement (the “Shelf Registration Statement”) under the Securities Act with respect to resales of the Notes is not declared effective by the SEC on or before the date that is 310 days after the Issue Date (the “Target Registration Date”) in accordance with the terms of the Registration Rights Agreement, dated as of December 23, 2009 (the “Registration Rights Agreement”), among the Company, the Guarantor and the initial purchasers named therein, the annual interest rate borne by the Notes shall be increased from the rate shown above by 0.25% per annum for the first 90-day period immediately following the Target Registration Date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.00% per annum, until the Exchange Offer is completed or the Shelf Registration Statement is declared effective or the Securities cease to be Registrable Securities (as defined in the Registration Rights Agreement), whichever occurs first, as described in the Registration Rights Agreement. The Holder of this Note is entitled to the benefits of such Registration Rights Agreement. Special Interest shall be paid to the same Persons, in the same manner and at the same times as regular interest.

2. Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest (including Special Interest, if any). The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the January 1 or July 1 next preceding the interest payment date even if Notes are cancelled, repurchased or redeemed after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. The Company will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, The Bank of New York Mellon Trust Company, National Association (the “Trustee”) will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Company may act as Paying Agent, Registrar or co-registrar.

4. Indenture

The Company issued the Notes under an Indenture dated as of December 23, 2009 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, as issuer, Edgen Murray II, L.P., as a Guarantor and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Notes are secured senior obligations of the Company. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited, provided that at least the net cash proceeds from any issuance of Additional Notes are invested in Additional Assets in accordance with the Indenture. This Note is one of the 12 1/4% Senior Secured Notes due 2015 referred to in the Indenture. The Notes include (i) $465,000,000 aggregate principal amount of the Company’s 12 1/4% Senior Secured Notes due 2015 issued under the Indenture on December 23, 2009 (herein called “Initial Notes”), (ii) if and when issued, additional 12 1/4% Senior Secured Notes due 2015 of the Company that may be issued from time to time under the Indenture subsequent to December 23, 2009 (herein called “Additional Notes”) as provided in Section 2.1(a) of the Indenture and (iii) if and when issued, the Company’s 12 1/4% Senior Secured Notes due 2015 that may be issued from time to time under the Indenture in exchange for Initial Notes or Additional Notes in an offer registered under the Securities Act, as provided in the Registration Rights Agreement (herein called “Exchange Notes”). The Initial Notes, Additional Notes and Exchange Notes are treated as a single class of securities under the Indenture and shall be secured by first and second priority Liens and security interests, subject to Permitted Liens, in the Collateral. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, sale-leaseback transactions, transaction with affiliates, the making of payments for consents, business activities, designation of restricted and unrestricted subsidiaries, the entering into of agreements that restrict distributions from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Company under the Indenture, the Notes, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally guaranteed (and future guarantors, together with the Guarantors, will unconditionally guarantee), jointly and severally, such obligations on a senior, secured basis pursuant to the terms of the Indenture.

5. Redemption and prepayment

Except as described below, the Notes will not be redeemable at the Company’s option prior to January 15, 2013.

At any time prior to January 15, 2013 the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of Notes issued under the Indenture at a redemption price of 112.25% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings of the Company (or of Holdings, any Parent, to the extent such proceeds are contributed to the Company’s common equity capital); provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering or contribution.

At any time prior to January 15, 2013 the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after January 15, 2013 the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2013	106.125%
2014 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at January 15, 2013 (such redemption price being set forth in the table appearing above) plus (ii) all required interest payments due on the Note through January 15, 2013 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note, if greater.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2013; provided, however, that if the period from the redemption date to January 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Prior to the mailing of any notice of redemption of the Notes, the Company shall deliver to the Trustee an Officers’ Certificate stating that the conditions precedent to the right of redemption have occurred. Any such notice to the Trustee may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect. The Company will be bound to redeem the Notes on the date fixed for redemption.

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

The Company is not required to make any mandatory redemption payments or sinking fund payments with respect to the Notes.

6. Change of Control Repurchase Provisions

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under paragraph 5 of the Notes, each Holder will have the right to require the Company to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

7. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

8. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9. Unclaimed Money

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years after such principal, premium, if any, or interest has become due and payable, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company for payment as general creditors unless an abandoned property law designates another person and not to the Trustee for payment.

10. Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes, the Indenture, the Collateral Documents and the Intercreditor Agreement if the Company deposits with the Trustee money or Government Securities for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

11. Amendment, Supplement, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement may be amended or supplemented by the Company, the Guarantors and Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended without the consent of each Holder affected or, in certain cases described in the Indenture, the Collateral Documents and the Intercreditor Agreement, the consent of Holders of 66 2/3% in aggregate principal amount of the Notes) or noncompliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Trustee and, other than with respect to clause (8) below, the Guarantors may amend or supplement the Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement (1) to cure any ambiguity, defect or inconsistency; (2) to provide for uncertificated Notes in addition to or in place of certificated Notes; (3) to provide for the assumption of Holdings’, the Company’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article IV or X of the Indenture; (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder or under the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement of any such Holder; (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (6) to conform the text of the Indenture, Note Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” section was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees; (7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date hereof; (8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; (9) to add additional Collateral to secure the Notes; or (10) to release Liens in favor of the Collateral Agent in the Collateral as provided in Section 11.6 of the Indenture.

12. Defaults and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by Holdings, the Company or any of its Restricted Subsidiaries for 30 days after notice to Holdings by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, voting as a single class, to comply with the provisions described in Section 3.5, 3.10 or 4.1 of the Indenture;

(4) failure by Holdings or any of its Restricted Subsidiaries for 60 days after notice to Holdings by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, voting as a single class, to comply with any of the other agreements in the Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay any such Indebtedness at its stated final maturity (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) failure by Holdings or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million (net of any amount covered by a non-affiliated third-party insurer that has not denied liability), which judgments are not paid, discharged or stayed for a period of 90 days;

(7) any (x) Note Guarantee, (y) Collateral Document governing a security interest with respect to any Collateral having a fair market value in excess of $10.0 million or (z) obligation under the Intercreditor Agreement, in each case, of Holdings, the Company or a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the date of the latest audited consolidated financial statements for Holdings and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture and the Note Guarantees) or is declared null and void in a judicial proceeding or Holdings or any Guarantor that is a Significant Subsidiary or group of Guarantors that taken together as of the date of the latest audited consolidated financial statements of Holdings and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture;

(8) certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to Holdings, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(9) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of the Indenture and other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture if such Default continues for 60 days, (B) the declaration that the security interest with respect to such Collateral created under the Collateral Documents or under the Indenture is invalid or unenforceable, if such Default continues for 60 days or (C) the assertion by Holdings, the Company or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest (including Special Interest), if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.

In the case of an Event of Default specified in clause (8) above, with respect to Holdings, the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.

The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.

Subject to the provisions of the Indenture relating to the duties of the trustee or the collateral agent, in case an Event of Default occurs and is continuing, the trustee or the collateral agent will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement at the request or direction of any holders of Notes unless such holders have offered to the trustee or the collateral agent reasonable indemnity or security against any loss, liability or expense.

13. Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14. No Recourse Against Others

An incorporator, director, officer, employee or stockholder of each of the Company, Parent, Holdings or any Subsidiary of Holdings, solely by reason of this status, shall not have any liability for any obligations of the Company, Parent, Holdings or any Subsidiary of Holdings under the Notes, the Indenture, the Collateral Documents, the Intercreditor Agreement or the Note Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are a part of the consideration for the issuance of the Notes.

15. Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

17. CUSIP, Common Code and ISIN Numbers

The Company has caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture, which has in it the text of this Note in larger type. Requests may be made to:

Edgen Murray Corporation

18444 Highland Road

Baton Rouge, Louisiana 70809

Attention: Treasurer

19. USA Patriot Act

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to the Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                              agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:                                                                                                                                           Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Company and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Company.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Company; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act (provided that the transferee has furnished to the Trustee a signed letter containing certain representations and agreements, the form of which letter appears as Section 2.9 of the Indenture); or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 of the Indenture); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature
Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 3.5 or 3.10 of the Indenture, check either box:

☐          ☐

3.5        3.10

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.5 or Section 3.10 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $         and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):                     .

Date:                      Your Signature

                                                         (Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

NOTE GUARANTEE

Pursuant to the Indenture (the “Indenture”) dated as of December 23, 2009 among Edgen Murray Corporation, the Guarantors party thereto from time to time (the “Guarantors”) and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee”), each Guarantor, subject to the provisions of Article X of the Indenture, hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest (including Special Interest) on the Notes and all other obligations and liabilities of the Company under the Indenture (including without limitation interest (including Special Interest) accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7 of the Indenture), the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

The Guarantors will also agree to pay any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under the Note Guarantees. The obligations of the Guarantors under the Note Guarantees will rank equally in right of payment with other Indebtedness of such Guarantors, except to the extent such other Indebtedness is expressly subordinated to the obligations arising under the Note Guarantees, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

Each Guarantor agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under Article X of the Indenture notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2 of the Indenture, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under the Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Collateral Agent for the Guaranteed Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee under the Indenture shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2 or Article VIII of the Indenture. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest (including Special Interest) on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in the Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable fees and expenses agents and attorneys) incurred by the Trustee or the Holders in enforcing any rights under this Section.

EDGEN MURRAY II, L.P. as Guarantor

By:
Name:
Title:

EXHIBIT B

[FORM OF FACE OF NOTE]

[Depository Legend, if applicable]

No. [ ]	Principal Amount $[ ]
CUSIP NO.

EDGEN MURRAY CORPORATION

12  1/4% Senior Secured Note due 2015

Edgen Murray Corporation, a Nevada corporation, promises to pay to [Cede & Co.],* or its registered assigns, the principal sum of              Dollars[, as revised by the Schedule of Increases and Decreases in Global Note attached hereto],* on January 15, 2015.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

Additional provisions of this Note are set forth on the other side of this Note.

EDGEN MURRAY CORPORATION

By:
Name:
Title:

*	Insert in Global Notes only

TRUSTEE’S CERTIFICATE OF

    AUTHENTICATION

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee, certifies

that this is one of

the Notes referred

to in the Indenture.

By:
	Authorized Officer	Date: , 2009

[FORM OF REVERSE SIDE OF NOTE]

EDGEN MURRAY CORPORATION

12 1/4% Senior Secured Note due 2015

1. Interest

Edgen Murray Corporation, a Nevada corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company will pay interest semiannually on January 15 and July 15 of each year commencing January 15, 2010. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from December 23, 2009. The Company shall pay interest on overdue principal, and on overdue premium (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest (including Special Interest, if any). The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the January 1 or July 1 next preceding the interest payment date even if Notes are cancelled, repurchased or redeemed after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. The Company will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, The Bank of New York Mellon Trust Company, National Association (the “Trustee”) will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Company may act as Paying Agent, Registrar or co-registrar.

4. Indenture

The Company issued the Notes under an Indenture dated as of December 23, 2009 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, as issuer, Edgen Murray II, L.P., as a Guarantor and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Notes are secured senior obligations of the Company. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited, provided that at least the net cash proceeds from any issuance of Additional Notes are invested in Additional Assets in accordance with the Indenture. This Note is one of the 12 1/4% Senior Secured Notes due 2015 referred to in the Indenture. The Notes include (i) $465,000,000 aggregate principal amount of the Company’s 12 1/4% Senior Secured Notes due 2016 issued under the Indenture on December 23, 2009 (herein called “Initial Notes”), (ii) if and when issued, additional 12 1/4% Senior Secured Notes due 2015 of the Company that may be issued from time to time under the Indenture subsequent to December 23, 2009 (herein called “Additional Notes”) as provided in Section 2.1(a) of the Indenture and (iii) if and when issued, the Company’s 12 1/4% Senior Secured Notes due 2015 that may be issued from time to time under the Indenture in exchange for Initial Notes or Additional Notes in an offer registered under the Securities Act as provided in the Registration Rights Agreement (herein called “Exchange Notes”). The Initial Notes, Additional Notes and Exchange Notes are treated as a single class of securities under the Indenture and shall be secured by first and second priority Liens and security interests, subject to Permitted Liens, in the Collateral. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, sale-leaseback transactions, transaction with affiliates, the making of payments for consents, business activities, designation of restricted and unrestricted subsidiaries, the entering into of agreements that restrict distributions from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Company under the Indenture, the Notes, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally guaranteed (and future guarantors, together with the Guarantors, will unconditionally guarantee), jointly and severally, such obligations on a senior, secured basis pursuant to the terms of the Indenture.

5. Redemption and prepayment

Except as described below, the Notes will not be redeemable at the Company’s option prior to January 15, 2013.

At any time prior to January 15, 2013 the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of Notes issued under the Indenture at a redemption price of 112.25% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings of the Company (or of Holdings, any Parent, to the extent such proceeds are contributed to the Company’s common equity capital); provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering or contribution.

At any time prior to January 15, 2013 the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after January 15, 2013 the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2013	106.125%
2014 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at January 15, 2013 (such redemption price being set forth in the table appearing above) plus (ii) all required interest payments due on the Note through January 15, 2013 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note, if greater.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2013; provided, however, that if the period from the redemption date to January 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Prior to the mailing of any notice of redemption of the Notes, the Company shall deliver to the Trustee an Officers’ Certificate stating that the conditions precedent to the right of redemption have occurred. Any such notice to the Trustee may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect. The Company will be bound to redeem the Notes on the date fixed for redemption.

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

The Company is not required to make any mandatory redemption payments or sinking fund payments with respect to the Notes.

6. Change of Control Repurchase Provisions

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under paragraph 5 of the Notes, each Holder will have the right to require the Company to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

7. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

8. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9. Unclaimed Money

If money for the payment of principal premium, if any, or interest remains unclaimed for two years after such principal, premium, if any, or interest has become due and payable, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company for payment as general creditors unless an abandoned property law designates another person and not to the Trustee for payment.

10. Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes, the Indenture, the Collateral Documents and the Intercreditor Agreement if the Company deposits with the Trustee money or Government Securities for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

11. Amendment, Supplement, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement may be amended or supplemented by the Company, Guarantors and Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended without the consent of each Holder affected or, in certain cases described in the Indenture, the Collateral Documents and the Intercreditor Agreement, the consent of Holders of 66 2/3% in aggregate principal amount of the Notes) or noncompliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Trustee and, other than with respect to clause (8) below, the

Guarantors may amend or supplement the Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement (1) to cure any ambiguity, defect or inconsistency; (2) to provide for uncertificated Notes in addition to or in place of certificated Notes; (3) to provide for the assumption of Holdings’, the Company’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article IV or X of the Indenture; (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder or under the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement of any such Holder; (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (6) to conform the text of the Indenture, Note Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” section was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees; (7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date hereof; (8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; (9) to add additional Collateral to secure the Notes; or (10) to release Liens in favor of the Collateral Agent in the Collateral as provided in Section 11.6 of the Indenture.

12. Defaults and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by Holdings, the Company or any of its Restricted Subsidiaries for 30 days after notice to Holdings by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, voting as a single class, to comply with the provisions described in Section 3.5, 3.10 or 4.1 of the Indenture;

(4) failure by Holdings or any of its Restricted Subsidiaries for 60 days after notice to Holdings by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, voting as a single class, to comply with any of the other agreements in the Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay any such Indebtedness at its stated final maturity (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) failure by Holdings or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million (net of any amount covered by a non-affiliated third-party insurer that has not denied liability), which judgments are not paid, discharged or stayed for a period of 90 days;

(7) any (x) Note Guarantee, (y) Collateral Document governing a security interest with respect to any Collateral having a fair market value in excess of $10.0 million or (z) obligation under the Intercreditor Agreement, in each case, of Holdings, the Company or a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the date of the latest audited consolidated financial statements for Holdings and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture and the Note Guarantees) or is declared null and void in a judicial proceeding or Holdings or any Guarantor that is a Significant Subsidiary or group of Guarantors that taken together as of the date of the latest audited consolidated financial statements of Holdings and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture;

(8) certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to Holdings, the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(9) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of the Indenture and other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture if such Default continues for 60 days, (B) the declaration that the security interest with respect to such Collateral created under the Collateral Documents or under the Indenture is invalid or unenforceable, if such Default continues for 60 days or (C) the assertion by Holdings, the Company or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company and the

Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest (including Special Interest), if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.

In the case of an Event of Default specified in clause (8) above, with respect to Holdings, the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries of Holdings that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.

The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.

Subject to the provisions of the Indenture relating to the duties of the trustee or the collateral agent, in case an Event of Default occurs and is continuing, the trustee or the collateral agent will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement at the request or direction of any holders of Notes unless such holders have offered to the trustee or the collateral agent reasonable indemnity or security against any loss, liability or expense.

13. Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14. No Recourse Against Others

An incorporator, director, officer, employee or stockholder of each of the Company, Parent, Holdings or any Subsidiary of Holdings, solely by reason of this status, shall not have any liability for any obligations of the Company, Parent, Holdings or any Subsidiary of Holdings under the Notes, the Indenture, the Collateral Documents, the Intercreditor Agreement or the Note Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are a part of the consideration for the issuance of the Notes.

15. Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

17. CUSIP, Common Code and ISIN Numbers

The Company has caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

Edgen Murray Corporation

18444 Highland Road

Baton Rouge, Louisiana 70809

Attention: Treasurer

19. USA Patriot Act

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to the Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                              agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:                                                                                                                                           Your Signature

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 3.5 or 3.10 of the Indenture, check either box:

☐         ☐

3.5       3.10

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.5 or Section 3.10 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $         and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):                             .

Date:                              Your Signature:

              (Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

NOTE GUARANTEE

Pursuant to the Indenture (the “Indenture”) dated as of December 23, 2009 among Edgen Murray Corporation, the Guarantors party thereto from time to time (the “Guarantors”) and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee”), each Guarantor, subject to the provisions of Article X of the Indenture, hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest (including Special Interest) on the Notes and all other obligations and liabilities of the Company under the Indenture (including without limitation interest (including Special Interest) accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7 of the Indenture), the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

The Guarantors will also agree to pay any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under the Note Guarantees. The obligations of the Guarantors under the Note Guarantees will rank equally in right of payment with other Indebtedness of such Guarantors, except to the extent such other Indebtedness is expressly subordinated to the obligations arising under the Note Guarantees, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

Each Guarantor agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under Article X of the Indenture notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2 of the Indenture, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under the Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Collateral Agent for the Guaranteed Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee under the Indenture shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2, Article VIII or Article XII of the Indenture. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest (including Special Interest) on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in the Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section.

EDGEN MURRAY II, L.P.
as Guarantor

By:
Name:
Title:

EXHIBIT C

FORM OF INDENTURE SUPPLEMENT TO ADD SUBSIDIARY GUARANTORS

This Supplemental Indenture, dated as of [             ], 20     (this “Supplemental Indenture” or “Guarantee”), among [name of future Guarantor] (the “Guarantor”), Edgen Murray Corporation (together with its successors and assigns, the “Company”), as issuer and [names of then-existing Guarantors] (the “Existing Guarantor[s]”), as guarantor[s], and The Bank of New York Mellon Trust Company, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Existing Guarantor[s] and the Trustee have heretofore executed and delivered an Indenture, dated as of December 23, 2009 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $465.0 million of 12 1/4% Senior Secured Notes due 2015 of the Company (the “Notes”);

WHEREAS, Section 3.12 of the Indenture provides that after the Issue Date the Company is required to cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a secured basis; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Company and the Existing Guarantor[s] are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company, the Existing Guarantor[s] and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Guarantor hereby becomes a party to the Note Security Agreement as a Grantor (as defined therein) thereunder with the same force and effect as if originally named therein as a Grantor and as such hereby assumes all obligations and liabilities of a Grantor thereunder. The Guarantor agrees to be bound by all of the provisions of the Indenture, the Collateral Documents and the Intercreditor Agreement applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture, the Collateral Documents and the Intercreditor Agreement.

SECTION 2.2 Guarantee. The Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article X of the Indenture on a secured basis.

ARTICLE III

Miscellaneous

SECTION 3.1 Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7 Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[SUBSIDIARY GUARANTOR],
as a Guarantor

By:
Name:
Title:

[Address]

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EDGEN MURRAY CORPORATION

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

EXHIBIT D

Form of Security Agreement

THIS U.S. PLEDGE AND SECURITY AGREEMENT is subject to the terms and provisions of the Intercreditor Agreement, dated as of December 23, 2009 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as collateral agent for the Revolving Credit Claimholders referred to therein, The Bank of New York Mellon Trust Company, National Association, in its capacity as collateral agent for the Notes Claimholders referred to therein, and each of the other parties referred to therein.

U.S. PLEDGE AND SECURITY AGREEMENT

THIS U.S. PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of December 23, 2009 among Edgen Murray Corporation, a Nevada corporation (the “Company”), the other Persons listed on the signature pages hereof (each such Person, including the Company, a “Grantor”, and collectively, the “Grantors”), and The Bank of New York Mellon Trust Company, National Association, in its capacity as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined below).

PRELIMINARY STATEMENT

Pursuant to the Indenture (the “Indenture”), dated as of December 23, 2009, among the Company, the other Grantors and The Bank of New York Mellon Trust Company, National Association, in its capacity as trustee (the “Trustee”), the Company has issued its 12 1/4% Senior Secured Notes due 2015 (the “Notes”). Each Grantor is entering into this Security Agreement in order to induce the Holders to purchase the Notes, and to secure the Secured Obligations (including with respect to any guarantee pursuant to Article X of the Indenture).

ACCORDINGLY, the Grantors and the Collateral Agent, on behalf of the Secured Parties, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Terms Defined in Indenture. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Indenture.

1.2. Terms Defined in UCC. Terms defined in the UCC which are not otherwise defined in this Security Agreement are used herein as defined in the UCC.

1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and in the Preliminary Statement, the following terms shall have the following meanings:

“ABL Collateral Agent” means the “U.S. Revolving Credit Collateral Agent,” as such term is defined in the Intercreditor Agreement.

“ABL Documents” means the “Revolving Credit Documents,” as such term is defined in the Intercreditor Agreement.

“ABL Obligations” means the “Revolving Credit Obligations,” as such term is defined in the Intercreditor Agreement.

“ABL Obligations Payment Date” means the date on which a “Discharge of Revolving Credit Obligations,” as such term is defined in the Intercreditor Agreement, has occurred.

“ABL Priority Collateral” means the “Revolving Credit Primary Collateral,” as such term is defined in the Intercreditor Agreement.

“Accounts” has the meaning set forth in Article 9 of the UCC.

“Additional Grantor” has the meaning set forth in Section 8.14.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” has the meaning set forth in Article 9 of the UCC.

“Collateral” has the meaning set forth in Article II.

“Commercial Tort Claims” shall have the meaning set forth in Article 9 of the UCC.

“Company Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the Notes, the Additional Notes, the Indenture and the Collateral Documents, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, including without limitation interest accruing after the commencement of a proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors and whether or not allowed or allowable as a claim in any such proceeding.

“Control” has the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyright Licenses” means any and all present and future agreements (whether or not in writing) providing for the granting of any right in, to or under Copyrights (whether the applicable Grantor is licensee or licensor thereunder).

“Copyrights” means, collectively, with respect to any Person, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered, whether published or unpublished) and all copyright registrations and applications made by any Person, in each case, whether now owned or hereafter created or acquired by or assigned to any Person, together with any and all (i) renewals and extensions thereof, (ii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iii) rights corresponding thereto throughout the world and (iv) rights to sue for past, present or future infringements thereof.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among any Grantor, a banking institution holding such Grantor’s funds, the Collateral Agent and the ABL Collateral Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by any Grantor with such banking institution; provided, that any agreement substantially similar to an agreement in effect as of the date hereof in connection with the ABL Documents shall be deemed to be reasonably satisfactory to the Collateral Agent.

“Deposit Accounts” has the meaning set forth in Article 9 of the UCC.

“Documents” has the meaning set forth in Article 9 of the UCC.

“Equipment” has the meaning set forth in Article 9 of the UCC.

“Excluded Accounts” means (i) each deposit account containing (1) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies or foreign government agencies with respect to employees of the Grantors and amounts required to be paid over to an employee benefit plan on behalf of or for the benefit of employees of the Grantors, (2) all segregated deposit accounts containing exclusively tax accounts payroll accounts, trust accounts and accounts dedicated to the payment of medical and dental claims to employees of the Grantors, and (3) deposit accounts of which the individual balance does not exceed $250,000, so long as the aggregate balance of such deposit accounts does not at any time exceed $1,000,000, and (ii) each deposit account used, in the ordinary course of business, solely for daily accounts payable and that has an ending daily balance of zero.

“Excluded Payments” has the meaning set forth in Section 4.6(b)(iii).

“Excluded Property” means:

(a) more than 65% of the issued and outstanding Voting Stock of any first-tier Foreign Subsidiary directly owned by the Company or any other Grantors organized under the laws of the United States and any Capital Stock of any second or lower tier Foreign Subsidiary;

(b) more than 65% of the issued and outstanding Equity Interests of any Domestic Subsidiary that is treated as a disregarded entity under Section 7701 of the Code, if substantially all of such Domestic Subsidiary’s assets consist of the stock of one or more Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code;

(c) any Equity Interests of any Unrestricted Subsidiary;

(d) any assets securing purchase money obligations or Capital Lease Obligations permitted to be incurred under the Indenture, solely to the extent that the documentation relating to such Lien prohibit the security interest under this Agreement from attaching to such assets and no Lien on those assets secures any Indebtedness of Holdings, the Company or any of the Restricted Subsidiaries other than such purchase money obligations or Capital Lease Obligations;

(e) any assets (including Equity Interests) subject to a Lien permitted by clause (3) or (4) of the definition of “Permitted Liens”, solely to the extent that the terms of the agreements relating to such Lien prohibit the security interest under this Agreement from attaching to such assets;

(f) any Intellectual Property to the extent that the attachment of the security interest of this Agreement thereto would result in the forfeiture of the Grantors’ rights in such property including, without limitation, any Trademark applications filed in the USPTO on the basis of such Grantor’s “intent-to-use” such Trademark, unless and until acceptable evidence of use of such Trademark has been filed with the USPTO pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), and solely to the extent that granting a security interest in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application;

(g) any assets to the extent that the grant of a security interest pursuant to this Agreement is prohibited by any requirement of law of a Governmental Authority, or requires a consent not obtained of any Governmental Authority pursuant to such requirement of law, or results in the abandonment, invalidation or unenforceability of any right, title or interest of such Grantor in such assets, or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than the

Company and its Subsidiaries to terminate (or materially modify) or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or right of termination or modification or requiring such consent is ineffective under applicable law;

(h) any interests in real property other than fee interests;

(i) any trucks, service vehicles, automobiles, rolling stock or other registered mobile equipment or equipment covered by certificates of title or ownership of Holdings, the Company or any Restricted Subsidiary;

(j) any Excluded Account;

(k) any property where a pledge of such property would, in the reasonable judgment of Holdings or the Company, subject Holdings or the Company to any adverse tax consequences due to the application of Section 956 of the Code; and

(l) any property that the Collateral Agent shall determine in its reasonable discretion in which the cost (including adverse tax consequences) of obtaining a security interest would be excessive in relation to the value of the security to be afforded thereby.

Notwithstanding any of the foregoing, nothing in this definition of “Excluded Property” shall be deemed to limit the obligations of the Grantors to deliver Collateral Access Agreements to the extent required pursuant to Section 4.13 hereof.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Fixtures” has the meaning set forth in Article 9 of the UCC.

“General Intangibles” has the meaning set forth in Article 9 of the UCC.

“Goods” has the meaning set forth in Article 9 of the UCC.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provisional, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) having jurisdiction over Holdings, the Company, any Restricted Subsidiary or any Secured Party as the context may require.

“Guarantor Obligations” means, collectively, the Guaranteed Obligations, and all other obligations and liabilities of each Guarantor pursuant to the terms of the Collateral Documents, including, for the avoidance of doubt, all fees and disbursements of counsel to the Collateral Agent or any Secured Party that are required to be paid by such Guarantor pursuant to the terms of the Indenture or any Collateral Document.

“Instruments” has the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means all intellectual and industrial property rights now owned or hereafter acquired by any Person, including inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Trademark Licenses, Copyright Licenses, trade secrets, know-how, proprietary or confidential information, the intellectual property rights in software and databases and related documentation, all additions and improvements to any of the foregoing and the right to sue for past, present and future violations thereof.

“Inventory” has the meaning set forth in Article 9 of the UCC.

“Investment Property” means the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuer” means any issuer of any Investment Property.

“Joinder” has the meaning set forth in Section 8.14.

“Letter-of-Credit Rights” has the meaning set forth in Article 9 of the UCC.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company and the Guarantors, taken as a whole, to perform their material obligations under the Indenture and the Collateral Documents, (c) any material portion of the Collateral, or the Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on material Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Collateral Agent or the Holders thereunder.

“Patent Licenses” means all present and future agreements providing for the granting of any right in or to Patents (whether the applicable Grantor is licensee or licensor thereunder).

“Patents” means, collectively, with respect to any Person, all letters patent issued or assigned to, and all patent applications and registrations made by, such Person (whether established or registered or recorded in the United States or any other country or any political subdivision thereof and, in each case, whether owned by or licensed to such Person), now existing or hereafter adopted or acquired, together with any and all (i) inventions and improvements described and claimed therein, (ii) reissues, divisions, continuations, reexaminations, extensions and continuations-in-part thereof, and rights to obtain any of the foregoing, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantors, whether or not physically delivered to the Collateral Agent pursuant to this Security Agreement, but in any event excluding any Excluded Property.

“Pledged Notes” means all promissory notes listed on Exhibit C and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business), but in any event excluding any Excluded Property.

“Pledged Stock” means the Equity Interests listed on Exhibit C, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Grantor while this Security Agreement is in effect, but in any event excluding any Excluded Property.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means the Company Obligations and the Guarantor Obligations.

“Secured Parties” means the Collateral Agent, the Trustee, and the Holders.

“Securities Account” has the meaning set forth in Article 8 of the UCC.

“Security” has the meaning set forth in Article 8 of the UCC.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantors shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Grantors now have or hereafter acquire any right, issued by an issuer of such Equity Interest.

“Supporting Obligations” has the meaning set forth in Article 9 of the UCC.

“Trademark Licenses” means any and all present and future agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder).

“Trademarks” means, collectively, with respect to any Person, all trademarks, service marks, slogans, logos, certification marks, trade dress, domain names, corporate names, trade names and other source or business identifiers, whether registered or unregistered, owned by or assigned to such Person and all registrations and applications for the foregoing (whether statutory or common law, whether established or registered in the United States, any State thereof, or any other country or any political subdivision thereof and, in each case, whether owned by or licensed to such Person), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) renewals thereof, (ii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iii) rights corresponding thereto throughout the world and (iv) rights to sue for past, present and future infringements thereof.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Collateral Agent’s or any other Secured Party’s Lien on any Collateral.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time.

“USPTO” means the United States Patent & Trademark Office.

1.4 Other Definitional Provisions. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section and Exhibit references are to this Security Agreement unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned by, or hereafter acquired by such Grantor (including under any trade name or derivations thereof), regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all Intellectual Property;

(iv)	all Documents;

(v)	all Equipment;

(vi)	all Fixtures;

(vii)	all General Intangibles;

(viii)	all Instruments;

(ix)	all Inventory;

(x)	all Investment Property;

(xi)	all Letters of Credit, Letter-of-Credit Rights and Supporting Obligations;

(xii)	all Deposit Accounts with any bank or other financial institution (including all cash and other items deposited therein or credited thereto);

(xiii)	the Collateral Account;

(xiv)	all Pledged Collateral;

(xv)	all Commercial Tort Claims listed on Exhibit H; and

(xvi)	all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

to secure the prompt and complete payment and performance of the Secured Obligations; provided, that notwithstanding anything to the contrary in this Agreement or the Indenture, no Excluded Property or 3-16 Excluded Property (as defined below) shall constitute Collateral under the Agreement or the Indenture.

In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, modified or interpreted which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of Holdings due to the fact that such Subsidiary’s Capital Stock or other securities secure the Notes, then the security interest granted by this Agreement in the Capital Stock or other securities of such Subsidiary (the “3-16 Excluded Property”) shall automatically be deemed to be released and the 3-16 Excluded Collateral shall automatically be deemed not to be, and not to have been, part of the Collateral, but only to the extent necessary to not be subject to such requirement. In such event, the Collateral Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to evidence the release of the security interests in favor of the Collateral Agent on the shares of Capital Stock or other securities that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, modified or interpreted which would permit) such Subsidiary’s Capital Stock or other securities to secure the Notes in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock or other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Collateral Agent and the other Secured Parties that:

3.1. Title, Perfection and Priority. Such Grantor has good and valid rights in or the power to grant a security interest in the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Permitted Liens, and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto. When financing statements have been filed in the appropriate offices against such Grantor in the locations listed on Exhibit D (or specified by notice from the Company to the Collateral Agent after the date hereof pursuant to Section 8.14 hereof), the Collateral Agent will have a fully perfected first priority security interest (or, at any time when the Intercreditor Agreement is in effect, a perfected security interest with the priority required pursuant thereto) in that Collateral of the Grantor in which a security interest may be perfected by making such filings, subject only to Permitted Liens and except as provided under applicable law with respect to the filing of continuation statements.

3.2. Type and Jurisdiction of Organization, Organizational and Identification Numbers. As of the date hereof, the type of entity of such Grantor, its state of organization, the organizational number issued to it, if any, by its state of organization and its federal employer identification number are set forth on Exhibit A.

3.3. Principal Location. As of the date hereof, or, with respect to any Additional Grantor, such other date such Grantor becomes a party hereto, such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Exhibit A.

3.4. [intentionally omitted]

3.5. Deposit and Securities Accounts. As of the date hereof, all of such Grantor’s Deposit Accounts and Securities Accounts (other than Excluded Accounts) are listed on Exhibit B.

3.6. Exact Names. As of the date hereof, or, with respect to any Additional Grantor, such other date such Grantor becomes a party hereto, such Grantor’s name in which it has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization. As of the date hereof, such Grantor has not, (a) during the past five years (i) other than as set forth in Part VIII of Exhibit A, been known by or used any other corporate or fictitious name, (ii) except as described on Exhibit E, been a party to any merger or consolidation or (iii) except as described in Exhibit E, acquired all of the Equity Interests or all or substantially all of the assets, or a business unit, division, product line or line of business of another Person or (b) during the past twelve months, except as described in Exhibit E, been a party to any acquisition other than those described in clause (a)(iii) of this Section 3.6.

3.7. Letter-of-Credit Rights and Chattel Paper. As of the date hereof, Exhibit F lists all Letter-of-Credit Rights and Chattel Paper of such Grantor. As of the date hereof, to the extent that (a) the aggregate of the face amounts of the letters of credit underlying such Letter-of-Credit Rights exceeds $2,500,000 or (b) such

Chattel Paper evidences an aggregate amount in excess of $5,000,000, all actions by such Grantor necessary to protect and perfect the Collateral Agent’s Lien on each item listed on Exhibit F (including the delivery of originals and the placement of a legend on Chattel Paper in excess of $2,500,000 as required hereunder) have been duly taken. Such Grantor has not pledged, assigned or delivered any letter of credit or Chattel Paper to any third party other than the Collateral Agent or the ABL Collateral Agent (to the extent required by the Intercreditor Agreement).

3.8. [intentionally omitted]

3.9. [intentionally omitted]

3.10. Intellectual Property. Except, in each case, as could not reasonably be expected, either individually, or in the aggregate, to have a Material Adverse Effect:

(a) Except for dispositions permitted under the Indenture, such Grantor owns or has the right to use all Intellectual Property used in its business as currently conducted, it being understood that the foregoing shall not be construed as a representation or warranty with respect to non-infringement, which is the subject of Subparagraph 3.10(b). A correct and complete list of all U.S. and material foreign registered trademarks, registered copyrights, patents, and pending applications thereof owned by such Grantors on the date hereof is set forth in Exhibit G.

(b) On the date hereof, the conduct of such Grantor’s business does not (i) infringe, misappropriate or dilute (“Infringe”) the Trademarks, Copyrights or other, non-patented Intellectual Property of any other Person, nor (ii) to the Grantors’ knowledge, Infringe any Patents of any other Person. To the knowledge of the Grantors, no person is engaging in any activity that Infringes any material Intellectual Property owned by the Grantors.

(c) Except as set forth in Exhibit G, on the date hereof, none of the Intellectual Property owned by such Grantor is the subject of any material licensing or franchising agreement pursuant to which such Grantor is the licensor.

(d) To the knowledge of the Grantors, no holding, decision or judgment has been rendered by any Governmental Authority on the date hereof which would limit, cancel or challenge the validity, enforceability, ownership or use of, or such Grantor’s rights in, Intellectual Property owned by the Grantors, and the Grantors know of no valid basis for same.

(e) To the knowledge of such Grantor, no action or proceeding is pending on the date hereof (i) seeking to limit, cancel or challenge the validity, enforceability, ownership or use of any Intellectual Property owned by a Grantor, or (ii) which, if adversely determined, would materially affect the value of any Intellectual Property owned by such Grantor.

(f) This Security Agreement is effective to create a valid and continuing Lien and, upon filing of appropriate financing statements in the offices listed on Exhibit D (or specified by notice from the Company to the Collateral Agent after the date hereof pursuant to Section 4.15 or 8.14 hereof) and, in respect of registered and applied for Intellectual Property, a short form of this Security Agreement substantially in the form of Exhibit K hereof with the USPTO or the United States Copyright Office, as applicable, fully perfected first priority security interests (or, at any time when the Intercreditor Agreement is in effect, a perfected security interest with the priority required pursuant thereto) in favor of the Collateral Agent on such Grantor’s Intellectual Property, to the extent such security interests may be perfected by filing, recording or registration in the United States (or any political subdivisions thereof) and its territories and possessions, except in the case of Permitted Liens, and such perfected security interests are enforceable as such as against any and all creditors of and purchasers from such Grantor (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or law); and upon such filings (and such additional filings as are necessary to perfect the security interests granted with respect to any registered or applied for Intellectual Property acquired or developed by such Grantor after the date hereof and such continuation statements as are required under applicable law), all action necessary to protect and perfect the Collateral Agent’s Lien on such Grantor’s Intellectual Property arising under the laws of the United States will have been duly taken.

3.11. Fixtures. As of the date hereof, the county and street address of each property on which any Fixtures are located is set forth in Exhibit I together with the name and address of the record owner or lessor, as applicable, of each such property.

3.12. No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security agreements naming the Collateral Agent on behalf of the Secured Parties as the secured party or (b) as permitted by Section 4.1(e).

3.13. Pledged Collateral.

(a) As of the date hereof, or, with respect to any Additional Grantor, such other date such Grantor becomes a party hereto, Exhibit C sets forth a complete and accurate list of all Pledged Collateral owned by such Grantor. As of the date hereof, such Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibit C as being owned by it, free and clear of any Liens, except for Permitted Liens. Such Grantor further represents and warrants that (i) all Pledged Stock has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued and is fully paid and non-assessable, (ii) with respect to any certificates delivered to the Collateral Agent representing an Equity Interest in a limited partnership or limited liability company, either such certificates represent Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates do not represent Securities, such Grantor has so informed the Collateral Agent so that the Collateral Agent may take steps to perfect its security interest therein as a General Intangible and (iii) all such Pledged Collateral that is held by a securities intermediary, to the extent required by the Indenture, is covered by a control agreement among such Grantor, the securities intermediary and the Collateral Agent pursuant to which the Collateral Agent has Control.

(b) In addition, (i) none of the Pledged Collateral owned by it has been issued or transferred by an Affiliate of such Grantor in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) other than in connection with a disposition permitted pursuant to the Indenture, there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Stock or which obligate the issuer of any Equity Interest included in the Pledged Collateral issued by an Affiliate of a Grantor to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice to or filing with, any Governmental Authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Security Agreement, or for the exercise by the Collateral Agent of the voting or other rights with respect to such Pledged Collateral provided for in this Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Security Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally or as may be required with respect to the pledge of Equity Interests of issuers organized under the laws of a jurisdiction outside the United States.

(c) As of the date hereof, or, with respect to any Additional Grantor, such other date such Grantor becomes a party hereto, except as set forth in Exhibit C, such Grantor owns 100% of the issued and outstanding Equity Interests of each issuer of Pledged Stock owned by it and none of the Pledged Collateral which represents Indebtedness owed to such Grantor (except for Indebtedness owed by any other Grantor or its Subsidiaries where subordination is required pursuant to the terms of the Indenture) is subordinated in right of payment to other Indebtedness or subject to the terms of an indenture.

ARTICLE IV

COVENANTS

From the date of this Security Agreement, and thereafter until this Security Agreement is terminated, each Grantor agrees that:

4.1. General.

(a) [intentionally omitted]

(b) Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Collateral Agent to file, and if requested will make such filings and will deliver to the Collateral Agent all financing statements and take such other actions as may from time to time be reasonably requested by the Collateral Agent in order to maintain a first priority perfected security interest (or, at any time when the Intercreditor Agreement is in effect, a perfected security interest with the priority required pursuant thereto), subject to Permitted Liens, in any Collateral owned by such Grantor with respect to which a security interest can be perfected by the filing of appropriate financing statements in the United States or, with respect to such Grantor’s Intellectual Property, in the United States or Canada. Any financing statement filed by the Grantors or the Collateral Agent may be filed in any filing office in any applicable UCC jurisdiction and may (i) indicate such Grantor’s Collateral (1) as all assets of the Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) by any other description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number, if necessary, issued to such Grantor. Such Grantor also agrees to furnish any such information to the Collateral Agent promptly upon reasonable request. Such Grantor also ratifies its authorization for the Collateral Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c) Further Assurances. Such Grantor agrees to take any and all actions reasonably necessary to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent in its Collateral and the priority thereof against any Lien other than Permitted Liens and other than, in each case, with respect to any Collateral that is deemed immaterial by such Grantor in its reasonable business judgment.

(d) Disposition of Collateral. Such Grantor will not sell, lease, license or otherwise dispose of the Collateral owned by it except for dispositions permitted pursuant to the Indenture.

(e) Liens. Such Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except (i) the security interest created by this Security Agreement, and (ii) Permitted Liens.

(f) Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except in respect of Permitted Liens. Except as contemplated by the Indenture, such Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement relating to the Secured Obligations without the prior written consent of the Collateral Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

(g) Compliance with Terms. Such Grantor will perform and comply with all material obligations in respect of the Collateral owned by it and all material agreements to which it is a party or by which it is bound relating to such Collateral other than with respect to any Collateral that is deemed immaterial by such Grantor in its reasonable business judgment.

4.2. Electronic Chattel Paper. Such Grantor shall take all steps reasonably necessary to grant the Collateral Agent Control of all electronic chattel paper to the extent the aggregate value of such electronic chattel paper exceeds $1,000,000, in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

4.3. [intentionally omitted]

4.4. Delivery of Instruments, Securities, Chattel Paper and Documents. Subject to the Intercreditor Agreement, such Grantor will (a) deliver to the Collateral Agent promptly upon execution of this Security Agreement originals of any Chattel Paper, and Instruments constituting Collateral owned by it to the extent its aggregate value exceeds $2,500,000 and certificated Securities constituting Pledged Collateral owned by it (in each case, if any then exist), (b) hold in trust for the Collateral Agent upon receipt and promptly thereafter deliver to the Collateral Agent any such Chattel Paper, Instruments and Securities constituting Collateral (subject, in the case of Chattel Paper and Instruments, to the threshold specified in clause (a)), (c) upon the Collateral Agent’s request, deliver to the Collateral Agent (and thereafter hold in trust for the Collateral Agent upon receipt and promptly deliver to the Collateral Agent) any Documents evidencing Collateral to the extent the aggregate value exceeds $2,500,000.

4.5. Uncertificated Pledged Collateral. (a) Such Grantor will permit the Collateral Agent from time to time to cause the appropriate issuers of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Collateral Agent granted pursuant to this Security Agreement. With respect to any Pledged Collateral owned by it, such Grantor will use any commercially reasonable efforts to cause the issuers of uncertificated securities which are Pledged Collateral to cause the Collateral Agent to have and retain Control over such Pledged Collateral.

(b) Each Grantor acknowledges and agrees that each interest in any limited liability company or limited partnership that is a Domestic Guarantor Subsidiary pledged hereunder that is represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and governed by Article 8 of the Uniform Commercial Code of the applicable jurisdiction and, unless otherwise approved by the Collateral Agent, shall at all times hereafter be represented by a certificate, which shall be a “security” within the meaning of Article 8 of the New York UCC and governed by Article 8 of the Uniform Commercial Code of such jurisdiction.

(c) Each Grantor further acknowledges and agrees that (i) the interests in any limited liability company or limited partnership that is a Domestic Guarantor Subsidiary pledged hereunder and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC and shall not be governed by Article 8 of the Uniform Commercial Code of the applicable jurisdiction and (ii) the Grantors shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or issue any certificate representing such interest (except that the Grantors may elect to so treat any such interest as a “security” and issue any certificate representing such interest if simultaneously therewith the applicable Grantor delivers such certificate to the Collateral Agent).

(d) In the event the interests in any limited liability company or limited partnership not represented by a certificate are pledged by a Grantor hereunder after the date hereof such Grantor shall concurrently therewith provide the Collateral Agent with the information required by the applicable jurisdiction for the filing of a financing statement (or an amendment to a financing statement) with respect to the uncertificated interests so pledged.

4.6. Pledged Collateral.

(a) Registration of Pledged Collateral. Such Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Collateral Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default at the option of the Collateral Agent.

(b) Exercise of Rights in Pledged Collateral.

(i) Without in any way limiting the foregoing and subject to clause (ii) below, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Security Agreement, the Indenture or any other Collateral Document; provided, however, that no vote or other right shall be exercised or action taken which would have the direct effect of materially adversely affecting the rights of the Collateral Agent in respect of such Pledged Collateral.

(ii) Such Grantor will permit the Collateral Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, upon 10 days’ prior written notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof.

(iii) Such Grantor shall be entitled to collect and receive for its own use all cash dividends and cash interest paid in respect of the Pledged Collateral owned by it to the extent not in violation of the Indenture other than dividends and interest paid or payable other than in cash in respect of such Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral (collectively referred to as the “Excluded Payments”); provided however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Security Agreement;

(iv) All Excluded Payments and all other distributions in respect of any of the Pledged Collateral owned by such Grantor, whenever paid or made, shall be delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor, and be promptly delivered to the Collateral Agent as Pledged Collateral, in the same form as so received (with any necessary endorsement).

(v) Such Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to, and each Grantor that is an Issuer of Investment Property pledged by another Grantor agrees and consents to, (i) comply with any instruction received by it from the Collateral Agent in writing (and any other Issuer from time to time hereby agrees to comply with such instruction) that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Security Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent.

4.7. Intellectual Property.

(a) Upon the occurrence and during the continuance of an Event of Default, such Grantor will use its commercially reasonable efforts to secure all consents and approvals reasonably necessary or appropriate for the assignment to or benefit of the Collateral Agent of any Intellectual Property held by such Grantor that is material to the conduct of such Grantor’s business and to enforce the security interests granted hereunder.

(b) Such Grantor will (i) use commercially reasonable efforts to continue to use each Trademark that is material to the conduct of such Grantor’s business in order to maintain such Trademark free from any claim of abandonment or invalidity for non-use, (ii) use commercially reasonable efforts to maintain as in the past the quality of all products and services offered under such Trademark, (iii) use such Trademark with all appropriate notices of registration and other legends to the extent necessary and sufficient to establish and preserve its rights under applicable laws in all material respects, and (iv) not (and use commercially reasonable efforts to not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby such Trademark could reasonably be expected to become invalidated.

(c) Such Grantor will use commercially reasonable efforts to prosecute and maintain any Patent owned by such Grantor and material to the conduct of such Grantor’s business, and to prevent any patent from becoming forfeit or abandoned.

(d) Such Grantor will not (and will use its commercially reasonable efforts to not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any portion of the Copyrights material to the conduct of such Grantor’s business may become invalidated. Such Grantor will, for each Copyright owned by such Grantor and material to such Grantor’s business, use copyright notices as required under applicable copyright laws or as necessary to protect its rights in such material Copyrights.

(e) Such Grantor (either itself or through licensees) will not knowingly do any act that Infringes the Intellectual Property of any other Person.

(f) Such Grantor shall notify the Collateral Agent promptly if it knows or has reason to know that any application or registration relating to any Intellectual Property (now or hereafter existing) owned by such Grantor and material to the conduct of such Grantor’s business may become forfeited or abandoned, or of any final, unappealable, adverse determination regarding such Grantor’s rights in, or the validity, enforceability, ownership or continued use of such Grantor-owned Intellectual Property.

(g) Within 30 days after each fiscal quarter, the Borrower shall provide a list of any additional registrations and applications of Intellectual Property of all Grantors not previously disclosed to the Collateral Agent (including applications and registrations with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any jurisdiction), and each Grantor shall execute and deliver an Intellectual Property Security Agreement substantially in the form of Exhibit K hereto and such other documents as the Collateral Agent may reasonably request to evidence the Collateral Agent’s first priority security interest (or, at any time when the Intercreditor Agreement is in effect, a perfected security interest with the priority required pursuant thereto), subject to Liens permitted under Section 4.1(e), on future Patent, Trademark, Copyright, Licenses or other Intellectual Property, and the General Intangibles of such Grantor relating thereto or represented thereby; provided, that such Grantor shall not be required to take any actions to perfect the Collateral Agent’s security interest in any Intellectual Property located outside the United States or Canada.

(h) Such Grantor shall take all commercially reasonable actions to maintain and pursue each application filed by or on behalf of such Grantor with respect to the registration or issuance of Patents, Trademarks or Copyrights, and to obtain the relevant registration of and to maintain the registration of each such Patent, Trademark and Copyright (now or hereafter existing) material to the conduct of such Grantor’s business, including the filing of applications for renewal, affidavits of use, affidavits of incontestability, and payment of maintenance fees.

(i) Such Grantor shall, unless it shall determine in its reasonable business judgment that such Patent, Trademark or Copyright is not material to the conduct of its business or operations, take such action as it reasonably deems appropriate to protect and/or assert any Patents, Trademarks or Copyrights owned by such Grantor and material to such Grantor’s business, which may include bringing suit for infringement, misappropriation or dilution of such Intellectual Property, the recovery of any and all damages for such infringement, misappropriation or dilution. In the event that such Grantor institutes suit because any of its Patents, Trademarks or Copyrights constituting Collateral is infringed upon, or misappropriated or diluted by a third party, such Grantor shall comply with Section 4.8.

(j) Nothing in this Agreement shall prevent any Grantor from discontinuing the use or maintenance of any Collateral consisting of a Patent, Trademark or Copyright, if (x) such Grantor so determines in its good business judgment and (y) it is not prohibited by the Indenture.

4.8 Commercial Tort Claims. Such Grantor shall, at the time of delivery of the annual and quarterly financial statements required pursuant to Section 3.11(a)(1) of the Indenture, deliver to the Collateral Agent an updated Exhibit H hereto reflecting any Commercial Tort Claim (as defined in the UCC) acquired by it and in an amount reasonably estimated by such Grantor to exceed $2,500,000.

4.9. Letter-of-Credit Rights. If such Grantor is or becomes the beneficiary of a letter of credit and the face amount of such letter of credit, together with the face amount of all other letters of credit issued in favor of any Grantor in which the Collateral Agent does not have a perfected security interest, exceeds $2,500,000 in the aggregate, such Grantor shall, at the time of delivery of the annual and quarterly financial statements required pursuant to Section 3.11(a)(1) of the Indenture, notify the Collateral Agent thereof and use commercially reasonable efforts to cause the issuer and/or confirmation bank to consent to the assignment of any Letter-of-Credit Rights in excess of $2,500,000 to the Collateral Agent.

4.10. Federal, State or Municipal Claims. Such Grantor shall, at the time of delivery of the annual and quarterly financial statements required pursuant to Section 3.11(a)(1) of the Indenture, respectively, notify the Collateral Agent of any Collateral constituting a claim against the United States government or any state or local government or any instrumentality or agency thereof the aggregate value of which, together with all other claims against the United States government or any state or local government or any instrumentality or agency thereof exceeds $2,500,000, and the assignment of which claim is restricted by federal, state or municipal law.

4.11. [intentionally omitted]

4.12. [intentionally omitted]

4.13. Collateral Access Agreements. Within 60 days following the date hereof (or such later date as the ABL Collateral Agent shall agree) each applicable Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased or sub-leased property, or bailee or consignee with respect to any warehouse, facility or other location listed on Exhibit J hereto1, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Collateral Agent or as agreed to by the ABL Collateral Agent. After the date hereof, each applicable Grantor shall use commercially reasonable efforts to obtain a satisfactory Collateral Access Agreement from the lessor of each new leased or sub-leased property, or bailee or consignee with respect to any new warehouse, facility or other location with respect to which the ABL Collateral Agent shall require a Collateral Access Agreement. Each applicable Grantor shall timely and fully pay and perform its material obligations under all leases, sub-leases and other agreements with respect to each leased or sub-leased location or third party warehouse located in the United States and its territories where any material Collateral is or may be located.

4.14. Change of Name or Location Such Grantor agrees promptly (and in any event within 30 days of such change) to notify the Collateral Agent of any (a) change in its name as it appears in official filings in the state of its incorporation or organization, (b) change in its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the

[1]	Exhibit J to list each such property located in the United States and its territories, where Inventory with a value in excess of $500,000 is stored or located.

location of its records concerning the Collateral as set forth in the Security Agreement, (c) change the type of entity that it is, (d) change in its organization identification number, if any, issued by its state of incorporation or organization, or (e) change in its state of incorporation or organization.

ARTICLE V

ENFORCEMENT AND REMEDIES

5.1. Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Security Agreement, the Indenture, or any other Collateral Document; provided that this Section 5.1(a) shall not be understood to limit any rights or remedies available to the Collateral Agent and the Secured Parties prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iii) give notice of sole control or any other instruction under any Deposit Account Control Agreement or any other control agreement with any securities intermediary and take any action therein with respect to such Collateral;

(iv) without notice (except as specifically provided in Section 8.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Collateral Agent may deem commercially reasonable, except, with respect to Intellectual Property, as otherwise provided in Section 5.3 hereof; and

(v) promptly, and in any event, upon not more than 10 days’ written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof.

(b) The Collateral Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Collateral Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Collateral Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases to the extent permitted by applicable law.

(d) Until the Collateral Agent is able to effect a sale, lease, or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, neither the Collateral Agent nor the Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

(g) Except as provided in the succeeding sentence, in the case of an Event of Default, the Collateral Agent will only be permitted, subject to applicable law, to exercise remedies and sell the Collateral under this Agreement at the direction of the Holders of a majority of the aggregate principal amount of the outstanding Notes. The Collateral Agent shall be authorized to take, but shall not be required to take, and shall in no event have any liability for the taking, any delay in taking or the failure to take, such actions with regard to a Default or an Event of Default which the Collateral Agent, in good faith, believes to be reasonably required to promote and protect the interests of the Secured Parties and to preserve the value of the Collateral and shall give the Secured Parties appropriate notice of such action; provided that once instructions have been received by the Collateral Agent from the applicable Secured Parties, the actions of Collateral Agent shall be governed thereby and the Collateral Agent shall not take any further action which would be contrary thereto. Any action taken or not taken without the vote of any Secured Party or Secured Party under this Section 5.1(g) shall nevertheless be binding on such Secured Party or Secured Parties.

5.2. Grantor’s Obligations Upon Default. Upon the request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Grantor will, at its own expense:

(a) assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places specified by the Collateral Agent, whether at a Grantor’s premises or elsewhere; and

(b) permit the Collateral Agent or its representatives and agents to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.

5.3. Grant of Intellectual Property License. Solely for the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Article V at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, upon the occurrence and during the continuance of an Event of Default, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a nonexclusive license, subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all Intellectual Property owned by such Grantor and the right to sue for past infringement of the Intellectual Property owned by such Grantor. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

6.1. [intentionally omitted]

6.2. Authorization for Secured Party to Take Certain Action.

(a) Each Grantor irrevocably authorizes the Collateral Agent at any time and from time to time in the reasonable discretion of the Collateral Agent and appoints the Collateral Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Collateral Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Collateral Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Collateral Agent Control over such Pledged Collateral, (v) to apply, subject to the Intercreditor Agreement, the proceeds of any Collateral received by the Collateral Agent to the Secured Obligations, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), (vii) to contact Account Debtors for any reason, (viii) to demand payment or enforce payment of the Receivables in the name of the Collateral Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables, (x) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) to settle, adjust, compromise, extend or renew the Receivables, (xii) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xiii) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xiv) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xv) to change the address for delivery of mail addressed to such Grantor to such address as the Collateral Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (xvi) to do all other acts and things reasonably necessary to carry out this Security Agreement; and such Grantor agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent in connection with any of the foregoing; provided that, this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or under the Indenture; and provided, further, that the Collateral Agent shall not file any financing statements or take other steps to perfect its security interest in the Collateral outside the United States or, with respect to such Grantor’s Intellectual Property, outside the United States and Canada, unless it does so at its own expense.

(b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Collateral Agent, for the benefit of the Secured Parties, under this Section 6.2 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent agrees that, except for the powers granted in Section 6.2(a)(i)-(vi), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing.

6.3. Proxy. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, UPON 10 DAYS’ PRIOR WRITTEN NOTICE TO SUCH GRANTOR, FOLLOWING THE OCCURRENCE OF AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

6.4. Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE COLLATERAL AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII

COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS;

DEPOSIT ACCOUNTS

7.1. Deposit Account Control Agreements. Within 60 days of the date hereof with respect to Deposit Accounts existing as of the date hereof, and, with respect to Deposit Accounts subsequently acquired, at the same time as control agreements are required to be delivered to the ABL Collateral Agent, each Grantor shall use commercially reasonable efforts to execute and deliver to the Collateral Agent Deposit Account Control Agreements with respect to each Deposit Account (other than Excluded Accounts) for which such Grantor is required to execute and deliver a Deposit Account Control Agreement pursuant to the ABL Documents.

7.2. Collateral Account. The Collateral Agent shall establish, when and as needed, an account which shall be entitled the “Collateral Account”, and shall maintain the Collateral Account, at the office of the Collateral Agent or cause such account to be subject to a Deposit Account Control Agreement if established and maintained elsewhere. All moneys which are required by the Indenture, this Agreement or by any Mortgage to be delivered to the Collateral Agent (subject to the provisions of the Intercreditor Agreement) while an Event of

Default has occurred and is continuing or which are received by the Collateral Agent or any agent or nominee of the Collateral Agent in respect of the Collateral or otherwise in accordance with the terms of the Indenture, whether in connection with the exercise of the remedies provided in this Agreement or in any other Collateral Document or otherwise, shall be deposited (as directed pursuant to an Officers’ Certificate as defined under the Indenture) in the Collateral Account, to the extent that such moneys are not otherwise required under the Intercreditor Agreement to be delivered to the ABL Collateral Agent. Moneys in the Collateral Account shall be held by the Collateral Agent as part of the Collateral and, subject to Section 7.5 hereof, applied in accordance with the terms of this Agreement.

7.3. Control of Collateral Account. All right, title and interest in and to the Collateral Account shall vest in the Collateral Agent, and funds on deposit in the Collateral Accounts shall constitute part of the Collateral. The Collateral Account shall be subject to the exclusive dominion and control of the Collateral Agent, and, subject to Section 7.5 hereof, no Grantor shall have any right of withdrawal from the Collateral Account without the Collateral Agent’s prior consent.

7.4. Investment of Funds Deposited in Collateral Account. The Collateral Agent shall invest and reinvest moneys on deposit in the Collateral Account at any time in Cash Equivalents as directed in writing by the relevant Grantor. In the absence of such directions, moneys shall remain uninvested. All such investments and the interest and income received thereon and the net proceeds realized on the sale or redemption thereof shall be held in the Collateral Account as part of the Collateral. The Collateral Agent shall not be responsible for any diminution in funds resulting from such investments or any liquidation prior to maturity.

7.5. Withdrawals by the Grantors. The Grantors shall be permitted to make withdrawals from the Collateral Account pursuant to the provisions of the Indenture.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Waivers. The Collateral Agent shall give the applicable Grantors 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Collateral Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

8.2. Limitation on Collateral Agent’s and Secured Parties’ Duty with Respect to the Collateral. The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Collateral Agent nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Collateral Agent (i) to fail to incur expenses deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3. Compromises and Collection of Collateral. The Grantors and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its reasonable discretion shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

8.4. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and failed to so in the time frame required hereunder, and the Grantors shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 8.4. The Grantors’ obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.5. [intentionally omitted]

8.6. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Collateral Agent or any Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Collateral Agent (and in compliance with the Intercreditor Agreement) and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Collateral Agent and the Secured Parties until the Secured Obligations have been paid in full. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

8.7. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.8. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.9. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Collateral Agent and the other Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Collateral Agent and Secured Parties, hereunder.

8.10. Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.11. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.12. Termination; Release. (a) This Security Agreement shall continue in effect until (i) the Indenture has terminated pursuant to its express terms and (ii) all of the Secured Obligations (other than Unliquidated Obligations) have been indefeasibly paid and performed in full.

(b) Liens on the Collateral will be released in accordance with Section 11.6 of the Indenture and Section 5.1 of the Intercreditor Agreement.

8.13. Entire Agreement. This Security Agreement together with the Indenture and the other Collateral Documents embodies the entire agreement and understanding between the Grantors and the Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Collateral Agent relating to the Collateral.

8.14. Additional Grantors. Each Grantor acknowledges that, pursuant to Section 3.12 of the Indenture, Holdings is required to cause each Domestic Guarantor Subsidiary created or acquired after the date hereof to become a party hereto as an additional Grantor (each such Person, an “Additional Grantor”) by executing and delivering a Joinder Agreement (a “Joinder”) in a form reasonably required by the Collateral Agent along with any supplements to the Exhibits to this Security Agreement necessary to reflect additional Collateral provided by the Additional Grantor. Upon delivery of any such Joinder to the Collateral Agent, notice of which is hereby waived by the Grantors, each such Additional Grantor shall be deemed a Grantor hereunder and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be discharged, diminished or otherwise affected (a) by the addition or release of any other Grantor hereunder, (b) by any failure by Holdings, the Company or any Grantor to cause any Domestic Guarantor Subsidiary to become an Additional Grantor hereunder or (c) by reason of the Collateral Agent’s or any of the other Secured Party’s actions in effecting, or failure to effect, any such Joinder, or in releasing any Grantor hereunder, in each case, without the necessity of giving notice to or obtaining the consent of any other Grantor. This Security Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

8.15. CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

8.16. CONSENT TO JURISDICTION. EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT AND EACH GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GRANTOR AGAINST THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY OR ANY AFFILIATE OF THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

8.17. WAIVER OF JURY TRIAL. EACH GRANTOR, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

8.18. Counterparts. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart.

8.19. Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Security Agreement, the Liens, security interests and rights granted pursuant to this Security Agreement or any other Collateral Document shall be as set forth in, and subject to the terms and conditions of (and the exercise of any right or remedy by the Collateral Agent hereunder or thereunder shall be subject to the terms and conditions of), the Intercreditor Agreement. In the event of any conflict between this Security Agreement or any other

Collateral Document and the Intercreditor Agreement, the Intercreditor Agreement shall control, and no right, power, or remedy granted to the Collateral Agent hereunder or under any other Collateral Document shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent in contravention of the Intercreditor Agreement. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Collateral Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and, with respect to the ABL Priority Collateral until the ABL Obligations Payment Date, any obligation of the Company and other Grantor hereunder or under any other Collateral Document with respect to the delivery or control of any ABL Priority Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any ABL Priority Collateral shall be deemed to be satisfied if the Company or such Grantor, as applicable, complies with the requirements of the similar provision of the applicable ABL Document. Until the ABL Obligations Payment Date, the delivery of any ABL Priority Collateral to the ABL Collateral Agent pursuant to the ABL Documents shall satisfy any delivery requirement hereunder or under any other Collateral Document.

ARTICLE IX

NOTICES

Any notice required or permitted to be given under this Security Agreement shall be sent in accordance with Section 13.2 of the Indenture.

ARTICLE X

THE COLLATERAL AGENT

10.1 Appointment of Collateral Agent. The Bank of New York Mellon Trust Company, National Association, has been appointed Collateral Agent for the Secured Parties hereunder and under the Intercreditor Agreement pursuant to the Indenture for the purpose of executing and delivering, on behalf of all the Secured parties, this Agreement, the Intercreditor Agreement, and any other Collateral Documents or other documents or instruments related thereto or necessary or, as determined by the Collateral Agent, desirable to perfect the Liens granted to the Collateral Agent thereunder and, subject to the provisions of this Agreement, for the purpose of enforcing the Secured Parties’ rights in respect of the Collateral and the obligations of the Grantors under the Collateral Documents, and for the purpose of, or in connection with, releasing the obligations of the Grantors under the Collateral Documents. Without limiting the generality of the foregoing, the Collateral Agent has been further appointed as agent for each of the Secured Parties to hold the Liens on the Collateral granted pursuant to the Collateral Documents with sole authority (subject to the Indenture) to exercise remedies under the Security Documents. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Collateral), in accordance with the Indenture, the Collateral Documents and the Intercreditor Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the gross negligence or willful misconduct of any such agents or attorneys-in-fact except to the extent of the Collateral Agent’s gross negligence or willful misconduct in connection therewith. It is expressly understood and agreed by the Secured Parties that any authority conferred upon the Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Collateral Agent pursuant to the Indenture, and that the Collateral Agent has agreed to act (and any successor Collateral Agent shall act) as such hereunder only on the express conditions contained therein. The Collateral Agent shall have all rights, benefits, privileges, indemnities and protections contained in the Indenture when acting in its capacity as Collateral Agent hereunder. Any successor Collateral Agent appointed pursuant to the Indenture shall be entitled to all the rights, interests and benefits of the Collateral Agent hereunder.

10.2 Duty of Care. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that the Collateral Agent shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

10.3 Collateral Agent’s Reliance on Documentation. The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement or the Collateral Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default or Event of Default unless and until the Collateral Agent has received written notice from a Secured Party or the Company referring to the applicable Collateral Document or Indenture, describing such Default or Event of Default and stating that it is a “notice of default” or a “notice of event of default”, setting forth in reasonable detail the facts and circumstances thereof and stating that the Collateral Agent may rely on such notice without further inquiry. The Collateral Agent shall have no obligation or duty prior to or after receiving any such notice to inquire whether a Default or Event of Default has in fact occurred and shall be entitled to conclusively rely, and shall be fully protected in so relying, on any such notice furnished to it.

10.4 Changes Impacting Perfection. The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Grantors need to be amended as a result of any of the changes described in Section 4.14 hereof. If any Grantor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Grantor’s property constituting Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Grantor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Grantor.

10.5 Limitation of Liability of Collateral Agent. The Collateral Agent shall not be liable for any action taken or not taken by it under this Agreement, the Indenture or any of the other Collateral Documents (i) with the consent or at the request of the Holders of a majority of the aggregate principal amount of the outstanding Notes or (ii) in the absence of its own gross negligence or willful misconduct.

[Signature Page Follows]

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have executed this Security Agreement as of the date first above written.

GRANTORS:

EDGEN MURRAY CORPORATION, a Nevada corporation

By:
Name:
Title:

EDGEN MURRAY II, L.P., a Delaware limited partnership

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

EXHIBIT A2

NOTICE ADDRESS FOR ALL GRANTORS

c/o

Attention:
Facsimile:

INFORMATION AND COLLATERAL LOCATIONS OF {Insert name of applicable Grantor}

I.	Name of Grantor:

II.	State of Incorporation or Organization:

III.	Type of Entity:

IV.	Organizational Number assigned by State of Incorporation or Organization:

V.	Federal Identification Number:

VI.	Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:

Attention:

VII.	Locations of Collateral:

(a)	Properties Owned by the Grantor:

(b)	Properties Leased by the Grantor or other related entity (Include Landlord’s Name):

[2]

Exhibit A must be filled out by each Grantor, each Additional Grantor and each acquiree or constituent party to a merger, consolidation or acquisition, as applicable to the extent there has been any merger, consolidation or acquisition.

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(c)	Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements (include name of Warehouse Operator or other Bailee or Consignee):

VIII.	Other names used within past five years:

[NOTE: ADD ADDITIONAL INFORMATION PAGE FOR EACH GRANTOR]

D-2

EXHIBIT B

DEPOSIT ACCOUNTS

Name of Grantor	Name of Institution	Account Number

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EXHIBIT C

LIST OF PLEDGED COLLATERAL, SECURITIES AND OTHER INVESTMENT PROPERTY

STOCKS

Name of Grantor	Issuer	Certificate Number(s)	Number of Shares	Class of Stock	Percentage of Outstanding Shares

BONDS

Name of Grantor	Issuer	Number	Face Amount	Coupon Rate (if applicable)	Maturity

GOVERNMENT SECURITIES

Name of Grantor	Issuer	Number	Type	Face Amount	Coupon Rate	Maturity

OTHER SECURITIES OR OTHER INVESTMENT PROPERTY

(CERTIFICATED AND UNCERTIFICATED)

Name of Grantor	Issuer	Description of Collateral	Percentage Ownership Interest

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EXHIBIT D

OFFICES IN WHICH FINANCING STATEMENTS WILL BE FILED

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EXHIBIT E

ACQUISITIONS

D-6

EXHIBIT F

LETTER OF CREDIT RIGHTS

CHATTEL PAPER

D-7

EXHIBIT G

INTELLECTUAL PROPERTY RIGHTS

PATENTS

Name of Grantor	Patent Description	Issue Date	Patent Number

PATENT APPLICATIONS

Name of Grantor	Patent Application	Application Filing Date	Application Serial Number

TRADEMARKS

Name of Grantor	Trademark	Registration Date	Registration Number

TRADEMARK APPLICATIONS

Name of Grantor	Trademark Application	Application Filing Date	Application Serial Number

COPYRIGHTS

Name of Grantor	Copyright	Registration Date	Registration Number

D-8

COPYRIGHT APPLICATIONS

Name of Grantor	Copyright Application	Application Filing Date	Application Serial Number

INTELLECTUAL PROPERTY LICENSES

Name of Grantor	Name of Agreement	Date of Agreement	Parties to Agreement

D-9

EXHIBIT H

AMENDMENT

This Amendment, dated             ,          is delivered pursuant to Section 4.8 of the Security Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Security Agreement. The undersigned agrees that this Amendment may be attached to that certain Pledge and Security Agreement, dated as of December [—], 2009, between the undersigned, as a Grantor, the other Grantors party thereto and The Bank of New York Mellon, as collateral agent (the “Security Agreement”), and that the Collateral listed on Schedule I to this Amendment shall be and become a part of the Collateral referred to in said Security Agreement and shall secure all Secured Obligations referred to in said Security Agreement.

By:
Name:
Title:

D-10

SCHEDULE I TO AMENDMENT

COMMERCIAL TORT CLAIMS

Name of Grantor	Description of Claim	Parties	Case Number; Name of Court where Case was Filed

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EXHIBIT I

FIXTURES

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EXHIBIT J

LOCATIONS SUBJECT TO COLLATERAL ACCESS AGREEMENTS

ON THE DATE HEREOF

D-13

Exhibit K

GRANT OF

SECURITY INTEREST IN [TRADEMARK/PATENT/COPYRIGHT] RIGHTS

This GRANT OF SECURITY INTEREST IN [TRADEMARK/ PATENT/ COPYRIGHT] RIGHTS (“Agreement”), effective as of December     , 2009 is made by [Grantor], a [state] [form of entity], located at [address] (the “Grantor”), in favor of The Bank of New York Mellon, as Collateral Agent (the “Agent”) for the Secured Parties, parties to the Indenture dated as of December [—], 2009 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Edgen Murray Corporation, a Nevada corporation (the “Company”), the other Grantors thereto and the Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Indenture, the Company has issued its [—]% Senior Secured Notes due 2016 (the “Notes”); and

WHEREAS, in connection with the Indenture, the Grantors have executed and delivered a U.S. Pledge and Security Agreement, dated as of December     , 2009, in favor of the Agent (together with all amendments and modifications, if any, from time to time thereafter made thereto, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, the Grantor pledged and granted to the Agent for the benefit of the Secured Parties a continuing security interest in all Intellectual Property, including the [Trademarks/Patents/Copyrights]; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Holders to purchase the Notes, and to secure the Secured Obligations (including with respect to any guarantee pursuant to Article X of the Indenture), the Grantor agrees, for the benefit of the Agent and the Secured Parties, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Indenture and the Security Agreement.

SECTION 2. Grant of Security Interest. The Grantor hereby pledges, assigns and grants a continuing security interest in, and a right of setoff against, and agrees to assign, transfer and convey, upon demand made upon the occurrence and during the continuance of an Event of Default without requiring further action by either party and to be effective upon such demand, all of the Grantor’s right, title and interest in, to and under the [Trademarks/Patents/Copyrights/Licenses] (including, without limitation, those items listed on Schedule A hereto) (collectively, the “Collateral”), to the Agent for the benefit of the Agent and the Secured Parties to secure payment, performance and observance of the Secured Obligations.

D-14

SECTION 3. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States [Patent and Trademark][Copyright] Office. The security interest granted hereby has been granted to the Agent in connection with the Security Agreement and is expressly subject to the terms and conditions thereof. The Security Agreement (and all rights and remedies of the Secured Parties thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Parties with respect to the security interest in the Collateral granted hereby are more fully set forth in the Indenture and the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 5. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

(Remainder of the page intentionally left blank)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[GRANTOR]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON as Collateral Agent for the Secured Parties

By:
Name:
Title:

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Schedule A

U.S. [Patent/Trademark/Copyright] Registrations and Applications

and U.S. [Patent/Trademark/Copyright] Licenses

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EXHIBIT E

Form of Mortgage

This Instrument prepared by,

and after recording return to:

Chris Garcia

Simpson Thacher & Bartlett LLC

425 Lexington Avenue

New York, NY 10017

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

by

EDGEN MURRAY CORPORATION,

as Mortgagor,

in favor of

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Collateral Agent, as Mortgagee

Dated as of: December     , 2009

Property Address: 3595 State Road 60 E., Bartow

located in Polk County, Florida

[NOTICE TO RECORDER: THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT, AND FIXTURE FILING (THIS “MORTGAGE”) PARTIALLY SECURES OUT-OF- STATE INDEBTEDNESS IN THE TOTAL AMOUNT OF $930,000,000. RECOVERY BY MORTGAGEE UNDER THIS MORTGAGE, HOWEVER, IS LIMITED TO $1,600,000.00 PURSUANT TO SECTION 12B-4.053 (31) (C), FLORIDA ADMIN. CODE, DOCUMENTARY STAMP TAXES IN THE AMOUNT OF $5,600.00 ARE BEING PAID UPON THE RECORDATION OF THIS MORTGAGE AND PURSUANT TO SECTION 199.133, FLORIDA STATUTES, INTANGIBLE TAXES IN THE AMOUNT OF $3,200.00, ARE BEING PAID UPON THE RECORDATION OF THIS MORTGAGE.][FOR FLORIDA ONLY]

THE SECURED PARTY (MORTGAGEE) DESIRES THIS MORTGAGE TO BE INDEXED AS A FINANCING STATEMENT FILED AS A FIXTURE FILING AGAINST THE RECORD OWNER OF THE REAL ESTATE DESCRIBED HEREIN.

TABLE OF CONTENTS

1	DEFINITIONS		4

2	GRANT		6

3	WARRANTIES, REPRESENTATIONS AND COVENANTS		6

	3.1	Title to Mortgaged Property and Lien of this Instrument	6
	3.2	First Lien Status	6
	3.3	Payment and Performance	6
	3.4	Replacement of Fixtures and Personalty	6
	3.5	Maintenance of Mortgaged Property; Insurance	6
	3.6	Maintenance of Rights of Way, Easements and Licenses	7
	3.7	Inspection	7
	3.8	Condemnation Awards and Insurance Proceeds	7
	3.9	Change in Tax Law	7
	3.10	Mortgage Tax	8
	3.11	Reduction of Secured Amount	8

4	DEFAULT AND FORECLOSURE		8

	4.1	Remedies	8
	4.2	Separate Sales	9
	4.3	Remedies Cumulative, Concurrent and Nonexclusive	9
	4.4	Release of and Resort to Collateral	9
	4.5	Waiver of Redemption, Notice and Marshalling of Assets	10
	4.6	Discontinuance of Proceedings	10
	4.7	Application of Proceeds	10
	4.8	Occupancy After Foreclosure	10
	4.9	Protective Advances and Disbursements; Costs of Enforcement	10
	4.10	No Mortgagee in Possession	11

5	ASSIGNMENT OF RENTS AND LEASES		11

	5.1	Assignment	11
	5.2	No Obligation	11
	5.3	Right to Apply Rents	11
	5.4	No Merger of Estates	11
	5.5	Perfection Upon Recordation	12
	5.6	Bankruptcy Provisions	12

6	SECURITY AGREEMENT		12

	6.1	Security Interest	12
	6.2	Financing Statements	12
	6.3	Fixture Filing	13

7	LOCAL LAW PROVISIONS		13

	7.1	Maximum Indebtedness Secured	13
	7.2	Last Dollar Secured	13
	7.3	Future Advances	13
	7.4	697.07, Florida Statutes Limitation	14

8	MULTI-SITE REAL ESTATE TRANSACTIONS		14

9	MISCELLANEOUS		14

	9.1	Notices	14
	9.2	Covenants Running with the Land	15
	9.3	Attorney-in-Fact	15
	9.4	Successors and Assigns	15
	9.5	No Waiver; Amendments; Cumulative Remedies	15
	9.6	Subrogation	16
	9.7	Indenture	16
	9.8	Release	16
	9.9	Waiver of Stay, Moratorium and Similar Rights	16
	9.10	Obligations of Mortgagor, Joint and Several	16
	9.11	Choice of Law	16
	9.12	Headings	16
	9.13	Entire Agreement	16
	9.14	The Collateral Agent	17

Exhibit A: Legal Description of Land

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

This Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing is executed as of December     , 2009, by EDGEN MURRAY CORPORATION, a Nevada corporation (“Mortgagor”), whose address is 18444 Highland Road, Baton Rouge, Louisiana 70809, in favor of THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as collateral agent (and together with its permitted successors in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Security Agreement referred to below) whose address is                             . References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

1 DEFINITIONS

As used herein, the following terms shall have the following meanings (and terms not defined herein shall have the meanings ascribed thereto in the Indenture (defined below) or the Security Agreement (defined below)):

“Covenants”: All of the agreements, covenants, conditions, warranties, representations and other obligations made or undertaken by Mortgagor or any other person or entity to Mortgagee or others as set forth in the Financing Documents.

“Financing Documents”: The (1) Indenture (as the same may be amended, supplemented, restated, replaced, substituted or otherwise modified from time to time, the “Indenture”) dated as of December     , 2009 among Mortgagor, as Issuer (the “Issuer”), the subsidiary guarantors a party thereto, and The Bank of New York Mellon Trust Company, N.A., as Trustee, (2) the Notes from Issuer in favor of Holders (together with any Additional Notes and Exchange Notes, and as the same may be amended, supplemented, restated, replaced, substituted or otherwise modified from time to time, the “Notes”), (3) this Mortgage, (4) the U.S. Pledge and Security Agreement (as the same may be amended, supplemented, restated, replaced, substituted or otherwise modified from time to time, the “Security Agreement”) dated as of December     , 2009 among Mortgagor, the other Persons listed on the signature pages thereof as Grantors, and Mortgagee, and (5) the other Collateral Documents, including all other documents now or hereafter executed by Issuer any other person or entity to evidence or secure the payment and performance of the Obligations and all amendments, modifications, restatements, consolidations, extensions, renewals and replacements thereto.

“Mortgaged Property”: All of Mortgagor’s right, title and interest in and to (1) the real property described in Exhibit A, together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Land”), (2) buildings, structures and other improvements, now or at any time situated, placed or constructed upon the Land (the “Improvements”), (3) materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”), (4) all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC, now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Land and Improvements or that may be used in or relating to the planning, development, financing or operation of the Mortgaged Property, including, without limitation, furniture, furnishings, equipment, machinery, money, insurance proceeds, accounts, contract rights, goodwill, chattel paper, documents, property licenses and/or franchise agreements, rights of Mortgagor under leases of Fixtures or other personal property or equipment, inventory, all refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or Indebtedness deposited by or on behalf of Mortgagor with any governmental authorities, boards, corporations, providers of utility services, public or private, including specifically, but without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs (the “Personalty”), (5) reserves, escrows or impounds required under the Indenture and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property, (6) plans, specifications, shop drawings and other technical descriptions prepared for construction, repair or alteration of the Improvements, and all amendments and modifications thereof (the “Plans”), (7) to the extent allowed under applicable law and/or the applicable document, all leases, subleases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant a possessory interest in, or the right to use, all or any part of the Mortgaged Property, (the “Leases”), together with all related security and other deposits, (8) to the extent allowed under applicable law, all of the rents, revenues, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases other than Mortgagor for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (9) other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, permits, licenses, certificates and entitlements in any way relating to the development, construction, use, occupancy, operation, maintenance, enjoyment, acquisition or ownership of the Mortgaged Property (the “Property Agreements”), (10) rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, and all right, title and interest, if any, of Mortgagor in and to any streets, ways, alleys, strips or gores of land adjoining the Land or any part thereof, (11) accessions, replacements and substitutions for any of the foregoing and all proceeds thereof, (12) insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor, (13) mineral, water, oil and gas rights now or hereafter acquired and relating to all or any part of the Mortgaged Property, (14) all property tax refunds, if any, payable to mortgagor, and (15) any awards, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personalty. As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

“Obligations”: means the Secured Obligations (as defined in the Security Agreement).

“UCC”: The Uniform Commercial Code of the State of Florida or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than Florida, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

2 GRANT. To secure the full and timely payment and performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS the Mortgaged Property to Mortgagee, subject, however, to the Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.

3 WARRANTIES, REPRESENTATIONS AND COVENANTS. Mortgagor warrants, represents and covenants to Mortgagee as follows:

3.1 Title to Mortgaged Property and Lien of this Instrument. Mortgagor is the sole owner of, legally and beneficially, and has good marketable and insurable title in fee simple to, or a valid leasehold interest in, the Mortgaged Property free and clear of any Liens, encumbrances, claims, obligations, charges or restrictions of any kind, nature or description or interests of any kind, except the Permitted Liens. This Mortgage creates a valid, enforceable first priority lien and security interest against the Mortgaged Property.

3.2 First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Financing Documents. If any Lien other than the Permitted Liens is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such Lien (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Indenture (including the requirement of providing a bond or other security satisfactory to Mortgagee).

3.3 Payment and Performance. Mortgagor shall pay and perform the Obligations when due under the Financing Documents to which it is a party and shall perform the Covenants in full when they are required to be performed.

3.4 Replacement of Fixtures and Personality. Except as permitted by the Indenture, Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures or Personalty to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily in the ordinary course of Mortgagor’s business or for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Mortgagor subject to the Liens and security interests of this Mortgage and the other Financing Documents, and free and clear of any other Lien or security interest except such as may be first approved in writing by Mortgagee.

3.5 Maintenance of Mortgaged Property; Insurance. Mortgagor shall (a) keep the Mortgaged Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) (i) maintain with financially sound and reputable insurance companies insurance on the Mortgaged Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

3.6 Maintenance of Rights of Way, Easements and Licenses. Mortgagor shall maintain all rights of way, easements, grants, privileges, licenses, certificates, permits, entitlements and franchises necessary for the use of the Mortgaged Property and will not, without the prior consent of Mortgagee, not to be unreasonably withheld or delayed, consent to any public restriction (including any zoning ordinance) or private restriction as to the use of the Mortgaged Property. Mortgagor shall comply in all material respects with all restrictive covenants affecting the Mortgaged Property, and all zoning ordinances and other public or private restrictions as to the use of the Mortgaged Property.

3.7 Inspection. Mortgagor shall permit Mortgagee, and Mortgagee’s agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and conduct such environmental, engineering and other studies as Mortgagee may require, provided that such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property.

3.8 Condemnation Awards and Insurance Proceeds.

3.8.1 Condemnation Awards. Mortgagor assigns all awards and compensation for any condemnation or other taking, or any purchase in lieu thereof, to Mortgagee and authorizes Mortgagee to collect and receive such awards and compensation and to give proper receipts and acquaintances therefor, subject to the terms of the Indenture.

3.8.2 Insurance Proceeds. Mortgagor assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property. Mortgagor authorizes and directs the issuer of each of such insurance policies to make payment for all such losses to Mortgagor and Mortgagee jointly, to be released by Mortgagee or applied in accordance with the terms of Indenture.

Notwithstanding the foregoing, Mortgagee shall make available to Mortgagor the foregoing awards, compensation and proceeds of condemnation and insurance, for the purpose of restoration and rebuilding the Mortgaged Property, to the same extent that Issuer would be entitled to retain Net Proceeds in connection with a Recovery Event under the terms of the Indenture.

3.9 Change in Tax Law. Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law (i) deducting or allowing Mortgagor to deduct from the value of the Mortgaged Property for the purpose of taxation any Lien or security interest thereon or (ii) subjecting Mortgagee or any of the Secured Parties to any tax or changing the basis of taxation of mortgages, deeds of trust, or other Liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Mortgage, the Indebtedness or Mortgagee, and the result is to increase the taxes imposed upon or the cost to Mortgagee of maintaining the Indebtedness, or to reduce the amount of any payments receivable hereunder, then, and in any such event, Mortgagor shall, on demand, pay to Mortgagee and the Secured Parties additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Mortgagee, or would constitute usury or render the Indebtedness wholly or partially usurious under applicable law, then Mortgagor shall pay or reimburse Mortgagee or the Secured Parties for payment of the lawful and non-usurious portion thereof.

3.10 Mortgage Tax. Mortgagor shall (i) pay when due any tax, with interest, fines and penalties, imposed upon it or upon Mortgagee or any Secured Party pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Mortgage and any of the other Financing Documents, and (ii) prepare, execute and file any form required to be prepared, executed and filed in connection therewith.

3.11 Reduction of Secured Amount. In the event that the amount secured by the Mortgage is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Mortgagor repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

4 DEFAULT AND FORECLOSURE

4.1 Remedies. During the occurrence and continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

4.1.1 Acceleration. To the extent permitted by the Indenture, declare the Obligations to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.

4.1.2 Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto. If Mortgagor remains in possession of the Mortgaged Property after an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

4.1.3 Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Article 7 of the Security Agreement.

4.1.4 Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten days prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee may be a purchaser at such sale and if Mortgagee is the highest bidder, may credit the portion of the purchase price that would be distributed to Mortgagee against the Obligations in lieu of paying cash.

4.1.5 Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Article 7 of the Security Agreement.

4.1.6 Other. Exercise all other rights, remedies and recourses granted under the Financing Documents or otherwise available at law or in equity (including an action for specific performance of any covenant contained in the Financing Documents, or a judgment on the Notes either before, during or after any proceeding to enforce this Mortgage).

4.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

4.3 Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee shall have all rights, remedies and recourses granted in the Financing Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Notes and the other Financing Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee in the enforcement of any rights, remedies or recourses under the Financing Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

4.4 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Financing Documents or their stature as a first and prior Lien and security interest in and to the remaining Mortgaged Property. For payment of the Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

4.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or its actual exercise of any right, remedy or recourse provided for under the Financing Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

4.6 Discontinuance of Proceedings. If Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted under the Financing Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee shall have the unqualified right to do so and, in such an event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Obligations, the Financing Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default that may then exist or the right of Mortgagee thereafter to exercise any right, remedy or recourse under the Financing Documents for such Event of Default.

4.7 Application of Proceeds 4.7.1. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) as set forth in Section 6.10 of the Indenture.

4.8 Occupancy After Foreclosure. The purchaser at any foreclosure sale pursuant to Section 4.1.4 shall become the legal owner of the Mortgaged Property. All occupants of the Mortgaged Property shall, at the option of such purchaser, become tenants of the purchaser at the foreclosure sale and shall deliver possession thereof immediately to the purchaser upon demand. It shall not be necessary for the purchaser at said sale to bring any action for possession of the Mortgaged Property other than the statutory action of forcible detainer in any court having jurisdiction over the Mortgaged Property.

4.9 Protective Advances and Disbursements; Costs of Enforcement.

4.9.1 If any Event of Default exists, Mortgagee shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee under this Section, or otherwise under this Mortgage or any of the other Financing Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the interest rate applicable to the Notes, and all such sums, together with interest thereon, shall be secured by this Mortgage.

4.9.2 Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Financing Documents, or the enforcement, compromise or settlement of the Obligations or any claim under this Mortgage and the other Financing Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

4.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article, the assignment of the Rents and Leases under Article 5, the security interests under Article 6, nor any other remedies afforded to Mortgagee under the Financing Documents, at law or in equity shall cause Mortgagee to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

5 ASSIGNMENT OF RENTS AND LEASES

5.1 Assignment. Mortgagor hereby assigns to Mortgagee a present, absolute assignment of the Leases and Rents. While any Event of Default exists, Mortgagee shall be entitled to (a) notify any person that the Leases have been assigned to Mortgagee and that all Rents are to be paid directly to Mortgagee, whether or not Mortgagee has commenced or completed foreclosure or taken possession of the Mortgaged Property; (b) settle, compromise, release, extend the time of payment of, and make allowances, adjustments and discounts of any Rents or other obligations under the Leases; (c) enforce payment of Rents and other rights under the Leases, prosecute any action or proceeding, and defend against any claim with respect to Rents and Leases; (d) enter upon, take possession of and operate the Mortgaged Property; (e) lease all or any part of the Mortgaged Property; and/or (f) perform any and all obligations of Mortgagor under the Leases and exercise any and all rights of Mortgagor therein contained to the full extent of Mortgagor’s rights and obligations thereunder, with or without the bringing of any action or the appointment of a receiver.

5.2 No Obligation. Notwithstanding Mortgagee’s rights hereunder, Mortgagee shall not be obligated to perform, and Mortgagee does not undertake to perform, any obligation, duty or liability with respect to the Leases or Rents on account of this Mortgage. Mortgagee shall have no responsibility on account of this Mortgage for the control, care, maintenance or repair of the Mortgaged Property, for any waste committed on the Mortgaged Property, for any dangerous or defective condition of the Mortgaged Property, or for any negligence in the management, upkeep, repair or control of the Mortgaged Property.

5.3 Right to Apply Rents. Mortgagee shall have the right, but not the obligation, to use and apply any Rents received hereunder in such order and such manner as Mortgagee may determine, including, without limitation, for: (a) the payment of costs and expenses of enforcing or defending the terms of this Mortgage or the rights of Mortgagee hereunder, and collecting any Rents and (b) the payment of costs and expenses of the operation and maintenance of the Mortgaged Property.

After the payment of all such costs and expenses and after Mortgagee has established such reserves as it, in its sole discretion, deems necessary for the proper management of the Mortgaged Property, Mortgagee shall apply all remaining Rents received by it in the manner contemplated by the Indenture.

5.4 No Merger of Estates. So long as any part of the Obligations and Covenants secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any lessee or any third party by purchase or otherwise.

5.5 Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Liens and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

5.6 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

6 SECURITY AGREEMENT

6.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Plans, Leases, Rents and Property Agreements. To this end, Mortgagor grants to Mortgagee, a first and prior security interest in the Personalty, Fixtures, Plans, Leases, Rents and Property Agreements and all other Mortgaged Property that is personal property to secure the payment of the Obligations and performance of the Covenants under the Financing Documents, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Plans, Leases, Rents and Property Agreement sent to Mortgagor at least five days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.

6.2 Financing Statements. Mortgagor hereby authorized Mortgagee to file such financing statements as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder and Mortgagee may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor’s chief executive office is in the State of Florida at the address set forth in the first paragraph of this Mortgage.

6.3 Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property that is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth in the first paragraph of this Mortgage. This instrument is to be filed in the real estate records. Debtor is the record owner of the Land. The Debtor (Mortgagor) is a corporation organized under the laws of the State of Nevada and its state organizational identification number is                     .

7 LOCAL LAW PROVISIONS [TO BE CONFORMED TO APPLICABLE STATE LAW; THESE ARE TO BE USED ONLY IN FLORIDA]

7.1 Maximum Indebtedness Secured. The maximum aggregate amount of all indebtedness that is, or under any contingency may be, secured as the date hereof or at any time hereafter by this Mortgage, exclusive of future advances under Section 7.3 below, is $1,600,000.00 (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the Mortgaged Property encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.

7.2 Last Dollar Secured. So long as the aggregate amount of the Obligations exceeds the Secured Amount, any payments and repayments of the Obligations shall not be deemed to be applied against or to reduce the Secured Amount.

7.3 Future Advances. This Mortgage shall secure all Obligations including, without limitation, future advances whenever hereafter made with respect to or under the Indenture, the Notes or the other Financing Documents and shall secure not only Obligations with respect to presently existing indebtedness under the Indenture, the Notes and the other Financing Documents, but also any and all other indebtedness which may hereafter be owing by the Mortgagor to the Mortgagee or the Secured Parties under the Indenture or the other Financing Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Indenture or the other Financing Documents, whether such advances are obligatory or to be made at the option of the Mortgagee or the Secured Parties, or otherwise, and any extensions, refinancings, modifications or renewals of all such Obligations whether or not Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage; provided, however, that all those advances are to be made within twenty years from the date of this Mortgage, or within such lesser period of time as may be provided hereafter by law as a prerequisite for the sufficiency of actual notice or record notice of the optional future or additional advances as against the rights of creditors or subsequent purchasers for valuable consideration; and provided, further, that the total amount of indebtedness secured by this Mortgage may decrease or increase from time to time, but the total unpaid balance so secured at any one time shall not exceed the maximum principal amount of $930,000,000, plus interest and any disbursements made for the payment of taxes, levies or insurance on the Mortgaged Property with interest on those disbursements.

7.4 697.07, Florida Statutes Limitation. Notwithstanding anything to the contrary provided in this Mortgage, the assignment of leases and rents contained in Article V of this Mortgage is intended to provide the Mortgagee with all the rights and remedies of lenders pursuant to Section 697.07, Florida Statutes (hereinafter “Section 697.07”), as may be amended from time to time. However, in no event shall this reference diminish, alter, impair, or affect any other rights and remedies of Mortgagee, including but not limited to, the appointment of a receiver as provided herein, nor shall any provision in this Section diminish, alter, impair or affect any rights or powers of the receiver in law or equity or as set forth herein. In addition, this assignment shall be fully operative without regard to value of the Mortgaged Property or to the adequacy of the Mortgaged Property to serve as security for the obligations owed by Mortgagor to Mortgagee or any Secured Party, and shall be in addition to any rights arising under Section 697.07. Further, except for the notices required hereunder, if any, Borrower waives any notice of default or demand for turnover of rents by Mortgagee or Secured Parties, together with any rights under Section 697.07 to apply to a court to deposit the rents into the registry of the court or such other depository as the court may designate.

8 MULTI-SITE REAL ESTATE TRANSACTIONS

The Mortgagor acknowledges that this Mortgage is, or may become, one of a number of Mortgages and other security documents (“Other Mortgages”) that secure the Obligations. Mortgagor agrees that, subject to the terms of Section 9.8 hereof, the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by Mortgagee of any security for or guarantees of the Obligations, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or any collateral security therefor including the Other Mortgages. Subject to the terms of Section 9.8 hereof, the lien of this Mortgage shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations or of any of the collateral security therefor, including the Other Mortgages or any guarantee thereof, and, to the fullest extent permitted by applicable law, Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages shall not in any manner impair the Indebtedness hereby secured or the Lien of this Mortgage and any exercise of the rights and remedies of Mortgagee hereunder shall not impair the Lien of any of the Other Mortgages or any of Mortgagee’s rights and remedies thereunder. To the fullest extent permitted by applicable law, Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages separately or concurrently and in any order that it may deem appropriate and waives any right of subrogation.

9 MISCELLANEOUS

9.1 Notices. Any notice required or permitted to be given under this Mortgage shall be sent in accordance with Section 13.2 of the Indenture.

9.2 Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property (without in any way implying that Mortgagee has or will consent to any such conveyance or transfer of the Mortgaged Property). All persons or entities who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Indenture and the other Financing Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

9.3 Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Personalty, Fixtures, Plans and Property Agreements in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements and applications for registration necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the collateral, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; however: (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Obligations and shall bear interest at the interest rate applicable to the Notes; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action that it is empowered to take under this Section.

9.4 Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

9.5 No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Mortgagee or any Secured Party to exercise any right or remedy granted under this Mortgage shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Mortgage whatsoever shall be valid unless in writing signed by the Mortgagee and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Mortgage or by law afforded shall be cumulative and all shall be available to the Mortgagee and the Secured Parties until the Obligations have been paid in full. No notice to or demand on Mortgagor in any case shall entitle Mortgagor to any other or further notice or demand in similar or other circumstances.

9.6 Subrogation. To the extent proceeds of the Notes have been used to extinguish, extend or renew any Indebtedness against the Mortgaged Property, then Mortgagee shall be subrogated to all of the rights, Liens, and interests existing against the Mortgaged Property and held by the holder of such Indebtedness and such former rights, Liens and interests, if any, are not waived, but are continued in full force and effect in favor of Mortgagee.

9.7 Indenture. If any conflict or inconsistency exists between this Mortgage and the Indenture, the Indenture shall govern.

9.8 Release. When (i) the Indenture has terminated pursuant to its express terms and (ii) all of the Obligations have been indefeasibly paid and performed in full, this Mortgage and the Liens created hereby, shall cease, terminate and become void. Liens on the Mortgaged Property will be released in accordance with Section 11.6 of the Indenture, and Mortgagee shall, at the Mortgagor’s request and at Mortgagor’s sole cost and expense (i) execute any documents reasonably requested by the Mortgagor to release the Mortgaged Property or any portion thereof from the liens and security interests of this Mortgage and (ii) take such further action as Mortgagor reasonably requests or as may be required to effectuate any release contemplated by Section 11.6 of the Indenture.

9.9 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any appraisement, valuation, stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Indebtedness secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee.

9.10 Obligations of Mortgagor, Joint and Several. If more than one person or entity has executed this Mortgage as “Mortgagor,” the obligations of all such persons or entities hereunder shall be joint and several.

9.11 Choice of Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the Liens and security interests herein granted shall be governed by and construed under the laws of the state in which the mortgaged property is located. All other provisions of this Mortgage and the rights and obligations of Mortgagor and Mortgagee shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws principles thereof.

9.12 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

9.13 Entire Agreement. This Mortgage and the other Financing Documents embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Financing Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

9.14 The Collateral Agent. The Bank of New York Mellon Trust Company, N.A., has been appointed Collateral Agent for the Secured Parties hereunder pursuant to the Indenture. It is expressly understood and agreed by the parties to this Mortgage that any authority conferred upon the Mortgagee hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Collateral Agent pursuant to the Indenture, and that the Collateral Agent has agreed to act (and any successor Collateral Agent shall act) as such hereunder only on the express conditions contained therein. The Mortgagee shall have all rights, benefits, privileges, indemnities and protections contained in the Indenture when acting in its capacity as Collateral Agent hereunder. Any successor Collateral Agent appointed pursuant to the Indenture shall be entitled to all the rights, interests and benefits of the Mortgagee hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Mortgage as of the date first above written.

WITNESSES:	EDGEN MURRAY CORPORATION, a Nevada corporation

By:
Print Name:	Name:
Title:

Address:
Print Name:

STATE OF FLORIDA

COUNTY OF POLK

The foregoing instrument was acknowledged before me this      day of December, 2009 by                      as                      of Edgen Murray Corporation, a Nevada corporation, on behalf of said corporation. He/she is personally known to me or has produced                      as identification.

Notary Public, State of Florida
NOTARY SEAL
My commission expires:

Exhibit “A”

LOT 7 THROUGH 13, INCLUSIVE, RIDGEWOOD ESTATES, SECTION 8, TOWNSHIP 30 SOUTH, RANGE 24 EAST, POLK COUNTY, FLORIDA, AN UNRECORDED SUBDIVISION, MORE PARTICULARLY DESCRIBED AS: BEGIN AT THE NORTHEAST CORNER OF SECTION 8, TOWNSHIP 30 SOUTH, RANGE 24 EAST, POLK COUNTY, FLORIDA, RUN THENCE SOUTH 0°44’53” EAST 79.85 FEET, THENCE SOUTH 89°44’ WEST 558 FEET TO THE POINT OF BEGINNING, THENCE SOUTH 0°44’53” EAST APPROXIMATELY 901.73 FEET TO A POINT IN THE NORTH RIGHT-OF-WAY LINE OF THE SEABOARD COAST LINE RAILROAD COMPANY (FORMERLY SEABOARD AIR LINE RAILROAD COMPANY), THENCE NORTH 80°42’26” WEST ALONG SAID RIGHT-OF-WAY LINE APPROXIMATELY 710.85 FEET, THENCE NORTH 0°44’53” WEST APPROXIMATELY 783.68 FEET TO A POINT IN THE SOUTH RIGHT-OF-WAY LINE OF STATE ROAD 60, THENCE NORTH 89°44’ EAST ALONG SAID SOUTH RIGHT-OF-WAY LINE APPROXIMATELY 700 FEET TO THE POINT OF BEGINNING.

EXHIBIT F

Form of Intercreditor Agreement

F-21

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT, is dated as of December 23, 2009 (as amended, restated, renewed, extended, supplemented or otherwise modified from time to time this “Agreement”), is entered into by and among (1) EDGEN MURRAY CORPORATION, a Nevada corporation (the “US Borrower”), (2) EDGEN MURRAY II, L.P., a Delaware limited partnership (“Holdings”), (3) JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent for the Revolving Credit Obligations (“U.S. Revolving Credit Collateral Agent”), (4) JPMORGAN CHASE BANK, N.A., in its capacity as U.S. administrative agent for the Revolving Credit Obligations (“U.S. Revolving Credit Administrative Agent”), and (5) THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION in its capacity as collateral agent for the Notes Obligations (as defined below) (including its successors and assigns from time to time, the “Notes Collateral Agent”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

A. The Borrowers, the Guarantors, the Revolving Credit Lenders, the Revolving Credit Collateral Agents and the Revolving Credit Administrative Agents have entered into a Credit Agreement, dated as of May 11, 2007, providing for revolving credit facilities (as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “Revolving Credit Agreement”);

B. The US Borrower, Holdings and The Bank of New York Mellon Trust Company, National Association, as trustee (in such capacity, including its successors and assigns from time to time, the “Notes Trustee”) have entered into an Indenture, dated as of the date hereof (the “Indenture”), governing the US Borrower’s 12.25% Senior Secured Notes due 2016 (the “Notes”) issued thereunder;

C. All or portions of the obligations of (i) the Borrowers, Holdings and certain Foreign Subsidiaries of Holdings (the “Non-US Guarantors”) under the Revolving Credit Agreement, any Banking Services Agreements and any Hedge Agreements to the Revolving Credit Claimholders are secured by Liens (as defined below) on the Revolving Credit Primary Collateral (as defined below) of the US Borrower and Holdings and on certain assets of the Non-US Borrowers and the Non-US Guarantors, and (ii) the US Borrower, Holdings and any US Subsidiary Guarantor under the Indenture are secured by Liens (as defined below) on substantially all of the assets of the US Borrower, Holdings and any US Subsidiary Guarantor;

D. Pursuant to (i) the Revolving Credit Agreement, Holdings and the Non-US Guarantors have guaranteed all or portions of the Revolving Credit Obligations (the “Revolving Credit Guaranty”); (ii) the Revolving Credit Agreement, the Borrowers and the Guarantors have agreed to cause certain future US Subsidiary Guarantors and their future Foreign Subsidiaries to guaranty all or portions of the Revolving Credit Obligations pursuant to the Revolving Credit Guaranty; (iii) the Indenture, Holdings has guaranteed the Notes Obligations (the “Notes Guarantees”); and (iv) the Indenture, Holdings has agreed to cause its future Domestic Guarantor Subsidiaries (the “US Subsidiary Guarantors” and together with Holdings, the “US Guarantors”) to guaranty the Notes Obligations pursuant to the Notes Guarantees;

E. In order to induce (i) the Revolving Credit Claimholders to agree to certain amendments to the Revolving Credit Agreement and to provide certain consents thereunder (including in connection with the issuance of the Notes), to continue to make Loans and other extensions of credit thereunder, to continue to provide Banking Services and to continue to enter into Hedge Agreements and (ii) the Notes Collateral Agent and the Notes Claimholders to enter into the Notes Documents, as applicable, and the initial Holders to acquire the Notes, the US Revolving Credit Collateral Agent and the US Revolving Credit Administrative Agent, each on behalf of the Revolving Credit Claimholders, and the Notes Collateral Agent, on behalf of the Notes Claimholders, have agreed to the relative priority of their respective Liens on the Collateral and certain other rights, priorities and interests as set forth in this Agreement; and

F. This Agreement is intended to allocate certain rights, benefits and priorities in the Revolving Credit Primary Collateral of the US Borrower and any US Guarantor or any other Collateral of the US Borrower and any US Guarantor between the US Revolving Credit Collateral Agent and the Revolving Credit Claimholders on the one hand and the Notes Collateral Agent and the Notes Claimholders on the other hand.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1. Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Access Period” means with respect to each parcel of Real Estate Assets, the period, after the commencement of an Enforcement Period, which begins, with respect to such parcel of Real Estate Assets, on the day that the US Revolving Credit Collateral Agent provides the Notes Collateral Agent with the notice of its election to request access with respect to such parcel of Real Estate Assets pursuant to Section 3.2(b) below and ends on the earliest of (i) the 180th day after the US Revolving Credit Collateral Agent obtains the ability to use, take physical possession of, remove or otherwise control the use or access to the Revolving Credit Primary Collateral located on such Real Estate Asset following Enforcement plus such number of days, if any, after the US Revolving Credit Collateral Agent obtains access to such Revolving Credit Primary Collateral that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to Revolving Credit Primary Collateral located on such Real Estate Asset or (ii) the date on which all or substantially all of the Revolving Credit Primary Collateral located on such Real Estate Asset is sold or liquidated, or (iii) the date on which the Discharge of Revolving Credit Obligations occurs.

“Accounts” means all now present and future “accounts” and “payment intangibles” (in each case, as defined in Article 9 of the UCC).

“Account Agreements” means any lockbox account agreement, pledged account agreement, blocked account agreement, securities account control agreement, armored car agreement, credit card processing agreement or any similar deposit or securities account agreements among the Notes Collateral Agent and/or the US Revolving Credit Collateral Agent and a Grantor and the relevant service provider, financial institution depository or securities intermediary.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agents” means the US Revolving Credit Collateral Agent and the Notes Collateral Agent.

“Agreement” has the meaning assigned to such term in the Preamble to this Agreement.

“Banking Services” means each and any of the following bank services provided to any Grantor by any Revolving Credit Lender or any of its Affiliates:

(a) commercial credit cards;

(b) stored value cards; and

(c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, and interstate or foreign depository network services).

“Banking Services Agreement” means any agreement that evidences any Banking Services Obligations.

“Banking Services Obligations” means any and all obligations of the Grantors, or any of them, whether absolute or contingent and howsoever and whensoever created, rising, evidenced, or acquired (including all renewals, extensions, modifications thereof, and substitutions therefore) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors in any applicable jurisdiction.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrowers” means the US Borrower and the Non-US Borrowers.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Canadian Borrower” means Edgen Murray Canada Inc., an Alberta company.

“Canadian Revolving Credit Administrative Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, and any of its successors or assigns from time to time.

“Canadian Revolving Credit Collateral Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, and any of its successors or assigns from time to time.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests;

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and

(e) any warrants, options or other rights to acquire any of the foregoing; but excluding from all of the foregoing interests any debt securities which are convertible into or exchangeable for any of the foregoing equity interests, whether or not such debt securities include any right of participation with Capital Stock.

“Capital Stock Collateral” means:

(a) all of the Capital Stock in the US Borrower;

(b) all of the Capital Stock in any Restricted Subsidiary which is directly owned by Holdings, the US Borrower or any US Subsidiary Guarantor; provided that in the case of any first-tier Foreign Subsidiary, the Capital Stock Collateral shall be limited to 65% of the Voting Stock of such Foreign Subsidiary;

(c) Records, “supporting obligations” (as defined in Article 9 of the UCC) and related Letters of Credit, commercial tort claims or other claims and causes of action, in each case, to the extent directly related to the foregoing; provided however, in the event that any such Records, “supporting obligations” and related Letters of Credit, commercial tort claims or other claims and causes of action directly relate to both the Revolving Credit Primary Collateral and the Notes Collateral, then only those which primarily relate to the Notes Collateral, shall be included in this definition; and

(d) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing.

“Chattel Paper” means all now present and future “chattel paper” (as defined in Article 9 of the UCC).

“Claimholders” means the Revolving Credit Claimholders and the Notes Claimholders.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed that is subject to a security interest in favor of the U.S. Revolving Credit Collateral Agent or the Notes Collateral Agent and constitutes either Revolving Credit Collateral or Notes Collateral. For the avoidance of doubt, Collateral does not include any assets or property of any Non-US Borrower, any Foreign Subsidiary of Holdings or the US Borrower or any Domestic Subsidiary, directly or indirectly, owned by any Foreign Subsidiary.

“Copyright Licenses” means any and all present and future agreements (whether or not in writing) providing for the granting of any right in, to or under Copyrights (whether the applicable Grantor is licensee or licensor thereunder).

“Copyrights” means, collectively, with respect to each Grantor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered, whether published or unpublished and, in each case, whether owned by or licensed to such Grantor) and all copyright registrations and applications made by such Grantor, in each case, whether now owned or hereafter created or acquired by or assigned to such Grantor, and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Deposit Accounts” means all now present and future “deposit accounts” (as defined in Article 9 of the UCC).

“DIP Financing” has the meaning assigned to that term in Section 6.1.

“DIP Financing Cap Amount” means an aggregate amount of $25,000,000.

“Discharge of Notes Obligations” means, except to the extent otherwise expressly provided in Section 5.5, either:

(a) the US Borrower exercises its legal defeasance option or covenant defeasance option in accordance with the terms of the Indenture; or

(b) the satisfaction and discharge of all Notes Obligations in accordance with the terms of the Indenture.

If a Discharge of Notes Obligations occurs prior to the termination of this Agreement in accordance with Section 8.2, to the extent that additional Notes are issued or incurred or the Notes Obligations are reinstated in accordance with Section 6.4, the Discharge of Notes Obligations shall (effective upon the incurrence or issuance of such additional Notes or the reinstatement of such Notes Obligations, as applicable) be deemed to no longer be effective.

“Discharge of Revolving Credit Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a) termination or expiration of all commitments, if any, to extend credit that would constitute Revolving Credit Obligations;

(b) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the Revolving Credit Documents and constituting Revolving Credit Obligations;

(c) payment in full in cash of all Hedging Obligations and all Banking Services Obligations constituting Revolving Credit Obligations and the expiration or termination of all Hedge Agreements and all Banking Services Agreements included in the Revolving Credit Obligations or the cash collateralization of all such Hedging Obligations and Banking Services Obligations on terms satisfactory to each applicable counterparty;

(d) termination or cash collateralization (in an amount and manner reasonably satisfactory to any Revolving Credit Collateral Agent, but in no event greater than 105% of the aggregate undrawn face amount plus a reasonable reserve amount to protect any Revolving Credit Collateral Agent for potential expenses in respect of any letters of credit that are not terminated) of all letters of credit issued under the Revolving Credit Documents and constituting Revolving Credit Obligations; and

(e) payment in full in cash of all other Revolving Credit Obligations that are outstanding and unpaid at the time the Indebtedness constituting the Revolving Credit Obligations is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

If a Discharge of Revolving Credit Obligations occurs prior to the termination of this Agreement in accordance with Section 8.2, to the extent that additional Revolving Credit Obligations are incurred or Revolving Credit Obligations are reinstated in accordance with Section 6.4, the Discharge of Revolving Credit Obligations shall (effective upon the incurrence of such additional Revolving Credit Obligations or reinstatement of the Revolving Credit Obligations, as applicable) be deemed to no longer be effective.

“Disposition” has the meaning assigned to that term in Section 5.1(b).

“Domestic” means, as to any Person, a Person which is created or organized under the laws of the United States of America, any of its states or the District of Columbia.

“Domestic Guarantor Subsidiary” means any Domestic Subsidiary of Holdings; provided that Holdings holds, directly or indirectly, at least 80% of the Capital Stock of such Domestic Subsidiary and such Domestic Subsidiary is not, directly or indirectly, owned by any Restricted Subsidiary of Holdings that is a Foreign Subsidiary.

“Enforcement” means, for one or both of the US Revolving Credit Collateral Agent and the Notes Collateral Agent, when a Revolving Credit Default or a Notes Default, as the case may be, has occurred and is continuing, any action taken by such Person to repossess, or exercise any remedies with respect to, any material amount of Collateral or commence the judicial enforcement of any of the rights and remedies with respect to any Collateral under the Revolving Credit Documents, the Notes Documents or under any applicable law, but in all cases excluding (i) the demand of the repayment of all the principal amount of any of the Obligations, (ii) the imposition of a default rate or late fee (including any additional interest in respect of Notes Obligations) and (iii) the collection and application of, or the delivery of any activation notice with respect to, Accounts or other monies deposited from time to time in Deposit Accounts or Securities Accounts, in each case other than the Net Cash Proceeds Account, against the Revolving Credit Obligations pursuant to the Revolving Credit Documents.

“Enforcement Notice” means a written notice delivered, at a time when a Revolving Credit Default or Notes Default, as the case may be, has occurred and is continuing, by the US Revolving Credit Collateral Agent or the Notes Collateral Agent to the other Agent announcing that an Enforcement Period has commenced and specifying the relevant event of default.

“Enforcement Period” means the period of time following the receipt by either the US Revolving Credit Collateral Agent or the Notes Collateral Agent, as applicable, of an Enforcement Notice from the other Agent until the first to occur of (i) in the case of an Enforcement Period commenced by the US Revolving Credit Collateral Agent, the Discharge of Revolving Credit Obligations, or, in the case of an Enforcement Period commenced by the Notes Collateral Agent, the Discharge of Notes Obligations, (ii) the US Revolving Credit Collateral

Agent or the Notes Collateral Agent (as applicable) agrees in writing to terminate the Enforcement Period or (iii) the date on which the Revolving Credit Default or the Notes Default that was the subject of the Enforcement Notice relating to such Enforcement Period has been cured to the satisfaction of the US Revolving Credit Collateral Agent or the Notes Collateral Agent, as applicable, or waived in writing in accordance with the terms of the Revolving Credit Agreement or the Indenture, as applicable.

“Equipment” means: (i) all “equipment” (as defined in Article 9 of the UCC), (ii) all trade-fixtures, sales displays, lighting, shelving, signage and “fixtures” (as defined in Article 9 of the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, wherever located and whether now or hereafter existing.

“Foreign Subsidiary” means each Subsidiary that is not a Domestic Subsidiary.

“General Intangibles” means all present and future “general intangibles” (as defined in Article 9 of the UCC), but excluding “payment intangibles” (as defined in Article 9 of the UCC), Hedge Agreements and Intellectual Property and any rights thereunder.

“Grantors” means the US Borrower, each US Guarantor and each other Domestic Subsidiary of Holdings or the US Borrower (other than any Domestic Subsidiary, directly or indirectly, owned by any Foreign Subsidiary) that has or may from time to time hereafter execute and deliver a Security Document granting a Lien or other interest in its property to secure any of the Obligations.

“Guarantors” means Holdings, the Non-US Guarantors and the US Subsidiary Guarantors.

“Hedge Agreement” means any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies entered into for the purposes of hedging the Borrowers’ exposure to interest or exchange rates, loan credit exchanges, security or currency valuations or commodity prices not for speculative purposes, in each case entered into with a Revolving Credit Lender Counterparty.

“Hedging Obligation” of any Person means any Obligation of such Person pursuant to any Hedge Agreement.

“Holders” has the meaning assigned to such term in the Indenture.

“Holdings” has the meaning assigned to such term in the Preamble to this Agreement.

“Indebtedness” means and includes all Obligations that constitute “Loans” within the meaning of the Revolving Credit Agreement and all Notes Obligations.

“Indenture” has the meaning assigned to such term in the Recitals to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its assets;

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Instruments” means all now present and future “instruments” (as defined in Article 9 of the UCC).

“Intellectual Property” means, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses.

“Inventory” means all present and future “inventory” (as defined in Article 9 of the UCC) and, in any event, includes, without limitation, all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; the purchaser’s interest in any goods being manufactured pursuant to any contract or other arrangement with a supplier, all goods in transit from suppliers (whether or not evidenced by a document of title) and all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

“Investment Property” means all “investment property” (as such term is defined in Section 9-102(a)(49) of the New York UCC).

“Letter of Credit” means any present and future “letter of credit” (as defined in Article 5 of the UCC).

“Letter of Credit Rights” means any “letter-of-credit right” (as defined in Article 9 of the UCC).

“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement or any financing change statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any governmental authority, including any easement, right-of-way or other encumbrance on title to real property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Mortgaged Premises” means any real property which shall now or hereafter be subject to a Notes Mortgage.

“Net Cash Proceeds Account” means any Deposit Account or Securities Account that is (i) established by any Grantor, (ii) subject to the control (within the meaning of Section 9104 of the New York UCC) of the Notes Collateral Agent and (iii) free and clear of all other Liens and which account contains only (a) proceeds of the sale of any Notes Collateral, (b) proceeds of Notes Collateral arising from any Recovery Event (as such term is defined in the Indenture), (c) proceeds of foreclosures or other sales of Notes Collateral, (d) proceeds of the issuance of any Notes after the date hereof and (e) any other awards or proceeds pursuant to the Notes Collateral Documents including earnings, revenues, rents, issues, profits and income from the Notes Collateral received pursuant to the Notes Collateral Documents, in each case for which a Net Cash Proceeds Letter of Credit has not been issued.

“Net Cash Proceeds Letter of Credit” means any letter of credit issued to the Notes Collateral Agent in lieu of depositing (a) proceeds of the sale of any Notes Collateral, (b) proceeds of Notes Collateral arising from any Recovery Event (as such term is defined in the Indenture), (c) proceeds of foreclosures or other sales of Notes Collateral, (d) proceeds of the issuance of any Notes after the date hereof or (e) any other awards or proceeds pursuant to the Notes Collateral Documents including earnings, revenues, rents, issues, profits and income from the Notes Collateral received pursuant to the Notes Collateral Documents, in each case, into the Net Cash Proceeds Account.

“New Agent” has the meaning assigned to that term in Section 5.5.

“New Debt Notice” has the meaning assigned to that term in Section 5.5.

“Non-US Borrowers” means the Canadian Borrower, the UK Borrower, the Singapore Borrower and any other Borrower (as such term is defined in the Revolving Credit Agreement) that is not a Domestic Person.

“Non-US Guarantors” has the meaning assigned to that term in the Recitals to this Agreement.

“Notes” has the meaning assigned to such term in the Preamble to this Agreement and includes any additional Notes issued after the date hereof.

“Notes Claimholders” means, at any relevant time, the holders of Notes Obligations at that time, including the Holders, the Notes Trustee and the Notes Collateral Agent, under the Notes Documents.

“Notes Collateral” means all now owned or hereafter acquired Collateral other than the Revolving Credit Primary Collateral, including, without limitation:

(a) all Accounts, Chattel Paper and Instruments, in each case, solely to the extent relating to the sale of Notes Collateral described in clauses (b) through (f) of this definition;

(b) all Equipment;

(c) all Capital Stock Collateral;

(d) all Real Estate Assets;

(e) all Intellectual Property;

(f) all Notes General Intangibles;

(g) the Net Cash Proceeds Account;

(h) all Records, “supporting obligations” (as defined in Article 9 of the UCC) and related Letters of Credit, commercial tort claims or other claims and causes of action, in each case, to the extent directly related to the foregoing; provided however, in the event that any such Records, “supporting obligations” and related Letters of Credit, commercial tort claims or other claims and causes of action directly relate to both the Revolving Credit Primary Collateral and the Notes Collateral, then only those which primarily relate to the Notes Collateral shall be included in this definition; and

(i) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing;

provided, however, that the term “Notes Collateral” shall include (as provided in Section 3.4 below) identifiable proceeds (including lease payments under leases of Equipment) of Notes Collateral that are deposited or held in any Deposit Accounts or Securities Accounts, in each case other than the Net Cash Proceeds Account, after an Enforcement Notice, except to the extent that the Notes Collateral Agent has been provided with a Net Cash Proceeds Letter of Credit, in connection with the receipt by any Grantor of, and in the amount of, such identifiable proceeds in which case the term “Notes Collateral” shall not include such identifiable proceeds.

“Notes Collateral Agent” has the meaning assigned to such term in the Preamble to this Agreement.

“Notes Collateral Documents” means the Indenture and the “Collateral Documents” as such term is defined in the Indenture, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Notes Obligations or under which rights or remedies with respect to such Liens are governed.

“Notes Default” means an “Event of Default” as such term is defined in the Indenture.

“Notes Documents” means the Indenture, the Notes, any Registered Equivalent Notes, the Notes Collateral Documents, the Registration Rights Agreement and each of the other agreements, documents and instruments providing for or evidencing any other Notes Obligation, and any other document or instrument executed or delivered at any time in connection with any Notes Obligations, including any intercreditor, supplemental indenture or joinder agreement among holders of Notes Obligations, to the extent such are effective at the relevant time, as each may be amended, supplemented, refunded, deferred, restructured, replaced or refinanced from time to time in whole or in part (whether with the Notes Collateral Agent or other agents and lenders or otherwise), in each case in accordance with the provisions of this Agreement.

“Notes General Intangibles” means all General Intangibles pertaining to the other items of property included within clauses (a), (b), (c), (d) and (e) of the definition of Notes Collateral, including, without limitation, all contingent rights with respect to warranties on Equipment.

“Notes Guarantees” has the meaning assigned to such term in the Recitals to this Agreement.

“Notes Mortgages” means a collective reference to each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Notes Obligations or under which rights or remedies with respect to any such Liens are governed.

“Notes Obligations” means the following:

(a) All Obligations of the US Borrower and the US Guarantors under the Indenture, the Notes issued thereunder and the other Notes Documents. The “Notes Obligations” shall include all Post-Petition Interest.

(b) To the extent any payment with respect to any Notes Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Revolving Credit Claimholders, receiver or similar Person, then the Obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Notes Claimholders and the Revolving Credit Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including, without limitation, Post-Petition Interest) to be paid pursuant to the Notes Documents are disallowed by order of any court, including, without limitation, by order of a court in any

Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including, without limitation, Post-Petition Interest) shall, as between the Notes Claimholders and the Revolving Credit Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Notes Obligations”.

“Notes Trustee” has the meaning assigned to such term in the Recitals to this Agreement.

“Obligations” means all obligations of every nature of each Grantor from time to time owed to any agent or trustee, the Notes Claimholders, the Revolving Credit Claimholders or any of them or their respective Affiliates, in each case under the Notes Documents or the Revolving Credit Documents, whether for principal, interest or payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing.

“Patent Licenses” means all present and future agreements providing for the granting of any right in or to Patents (whether the applicable Grantor is licensee or licensor thereunder).

“Patents” means, collectively, with respect to each Grantor, all letters patent issued or assigned to, and all patent applications and registrations made by, such Grantor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof and, in each case, whether owned by or licensed to such Grantor), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, and rights to obtain any of the foregoing, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.4.

“Post-Petition Interest” means all interest, fees, expenses and other charges that, pursuant to any of the Indenture, the Notes or the Revolving Credit Agreement, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Grantor in any real property, including, without limitation, Mortgaged Premises, distribution centers and warehouses and corporate headquarters and administrative offices.

“Records” means all now present and future “records” (as defined in Article 9 of the UCC).

“Recovery” has the meaning set forth in Section 6.4.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund, or to issue other indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any Notes originally issued in a private transaction not subject to the registration requirements of the Securities Act of 1933 (as amended), substantially identical notes (having the same Notes Guarantees and Notes Collateral) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Registration Rights Agreement” has the meaning assigned to such term in the Indenture.

“Restricted Subsidiary” has the meaning assigned to such term in the Indenture.

“Revolving Commitments” means the “Revolving Commitments” as such term is defined in the Revolving Credit Agreement.

“Revolving Credit Administrative Agents” means the US Revolving Credit Administrative Agent, the Canadian Revolving Credit Administrative Agent, the UK Revolving Credit Administrative Agent and the Singapore Revolving Credit Administrative Agent.

“Revolving Credit Agreement” has the meaning assigned to such term in the Recitals to this Agreement.

“Revolving Credit Cap Amount” means the greater of (a) $190,000,000 less the amount of all mandatory prepayments of any loans to the extent accompanied by a corresponding reduction in the applicable Revolving Commitments (excluding reductions in sub-facility commitments not accompanied by a corresponding reduction in the applicable Revolving Commitments) and (b) the Borrowing Base (as such term is defined in the Indenture).

“Revolving Credit Claimholders” means, at any relevant time, the holders of Revolving Credit Obligations at that time, including the Revolving Credit Lenders, the Revolving Credit Administrative Agents and the Revolving Credit Collateral Agents, under the Revolving Credit Documents.

“Revolving Credit Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Revolving Credit Obligations.

“Revolving Credit Collateral Agents” means the US Revolving Credit Collateral Agent, the UK Revolving Credit Collateral Agent, the Canadian Revolving Credit Collateral Agent, the Singapore Revolving Credit Collateral Agent.

“Revolving Credit Collateral Documents” means “Security Agreements” as such term is defined in the Revolving Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Revolving Credit Obligations or under which rights or remedies with respect to such Liens are governed.

“Revolving Credit Default” means an “Event of Default” as such term is defined in the Revolving Credit Agreement.

“Revolving Credit Documents” means (a) the Revolving Credit Agreement and the “Loan Documents” as such term is defined in the Revolving Credit Agreement and (b) each of the other agreements, documents and instruments providing for or evidencing any other Revolving Credit Obligation, and any other document or instrument executed or delivered at any time in connection with any Revolving Credit Obligations, including any intercreditor or joinder agreement among holders of Revolving Credit Obligations to the extent such are effective at the relevant time, as each may be amended, supplemented, refunded, deferred, restructured, replaced or refinanced from time to time in whole or in part (whether with any Revolving Credit Collateral Agent and the Revolving Credit Lenders or other agents and lenders or otherwise), in each case in accordance with the provisions of this Agreement.

“Revolving Credit Guaranty” has the meaning assigned to such term in the Recitals to this Agreement.

“Revolving Credit Lender Counterparty” means any Person who at the time such Hedge Agreement was entered into was a Revolving Credit Administrative Agent, a Revolving Credit Lender or an Affiliate of any of the foregoing Persons.

“Revolving Credit Lenders” means the “Lenders” under and as defined in the Revolving Credit Documents.

“Revolving Credit Obligations” means the following:

(a) All Obligations, Hedging Obligations and Banking Services Obligations outstanding under the Revolving Credit Agreement and the other Revolving Credit Documents, including Hedge Agreements and Banking Services Agreements. “Revolving Credit Obligations” shall include all Post-Petition Interest.

(b) To the extent any payment with respect to any Revolving Credit Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Notes Claimholders, receiver or similar Person, then the Obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Revolving Credit Claimholders and the Notes Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including, without limitation, Post-Petition Interest) to be paid pursuant to the Revolving Credit Documents are disallowed by order of any court, including, without limitation, by order of a court in any Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including, without limitation, Post-Petition Interest) shall, as between the Revolving Credit Claimholders and the Notes Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Revolving Credit Obligations.”

(c) Notwithstanding the foregoing, if the sum of: (1) Loans (as defined in the Revolving Credit Agreement) constituting principal outstanding under the Revolving Credit Agreement and the other Revolving Credit Documents; plus (2) the aggregate face amount of any outstanding letters of credit issued under the Revolving Credit Agreement, is in excess of the Revolving Credit Cap Amount, then only that portion of such Loans (as defined in the Revolving Credit Agreement) and such aggregate face amount of letters of credit equal to the Revolving Credit Cap Amount shall be included in Revolving Credit Obligations and interest, fees and expenses with respect to such Loans (as defined in the Revolving Credit Agreement) and letters of credit shall only constitute Revolving Credit Obligations to the extent related to Loans (as defined in the Revolving Credit Agreement) and face amounts of letters of credit so included in the Revolving Credit Obligations.

“Revolving Credit Primary Collateral” means, with respect to any Grantor, all of the following now owned or hereafter acquired Collateral:

(a) Accounts (except to the extent relating to the sale of Notes Collateral);

(b) Chattel Paper (except to the extent relating to the sale of Notes Collateral);

(c) Instruments (except to the extent relating to the sale of Notes Collateral);

(d) Letters of Credit and Letter of Credit Rights (except to the extent relating to any Net Cash Proceeds Letter of Credit);

(e) Deposit Accounts and Securities Accounts, in each case other than the Net Cash Proceeds Account, and all other Investment Property (other than Capital Stock Collateral), including all cash, checks and other evidences of payments, marketable securities, securities entitlements, financial assets and other funds held in or on deposit in any of the foregoing;

(f) Inventory or documents of title, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of any Inventory;

(g) General Intangibles (other than Intellectual Property and Notes General Intangibles) and all rights under Hedge Agreements and Banking Services Agreements;

(h) Records, “supporting obligations” (as defined in Article 9 of the UCC) and related Letters of Credit, commercial tort claims or other claims and causes of action, in each case, to the extent directly related to the foregoing; provided however, in the event that any such Records, “supporting obligations” and related Letters of Credit, commercial tort claims or other claims and causes of action directly relate to both the Revolving Credit Primary Collateral and the Notes Collateral, then only those which primarily relate to the Revolving Credit Primary Collateral shall be included in this definition; and

(i) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing;

provided, however, that to the extent that identifiable proceeds (including lease payments under leases of Equipment) of Notes Collateral are deposited or held in any such Deposit Accounts or Securities Accounts, in each case other than the Net Cash Proceeds Account, after an Enforcement Notice, then (as provided in Section 3.4 below) such identifiable proceeds shall be treated as Notes Collateral, except to the extent that the Notes Collateral Agent has been provided with a Net Cash Proceeds Letter of Credit in connection with the receipt by any Grantor of, and in the amount of, such identifiable proceeds in which case the term “Notes Collateral” shall not include such identifiable proceeds.

“Securities Accounts” means all present and future “securities accounts” (as defined in Article 8 of the UCC), including all monies, “uncertificated securities,” and “securities entitlements” (as defined in Article 8 of the UCC) contained therein.

“Security Documents” means this Agreement, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the US Borrower or any other Grantor creating (or purporting to create) a Lien upon Collateral in favor of the US Revolving Credit Collateral Agent or the Notes Collateral Agent, as the case may be, as each may be amended, supplemented, refunded, deferred, restructured, replaced or refinanced from time to time in whole or in part (whether with the Notes Collateral Agent or the Notes Claimholders or the US Revolving Credit Administrative Agent, the US Revolving Credit Collateral Agent or the Revolving Credit Claimholders, as applicable), in each case in accordance with the provisions of this Agreement.

“Singapore Borrower” means Edgen Murray PTE. Ltd., a company incorporated in Singapore.

“Singapore Revolving Credit Administrative Agent” means The Hongkong and Shanghai Banking Corporation Limited, and any of its successors or assigns from time to time.

“Singapore Revolving Credit Collateral Agent” means The Hongkong and Shanghai Banking Corporation Limited, and any of its successors or assigns from time to time.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership (i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (d) any other Person that is otherwise controlled by the parent and/or one or more subsidiaries of the parent.

“Trademark Licenses” means any and all present and future agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder).

“Trademarks” means, collectively, with respect to each Grantor, all trademarks, service marks, slogans, logos, certification marks, trade dress, uniform resource locations (URLs), domain names, corporate names, trade names and other source or business identifiers, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether statutory or common law, whether established or registered in the United States, any State thereof, or any other country or any political subdivision thereof and, in each case, whether owned by or licensed to such Grantor), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UK Borrower” means Edgen Murray Europe Limited, a company organized under the laws of England and Wales.

“UK Revolving Credit Administrative Agent” means J.P. Morgan Europe Limited, and any of its successors or assigns from time to time.

“UK Revolving Credit Collateral Agent” means J.P. Morgan Europe Limited, and any of its successors or assigns from time to time.

“US Borrower” has the meaning assigned to such term in the Preamble to this Agreement.

“US Guarantors” has the meaning assigned to that term in the Recitals to this Agreement.

“US Revolving Credit Administrative Agent” has the meaning assigned to such term in the Preamble to this Agreement.

“US Revolving Credit Collateral Agent” has the meaning assigned to such term in the Preamble to this Agreement.

“US Subsidiary Guarantors” has the meaning assigned to that term in the Recitals to this Agreement.

“Voting Stock” means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

1.2. Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement;

(e) all references to terms defined in the New York UCC shall have the meaning ascribed to them therein (unless otherwise specifically defined herein); and

(f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. Lien Priorities.

2.1. Relative Priorities for the Revolving Credit Primary Collateral. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Revolving Credit Obligations granted on the Revolving Credit Primary Collateral or of any Liens securing the Notes Obligations granted on the Revolving Credit Primary Collateral and notwithstanding any provision of any UCC, or any other applicable law or the Revolving Credit Documents or the Notes Documents or any defect or deficiencies in, or failure to perfect, such Liens securing the Revolving Credit Obligations or the Notes Obligations or any other circumstance whatsoever, the US Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders and the Notes Collateral Agent, on behalf of itself and the Notes Claimholders, each hereby agree that any Lien of the US Revolving Credit Collateral Agent on any Revolving Credit Primary Collateral, whether now or hereafter held by or on behalf of the US Revolving Credit Collateral Agent or any Revolving Credit Claimholder or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to all Liens on the Revolving Credit Primary Collateral securing any Notes Obligations.

2.2. Notes Collateral. The US Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, acknowledges that it does not have and, prior to the Discharge of the Notes Obligations, shall not have a Lien on the Notes Collateral. If for any reason the US Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, obtains a Lien on the Notes Collateral, any Lien of the Notes Collateral Agent on the Notes Collateral, whether now or hereafter held by or on behalf of the Notes Collateral Agent or any Notes Claimholder or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to all Liens on the Notes Collateral securing any Revolving Credit Obligations.

2.3. Prohibition on Contesting Liens. The Revolving Credit Collateral Agent on behalf of itself and the Revolving Credit Claimholders and the Notes Collateral Agent on behalf of itself and the Notes Claimholders agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Revolving Credit Claimholders or any of the Notes Claimholders in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Revolving Credit Collateral Agent, any Revolving Credit Claimholder, the Notes Collateral Agent or any Notes Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the Obligations as provided in Sections 2.1, 2.2 and 3.1.

SECTION 3. Enforcement.

3.1. Exercise of Remedies – Restrictions on the Notes Collateral Agent and the Notes Claimholders.

(a) Until the Discharge of Revolving Credit Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Notes Collateral Agent and the Notes Claimholders:

(1) will not exercise or seek to exercise any rights or remedies with respect to any Revolving Credit Primary Collateral (including the exercise of any right of setoff or any right under any Account Agreement, landlord waiver, landlord access agreement, collateral access agreement or bailee’s letter or similar agreement or arrangement to which the Notes Collateral Agent or any Notes Claimholder is a party) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure);

(2) will not contest, protest or object to any foreclosure or other proceeding or action brought by the US Revolving Credit Collateral Agent or any Revolving Credit Claimholder or any other exercise by the US Revolving Credit Collateral Agent or any Revolving Credit Claimholder of any rights and remedies relating to the Revolving Credit Primary Collateral, whether under the Revolving Credit Documents or otherwise; and

(3) except as may be permitted in Section 3.1(c), will not object to or challenge the forbearance by the US Revolving Credit Collateral Agent or any Revolving Credit Claimholder from bringing or pursuing any Enforcement;

provided, however, that, in the case of (1), (2) and (3) above, the Liens (if any) granted to secure the Notes Obligations shall attach to any proceeds resulting from actions taken by the US Revolving Credit Collateral Agent or any Revolving Credit Claimholder in accordance with this Agreement and remaining after application of such proceeds to the extent necessary to meet the requirements of a Discharge of Revolving Credit Obligations.

(b) Until the Discharge of Revolving Credit Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the US Revolving Credit Collateral Agent and the Revolving Credit Claimholders shall have the right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith make determinations regarding the release, disposition, or restrictions with respect to the Revolving Credit Primary Collateral without any consultation with, interference by (provided that any action permitted under this Agreement shall not constitute an interference) or the consent of the Notes Collateral Agent or any Notes Claimholder (including voluntary Dispositions of Revolving Credit Primary Collateral by the respective Grantors after a Revolving Credit Default); provided, however, that the Lien (if any) securing the Notes Obligations shall remain on the proceeds (other than those applied to the Revolving Credit Obligations) of such Revolving Credit Primary Collateral released or disposed of subject to the relative priorities described in Section 2. In exercising rights and remedies with respect to the Revolving Credit Primary Collateral, the US Revolving Credit Collateral Agent and the Revolving Credit Claimholders may enforce the provisions of the Revolving Credit Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion and without interference by the Notes Collateral Agent or the Notes Claimholders (provided that any action permitted under this Agreement shall not constitute an interference). Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of the Revolving Credit Primary Collateral, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws or other laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, the Notes Collateral Agent and any Notes Claimholder may:

(1) file one or more claims or statements of interest with respect to the Notes Obligations of any Grantor; provided that an Insolvency or Liquidation Proceeding has been commenced by or against such Grantor;

(2) take any action (not adverse to the priority status of the Liens on the Revolving Credit Primary Collateral, or the rights of the US Revolving Credit Collateral Agent or any of the Revolving Credit Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on any of the Collateral;

(3) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Notes Claimholders, including any claims secured by the Revolving Credit Primary Collateral, if any, in each case in accordance with the terms of this Agreement;

(4) in any Insolvency or Liquidation Proceeding, file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either Bankruptcy Law or applicable non-bankruptcy law, in each case not prohibited by the terms of this Agreement;

(5) in any Insolvency or Liquidation Proceeding, vote on any plan of reorganization with respect to the Notes Collateral;

(6) exercise any of its rights or remedies with respect to any of the Revolving Credit Primary Collateral after the Discharge of Revolving Credit Obligations has occurred; and

(7) make a cash bid on all or any portion of the Revolving Credit Primary Collateral in any foreclosure proceeding or action.

The Notes Collateral Agent, on behalf of itself and the Notes Claimholders, agrees that it will not take or receive any Revolving Credit Primary Collateral or any proceeds of such Revolving Credit Primary Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any such Revolving Credit Primary Collateral in its capacity as a creditor in violation of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of Revolving Credit Obligations has occurred, except as expressly provided in Section 6.3(c)(1) and this Section 3.1(c), the sole right of the Notes Collateral Agent and the Notes Claimholders with respect to the Revolving Credit

Primary Collateral is to hold a Lien (if any) on such Revolving Credit Primary Collateral pursuant to the applicable Notes Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Revolving Credit Obligations has occurred.

(d) Subject to Section 3.1(c) and Section 6.3(c)(1):

(1) the Notes Collateral Agent, for itself and on behalf of the Notes Claimholders, agrees that the Notes Collateral Agent and the Notes Claimholders will not take any action with respect to the Revolving Credit Primary Collateral that would hinder any exercise of remedies by the US Revolving Credit Collateral Agent under the Revolving Credit Documents or that is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Revolving Credit Primary Collateral, whether by foreclosure or otherwise;

(2) the Notes Collateral Agent, for itself and on behalf of the Notes Claimholders, hereby waives any and all rights the Notes Collateral Agent or the Notes Claimholders, as applicable, may have as a junior lien creditor with respect to the Revolving Credit Primary Collateral or otherwise to object to the manner in which the US Revolving Credit Collateral Agent or the Revolving Credit Claimholders seek to enforce or collect the Revolving Credit Obligations or the Liens securing the Revolving Credit Obligations granted in any of the Revolving Credit Documents or undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the US Revolving Credit Collateral Agent or the Revolving Credit Claimholders is adverse to the interest of the Notes Claimholders; and

(3) the Notes Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Notes Collateral Documents or any other Notes Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the US Revolving Credit Collateral Agent or the Revolving Credit Claimholders with respect to the enforcement of the Liens on the Revolving Credit Primary Collateral as set forth in this Agreement and the Revolving Credit Documents.

(e) Except as otherwise specifically set forth in Sections 3.1(a) and (c), the Notes Collateral Agent and the Notes Claimholders may exercise rights and remedies as unsecured creditors against any Grantor that has guaranteed or granted Liens to secure the Notes Obligations, and the Notes Collateral Agent may exercise rights and remedies with respect to the Notes Collateral, in each case, in accordance with the terms of the Notes Documents and applicable law; provided, however, that in the event that the Notes Collateral Agent or any Notes Claimholder becomes a judgment Lien creditor in respect of Revolving Credit Primary Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Notes Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Revolving Credit Obligations) as the other Liens securing the Notes Obligations are subject to this Agreement.

(f) Nothing in this Agreement shall prohibit the receipt by the Notes Collateral Agent or any Notes Claimholder of the required payments of interest, principal and other amounts owed in respect of the Notes Obligations, so long as such receipt is not the direct or indirect result of the exercise by the Notes Collateral Agent or any Notes Claimholder of

rights or remedies as a secured creditor in respect of the Revolving Credit Primary Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies any Revolving Credit Collateral Agent or the Revolving Credit Claimholders may have against the Grantors under the Revolving Credit Documents.

3.2. Exercise of Remedies – Collateral Access Rights.

(a) The US Revolving Credit Collateral Agent and the Notes Collateral Agent agree not to commence Enforcement until the earlier of the date on which (i) an Enforcement Notice has been given to the other Agent, and (ii) any Insolvency or Liquidation Proceeding is commenced by or against any Grantor that has not been dismissed.

(b) If the Notes Collateral Agent, or any agent or representative of the Notes Collateral Agent, or any third party pursuant to any Enforcement undertaken by the Notes Collateral Agent, or any receiver, shall obtain possession or physical control of any of the Real Estate Assets, the Notes Collateral Agent or, if applicable, any such third party (at such address to be provided by the Notes Collateral Agent in connection with the applicable Enforcement) shall promptly notify the US Revolving Credit Collateral Agent of that fact and the US Revolving Credit Collateral Agent shall, within ten (10) Business Days thereafter, notify the Notes Collateral Agent as to whether it desires to exercise access rights under this Agreement, at which time the parties shall confer in good faith to coordinate with respect to the US Revolving Credit Collateral Agent’s exercise of such access rights. Access rights may apply to differing parcels of Real Estate Assets at differing times, in which case, a differing Access Period may apply to each such property.

(c) Upon delivery of notice to the Notes Collateral Agent as provided in Section 3.2(b), the Access Period shall commence for the subject parcel of Real Estate Assets. During the Access Period or for any period prior to an Access Period when the US Revolving Credit Collateral Agent may have had access and/or use of any Notes Collateral (e.g. pursuant to access granted by a landlord of any Real Estate Asset), the US Revolving Credit Collateral Agent and its agents, representatives and designees shall have a non-exclusive right to have access to, and a rent free right to use, the Notes Collateral for the purpose of arranging for and effecting the sale or disposition of Revolving Credit Primary Collateral, including the production, completion, packaging, shipping and other preparation of such Revolving Credit Primary Collateral for sale or disposition. During any such Access Period (or period prior to an Access Period), the US Revolving Credit Collateral Agent and its representatives (and persons employed on their behalf), may continue to operate, service, maintain, process and sell the Revolving Credit Primary Collateral, as well as to engage in bulk sales or other liquidations of Revolving Credit Primary Collateral. The US Revolving Credit Collateral Agent shall take proper care of any Notes Collateral that is used by the US Revolving Credit Collateral Agent during the Access Period and repair and replace any damage (ordinary wear-and-tear excepted) caused by the US Revolving Credit Collateral Agent or its agents, representatives or designees and the US Revolving Credit Collateral Agent shall comply with all applicable laws in connection with its use or occupancy of the Notes Collateral. The US Revolving Credit Collateral Agent and the Revolving Credit Claimholders shall indemnify and hold harmless the Notes Collateral Agent and the Notes Claimholders for any injury or damage to Persons or property caused by the acts or omissions of Persons under its control. The US Revolving Credit Collateral Agent and the Notes Collateral Agent shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not interfere materially with the activities of the other as described above, including the right of the Notes Collateral Agent to commence foreclosure of the Notes Mortgages or to show the Notes Collateral to prospective purchasers and to ready the Notes Collateral for sale.

(d) If the Notes Collateral Agent shall foreclose or otherwise sell any of the Notes Collateral, the Notes Collateral Agent will notify the buyer thereof of the existence of this Agreement and that the buyer is acquiring such Notes Collateral subject to the terms of this Agreement.

(e) The Grantors hereby agree with the Notes Collateral Agent and the US Revolving Credit Collateral Agent that the US Revolving Credit Collateral Agent shall have access, during the Access Period, as described herein and each such Grantor that owns any of the Mortgaged Premises grants a non-exclusive easement in gross over its property to permit the uses by the US Revolving Credit Collateral Agent contemplated by this Section 3.2. The Notes Collateral Agent consents to such easement and to the recordation of a collateral access easement agreement, in form and substance reasonably acceptable to the Notes Collateral Agent, in the relevant real estate records with respect to each parcel of real property that is now or hereafter subject to a Notes Mortgage. The US Revolving Credit Collateral Agent agrees that upon either a Discharge of Revolving Credit Obligations or the expiration of the final Access Period with respect to any parcel of real property covered by a Notes Mortgage, it shall, upon request, execute and deliver to the Notes Collateral Agent such documentation, in recordable form, as may reasonably be requested to terminate any and all rights with respect to such parcel of real property covered by a Notes Mortgage.

3.3. Exercise of Remedies – Intellectual Property Rights/Access to Information/Use of Equipment.

(a) The Notes Collateral Agent hereby grants (to the full extent of its rights and interests) the US Revolving Credit Collateral Agent and each of its respective agents, representatives and designees a royalty free, rent free license and lease to use all of the Notes Collateral exclusive of Intellectual Property (covered in clause (b) below) but including any computer or other data processing Equipment to conduct sales or distribution activities on the Real Estate Assets during any Enforcement Period, to collect all Accounts or amounts owing under Instruments or Chattel Paper, to copy, use or preserve any and all information relating to any of the Collateral, and to complete the manufacture, packaging and sale of Inventory; provided, however, the royalty free, rent free license and lease granted in this clause (a) with respect to Equipment shall immediately expire upon the sale, lease, transfer or other disposition of such Equipment.

(b) The Notes Collateral Agent hereby grants (to the full extent of its rights and interests) the US Revolving Credit Collateral Agent and each of its respective agents, representatives and designees solely during the Enforcement Period, (A) a nonexclusive, royalty free, worldwide license or sublicense (subject to the terms of the underlying license) to use all of the Notes Collateral constituting Intellectual Property to the extent necessary or reasonably helpful to collect all Accounts or amounts owing with respect to any Revolving Credit Primary Collateral and to complete the manufacture, packaging and sale of Inventory and (B) a nonexclusive, royalty free, worldwide license or sublicense (subject to the terms of the underlying license) (which will be binding on any successor or assignee of the Intellectual Property) to use any and all Intellectual Property in connection with its Enforcement; provided, however, the US Revolving Credit Collateral Agent, during the term of the above licenses, shall use any Trademarks of such licensed Intellectual Property solely in connection with (x) goods or services which the US Revolving Credit Collateral Agent in good faith reasonably believes to be in all material respects of at least the same level of quality offered by, and in a manner in which the US Revolving Credit Collateral Agent in good faith reasonably believes to be in all material respects consistent with the practices of, one or more Grantors as of the date of the Enforcement Notice or (y) the disposition of damaged, obsolete or second-quality goods which dispositions the US Revolving Credit Collateral Agent in good faith reasonably believes will not materially diminish the distinctiveness and quality characteristics associated with such Intellectual Property or the validity thereof (it being understood and agreed that the US Revolving Credit Collateral Agent and each of its respective agents, representatives and designees shall comply in all material respects with all laws pertaining to its use of Intellectual Property described hereunder, including notice requirements).

3.4. Exercise of Remedies – Notice; Set Off and Tracing of and Priorities in Proceeds.

(a) With respect to the Notes Collateral consisting of Equipment and Real Estate Assets only, the Notes Collateral Agent shall provide not less than ten (10) days notice to the US Revolving Credit Collateral Agent prior to any Enforcement of such Notes Collateral.

(b) The US Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, and the Notes Collateral Agent, on behalf of itself and the Notes Claimholders, each agree that, prior to an issuance of an Enforcement Notice, any proceeds of Collateral, whether or not deposited under Account Agreements, which are used by any Grantor to acquire other property which is Collateral shall not (as among the US Revolving Credit Collateral Agent, the Revolving Credit Claimholders, the Notes Collateral Agent and the Notes Claimholders) be treated as proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired. The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, and the Notes Collateral Agent, on behalf of itself and the Notes Claimholders, each agree that after an issuance of an Enforcement Notice, each such Person shall cooperate in good faith to identify the proceeds of the Revolving Credit Primary Collateral and the Notes Collateral, as the case may be (it being agreed that after an issuance of an Enforcement Notice, unless the US Revolving Credit Collateral Agent has actual knowledge to the contrary, all funds deposited under Account Agreements and then applied to the Revolving Credit Obligations shall be presumed to be Revolving Credit Primary Collateral (a presumption that can be rebutted by the Notes Collateral Agent only by evidence presented to the US Revolving Credit Collateral Agent within thirty (30) Business Days after such application)); provided, however, that neither any Revolving Credit Claimholder nor any Notes Claimholder shall be liable or in any way responsible for any claims or damages from conversion of the Revolving Credit Primary Collateral or the Notes Collateral, as the case may be (it being understood and agreed that (A) the only obligation of any Revolving Credit Claimholder is to pay over to the Notes Collateral Agent, in the same form as received, with any necessary endorsements, all proceeds that such Revolving Credit Claimholder received that have been identified as proceeds of the Notes Collateral (except to the extent that such proceeds are represented by a Net Cash Proceeds Letter of Credit) and (B) the only obligation of any Notes Claimholder is to pay over to the Revolving Credit Collateral Agent, in the same form as received, with any necessary endorsements, all proceeds that such Notes Claimholder received that have been identified as proceeds of the Revolving Credit Primary Collateral). The US Revolving Credit Collateral Agent and the Notes Collateral Agent may request from the other an accounting of the identification of the proceeds of Collateral (and the US Revolving Credit Collateral Agent and the Notes Collateral Agent, as the case may, upon which such request is made shall deliver such accounting reasonably promptly after such request is made).

SECTION 4. Payments.

4.1. Application of Proceeds. Subject to the provisions of Section 6.5 hereof, so long as the Discharge of Revolving Credit Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, all Revolving Credit Primary Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Revolving Credit Primary Collateral upon the exercise of remedies by the US Revolving Credit Collateral Agent or the Revolving Credit Claimholders, shall be applied by the US Revolving Credit Collateral Agent to the Revolving Credit Obligations in such order as specified in the relevant Revolving Credit Documents. Upon the Discharge of Revolving Credit Obligations, the US Revolving Credit Collateral Agent shall deliver to the Notes Collateral Agent any Collateral and proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Notes Collateral Agent to the Notes Obligations in such order as specified in the Notes Documents.

4.2. Payments Over in Violation of Agreement. Unless and until the Discharge of Revolving Credit Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, any Collateral or proceeds thereof received by the Notes Collateral Agent or any Notes Claimholder in connection with the exercise of any right or remedy (including set-off) relating to the Revolving Credit Primary Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the US Revolving Credit Collateral Agent for the benefit of the Revolving Credit Claimholders in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

SECTION 5. Other Agreements.

5.1. Releases.

(a) If in connection with the exercise of any of the US Revolving Credit Collateral Agent’s remedies in respect of any Revolving Credit Primary Collateral as provided for in Section 3.1, the US Revolving Credit Collateral Agent, for itself and/or on behalf of any of the Revolving Credit Claimholders, releases any of its Liens on any part of the

Revolving Credit Primary Collateral, then the Liens, if any, of the Notes Collateral Agent, for itself and/or for the benefit of the Notes Claimholders, on the Revolving Credit Primary Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released. The Notes Collateral Agent, for itself and/or on behalf of any such Notes Claimholders, promptly shall execute and deliver to the US Revolving Credit Collateral Agent or such Grantor such termination statements, releases and other documents as the US Revolving Credit Collateral Agent or such Grantor may request to effectively confirm such release.

(b) If in connection with any sale, lease, exchange, transfer or other disposition of any Revolving Credit Primary Collateral (collectively, a “Disposition”) permitted under the terms of the Revolving Credit Documents (including voluntary Dispositions of Revolving Credit Primary Collateral by the respective Grantors after a Revolving Credit Default) (other than in connection with the exercise of any of the US Revolving Credit Collateral Agent’s rights and remedies in respect of the Revolving Credit Primary Collateral as provided for in Sections 3.1), the US Revolving Credit Collateral Agent, for itself and/or on behalf of any of the Revolving Credit Claimholders, releases any of its Liens on any part of the Revolving Credit Primary Collateral, in each case, other than (A) in connection with the Discharge of Revolving Credit Obligations or (B) after the occurrence and during the continuance of a Notes Default if, all of the net proceeds received in connection with such Disposition are not applied to the Revolving Credit Obligations, then, in each case, the Liens, if any, of the Notes Collateral Agent, for itself and/or for the benefit of the Notes Claimholders, on such Revolving Credit Primary Collateral shall be automatically, unconditionally and simultaneously released. The Notes Collateral Agent for itself and/or on behalf of any such Notes Claimholders promptly shall execute and deliver to the US Revolving Credit Collateral Agent or such Grantor such termination statements, releases and other documents as the US Revolving Credit Collateral Agent or such Grantor may request to effectively confirm such release. The Notes Collateral Agent, for itself and/or on behalf of any such Notes Claimholders, hereby agrees to consent to any request by the US Revolving Credit Collateral Agent that the Notes Collateral Agent, for itself and/or on behalf of any such Notes Claimholders, releases its security interest in connection with a Disposition under this Section 5.1(b).

(c) Until the Discharge of Revolving Credit Obligations shall occur, the Notes Collateral Agent, for itself and/or on behalf of the Notes Claimholders, hereby irrevocably constitutes and appoints the US Revolving Credit Collateral Agent and any of its officers or agents, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Notes Collateral Agent or such Notes Claimholder, whether in the US Revolving Credit Collateral Agent’s name or, at the option of the US Revolving Credit Collateral Agent, in the Notes Collateral Agent’s or any Notes Claimholder’s own name, from time to time in the US Revolving Credit Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.

5.2. Insurance.

(a) Unless and until the Discharge of Revolving Credit Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the Revolving Credit Documents, (i) the US Revolving Credit Collateral Agent and the Revolving Credit Claimholders shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Revolving Credit Primary Collateral or the Liens with respect thereto in the event of any loss thereunder or with respect thereto and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Revolving Credit Primary Collateral; (ii) all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to such Revolving Credit Primary Collateral and to the extent required by the Revolving Credit Documents shall be paid to the US Revolving Credit Collateral Agent for the benefit of the Revolving Credit Claimholders pursuant to the terms of the Revolving Credit Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and thereafter, to the extent no Revolving Credit Obligations which were secured by such Revolving Credit Primary Collateral are outstanding, and subject to the terms of, and the rights of the Grantors under, the Notes Documents, to the Notes Collateral Agent for the benefit of the Notes Claimholders to the extent required under the Notes Collateral Documents and then, to the extent no Notes Obligations which were secured by such Revolving Credit Primary Collateral are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct, and (iii) if the Notes Collateral Agent or any Notes Claimholder shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the US Revolving Credit Collateral Agent in accordance with the terms of Section 4.2. The Notes Collateral Agent shall have the sole and exclusive right to settle and adjust any insurance policy to the extent relating to the Notes Collateral.

(b) To effectuate the foregoing, the US Revolving Credit Collateral Agent and the Notes Collateral Agent shall each receive separate lender’s loss payable endorsements naming themselves as loss payee and additional insured, as their interests may appear, with respect to policies which insure Collateral hereunder. To the extent any proceeds are received for business interruption or for any liability or indemnification and those proceeds are not compensation for a casualty loss with respect to the Notes Collateral, such proceeds shall first be applied to repay the Revolving Credit Obligations and then be applied, to the extent required by the Notes Documents, to the Notes Obligations.

5.3. Amendments to Revolving Credit Documents and Notes Documents; Refinancing; Legending Provisions.

(a) The Revolving Credit Documents and the Notes Documents may be amended, supplemented or otherwise modified, in each case, in accordance with the terms of both the Revolving Credit Documents and the Notes Documents, and the Revolving Credit Obligations and Notes Obligations may be Refinanced, in each case, without notice to, or the consent (except to the extent a consent is required to permit the Refinancing transaction under any Revolving Credit Document or any Notes Document) of the Revolving Credit Claimholders or the Notes Claimholders, as the case may be, all without affecting the Lien subordination or other provisions of this Agreement; provided, however, that the holders of such Refinancing debt bind themselves in a writing reasonably acceptable to the US Revolving Credit Collateral Agent and the Notes Collateral Agent and addressed to the US Revolving Credit Collateral Agent or the Notes Collateral Agent, as the case may be, to the terms of this Agreement and any such amendment, supplement, modification or Refinancing shall be in accordance with the provisions of both the Revolving Credit Documents and the Notes Documents.

(b) Each Grantor agrees that each security agreement, pledge agreement and mortgage that is a Notes Collateral Document shall include the following language (or language to similar effect approved by the US Revolving Credit Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest in certain Collateral granted to the Notes Collateral Agent or other Person, as applicable pursuant to this Agreement and the exercise of any right or remedy by the Notes Collateral Agent or other Person, as applicable in respect of such Collateral hereunder are subject to the provisions of the Intercreditor Agreement, dated as of December     , 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among (1) EDGEN MURRAY CORPORATION, a Nevada corporation, (2) EDGEN MURRAY II, L.P., a Delaware limited partnership (“Holdings”), (3) JPMORGAN CHASE BANK, N.A., in its capacity as U.S. collateral agent for the Revolving Credit Obligations, (4) JPMORGAN CHASE BANK, N.A., in its capacity as U.S. administrative agent for the Revolving Credit Obligations, and (5) THE BANK OF NEW YORK MELLON, in its capacity as collateral agent for the Notes Obligations and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. The foregoing is only applicable to any Revolving Credit Primary Collateral as defined in the Intercreditor Agreement.”

(c) Without limiting any obligation to obtain any consent required under Section 5.3(a), the US Revolving Credit Collateral Agent and the Notes Collateral Agent shall each use commercially reasonable efforts to notify the other party of any written amendment or modification to any Revolving Credit Document or any Notes Document, as applicable, but the failure to do so shall not create a cause of action against the party failing to give such notice or create any claim or right on behalf of any third party. In connection with amendments or modifications permitted by Section 5.3, the US Revolving Credit Collateral Agent and the Notes Collateral Agent, as applicable, shall, upon request of the other party, provide copies of all such modifications or amendments and copies of all other relevant documentation to the other Person.

5.4. Bailees for Perfection.

(a) The US Revolving Credit Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the Revolving Credit Claimholders, and as bailee for the Notes Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the Revolving Credit Documents and the Notes Documents, as applicable, subject to the terms and conditions of this Section 5.4.

(b) The US Revolving Credit Collateral Agent shall have no obligation whatsoever to the Notes Collateral Agent or to any Notes Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of the US Revolving Credit Collateral Agent under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of Revolving Credit Obligations, as provided in paragraph (d) below, so that, subject to the terms of this Agreement, until a Discharge of Revolving Credit Obligations, the US Revolving Credit Collateral Agent shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other Revolving Credit Documents (but only to the extent that such Collateral constitutes Revolving Credit Primary Collateral) as if the Liens (if any) of the Notes Collateral Agent did not exist.

(c) The Revolving Credit Collateral Agent acting pursuant to this Section 5.4 shall not have by reason of the Revolving Credit Documents, this Agreement or any other document a fiduciary relationship with the Notes Collateral Agent or any Notes Claimholder with respect to such acts.

(d) Upon the Discharge of Revolving Credit Obligations, the US Revolving Credit Collateral Agent shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, to the Notes Collateral Agent to the extent the Notes Obligations which are secured by such Pledged Collateral remain outstanding (so as to allow the Notes Collateral Agent to obtain possession or control of such Pledged Collateral). The US Revolving Credit Collateral Agent further agrees to take all other action reasonably requested by the Notes Collateral Agent in connection with the Notes Collateral Agent obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

5.5. When Discharge of Revolving Credit Obligations and Discharge of Notes Obligations Deemed to Not Have Occurred. If concurrently with the Discharge of Revolving Credit Obligations or the Discharge of Notes Obligations, any Grantor thereafter enters into any Refinancing of any Revolving Credit Obligation or any Notes Obligation, as the case may be, which Refinancing is permitted by both the Notes Documents and the Revolving Credit Documents and this Agreement, then such Discharge of Revolving Credit Obligations or the Discharge of Notes Obligations, shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Revolving Credit Obligations or the Discharge of Notes Obligations) and, from and after the date on which the New Debt Notice (as defined below) is delivered to the Notes Collateral Agent or the US Revolving Credit Collateral Agent, as appropriate, in accordance with the next sentence, the obligations under such Refinancing shall automatically be treated as Revolving Credit Obligations or Notes Obligations, as the case may be, for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the US Revolving Credit Collateral Agent or Notes Collateral Agent, as the case may be, under such new Revolving Credit Documents or new Notes Documents shall be the US Revolving Credit Collateral Agent or the Notes Collateral Agent for all purposes of this Agreement. Upon receipt of a notice (the “New Debt Notice”) stating that any Grantor has entered into new Revolving Credit Documents or new Notes Documents (which notice shall include a complete copy of the relevant new documents and provide the identity of the new agent or trustee for such facility or issuance, such agent or trustee, the “New Agent”), the US Revolving Credit Collateral Agent or the Notes Collateral Agent, as the case may be, shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as such Grantor or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver, to the extent contemplated by this Agreement, to the New Agent any Pledged Collateral that is Revolving Credit Primary Collateral, in the case of a New Agent that is the agent under any new Revolving Credit Documents) held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral). The New Agent shall agree in a writing addressed to the US Revolving Credit Collateral Agent and the Revolving Credit Claimholders or the Notes Collateral Agent and the Notes Claimholders, as the case may be, to be bound by the terms of this Agreement. If the Revolving Credit Obligations under the new Revolving Credit Documents are secured by assets of the Grantors constituting Revolving Credit Primary Collateral that do not also secure the Notes Obligations, then the Notes Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Revolving Credit Collateral Documents, the Notes Collateral Documents and this Agreement.

SECTION 6. Insolvency or Liquidation Proceedings.

6.1. Finance and Sale Issues.

(a) Until the Discharge of Revolving Credit Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the US Revolving Credit Collateral Agent shall agree to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) other than the identifiable cash proceeds of any Notes Collateral, on which a Lien has been granted to the US Revolving Credit Collateral Agent pursuant to the Revolving Credit Documents or to permit any Grantor to obtain financing, whether from the Revolving Credit Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then the Notes Collateral Agent, on behalf of itself and the Notes Claimholders, agrees that it will raise no objection to or contest such Cash Collateral use or DIP Financing so long as such Cash Collateral use or DIP Financing meet the following requirements: (i) the aggregate principal amount of the DIP Financing plus the aggregate outstanding principal amount of Revolving Credit Obligations plus the aggregate face amount of any letters of credit issued and not reimbursed under the Revolving Credit Agreement does not exceed the sum of the Revolving Credit Cap Amount and the DIP Financing Cap Amount, (ii) the Notes Collateral Agent and the Notes Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests in the Notes Collateral (other than any Real Estate Assets upon which a Lien has not been perfected), (iii) the terms of the DIP Financing (A) do not compel the applicable Grantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document and (B) do not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order, and (iv) any Lien on the Notes Collateral to secure such DIP Financing is subordinate to the Lien of the Notes Collateral Agent with respect thereto. To the extent the Liens securing the Revolving Credit Obligations are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (iv) above, the Notes Collateral Agent will subordinate its Liens in the Revolving Credit Primary Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and to any “Carve Out” from the Liens securing such DIP Financing for the benefit of professionals entitled to compensation from any Grantor’s estate provided for in connection with such DIP Financing, and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the US Revolving Credit Collateral Agent or to the extent permitted by Section 6.3).

(b) Until the Discharge of Notes Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Notes Collateral Agent shall agree to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) other than Revolving Credit Primary Collateral, on which a Lien has been granted to the Notes Collateral Agent pursuant to the Notes Documents or to permit any Grantor to obtain DIP Financing, then the US Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that it will raise no objection to or contest such Cash Collateral use or DIP Financing so long as such Cash Collateral use or DIP Financing meet the following requirements: (i) the US Revolving Credit Collateral Agent and the Revolving Credit Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests in the Revolving Credit Primary Collateral, (ii) the terms of the DIP Financing (A) do not compel the applicable Grantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document and (B) do not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order, and (iii) any Lien on the Revolving Credit Primary Collateral to secure such DIP Financing is subordinate to the Lien of the US Revolving Credit Collateral Agent with respect thereto. To the extent the Liens securing the Notes Obligations are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (iii) above, the US Revolving Credit Collateral Agent will subordinate its Liens in the Notes Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Notes Collateral Agent or to the extent permitted by Section 6.3).

(c) Until the Discharge of Revolving Credit Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the US Revolving Credit Collateral Agent shall, acting in accordance with the Revolving Credit Agreement, agree to permit a sale of the Revolving Credit Primary Collateral free and clear of Liens or other claims, under Section 363 of the Bankruptcy Code or otherwise, then each Notes Claimholder agrees that it will not raise any objection to or contest such sale or request adequate protection or any other relief in connection therewith (it being understood that the Notes Claimholders still, but subject to this Agreement, have rights with respect to the proceeds of such Collateral).

(d) Until the Discharge of Notes Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Notes Collateral Agent shall, acting in accordance with the Notes Documents, agree to permit a sale of the Notes Collateral free and clear of Liens or other claims, under Section 363 of the Bankruptcy Code or otherwise, then each Revolving Credit Claimholder agrees that it will not raise any objection to or contest such sale or request adequate protection or any other relief in connection therewith (it being understood that the Revolving Credit Claimholders still, but subject to this Agreement, have rights with respect to the proceeds of such Collateral).

6.2. Relief from the Automatic Stay.

(a) Until the Discharge of Revolving Credit Obligations has occurred, the Notes Collateral Agent, on behalf of itself and the Notes Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Revolving Credit Primary Collateral, without the prior written consent of the US Revolving Credit Collateral Agent.

(b) Until the Discharge of Notes Obligations has occurred, the US Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Notes Collateral (other than to the extent such relief is required to exercise its rights under Section 3.2 or Section 3.3), without the prior written consent of the Notes Collateral Agent.

6.3. Adequate Protection.

(a) The Notes Collateral Agent, on behalf of itself and the Notes Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(1) any request by the US Revolving Credit Collateral Agent or the Revolving Credit Claimholders for adequate protection with respect to the Revolving Credit Primary Collateral; provided that (A) such adequate protection claim shall not seek the creation of any Lien over additional assets or property of any Grantor other than with respect to assets or property that constitute Revolving Credit Primary Collateral and (B) if such additional assets or property shall also constitute Notes Collateral, (i) a Lien shall have been created in favor of the Notes Claimholders in respect of such Collateral and (ii) the Lien in favor of the Revolving Credit Claimholders shall be subordinated to the extent set forth in this Agreement; or

(2) any objection by the US Revolving Credit Collateral Agent or the Revolving Credit Claimholders to any motion, relief, action or proceeding based on the US Revolving Credit Collateral Agent or the Revolving Credit Claimholders claiming a lack of adequate protection with respect to the Revolving Credit Primary Collateral.

(b) The US Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(1) any request by the Notes Collateral Agent or any Notes Claimholders for adequate protection with respect to the Notes Collateral; provided that (A) such adequate protection claim shall not seek the creation of any Lien over additional assets or property of any Grantor other than with respect to assets or property that constitute Notes Collateral and (B) if such additional assets or property shall also constitute Revolving Credit Primary Collateral, (i) a Lien shall have been created in favor of the Revolving Credit Claimholders in respect of such Collateral and (ii) the Lien in favor of the Notes Claimholders shall be subordinated to the extent set forth in this Agreement; or

(2) any objection by the Notes Collateral Agent or any Notes Claimholders to any motion, relief, action or proceeding based on the Notes Collateral Agent or the Notes Claimholders claiming a lack of adequate protection with respect to the Notes Collateral.

(c) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(1) if the Revolving Credit Claimholders (or any subset thereof) are granted, or in the event the US Revolving Credit Collateral Agent, on behalf of itself or any of the Revolving Credit Claimholders, seeks or requests adequate protection with respect to the Revolving Credit Primary Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted Revolving Credit Primary Collateral) in connection with any Cash Collateral use or DIP Financing, then, in either case, the Notes Collateral Agent, on behalf of itself or any of the Notes Claimholders, may seek or request adequate protection with respect to its interests in such additional collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated (except to the extent that the Notes Collateral Agent already had a Lien on such Collateral (in which case the priorities established by Section 2.1 shall apply)) to the Liens securing the Revolving Credit Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens of the Notes Collateral Agent on Revolving Credit Primary Collateral; and

(2) if the Notes Claimholders (or any subset thereof) are granted, or in the event the Notes Collateral Agent, on behalf of itself or any of the Notes Claimholders, seeks or requests adequate protection with respect to the Notes Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted Notes Collateral) in connection with any Cash Collateral use or DIP Financing, then, in either case, the US Revolving Credit Collateral Agent, on behalf of itself or any of the

Revolving Credit Claimholders, may seek or request adequate protection with respect to its interests in such additional collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated (except to the extent that the US Revolving Credit Collateral Agent already had a Lien on such Collateral (in which case the priorities established by Section 2.1 shall apply)) to the Liens securing the Notes Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens of the US Revolving Credit Collateral Agent on Notes Collateral.

(d) Except as otherwise expressly set forth in this Section or in Section 6.1 or in connection with the exercise of remedies with respect to the Collateral, nothing herein shall limit the rights of (i) the Notes Collateral Agent or the Notes Claimholders from seeking adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise) and (ii) the US Revolving Credit Collateral Agent or the Revolving Credit Claimholders from seeking adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

6.4. Avoidance Issues. If any Revolving Credit Claimholder or Notes Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor any amount paid in respect of Revolving Credit Obligations or the Notes Obligations, as the case may be (a “Recovery”), then such Revolving Credit Claimholders or Notes Claimholders shall be entitled to a reinstatement of Revolving Credit Obligations or Notes Obligations, as the case may be, with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.5. Reorganization Securities. Notwithstanding anything to the contrary in this Agreement, if, in any Insolvency or Liquidation Proceeding, (i) the Revolving Credit Claimholders or the Notes Claimholders (the “Applicable Junior Lien Claimholders”) receive pursuant to a plan of reorganization or similar dispositive restructuring plan a distribution of debt obligations (“Junior Lien Reorganization Securities”) in whole or in part on account of any junior Liens on the Notes Collateral or the Revolving Credit Primary Collateral, as the case may be (such Collateral as to which the applicable Claimholders have a junior Lien, the “Applicable Junior Collateral”) that are secured by Liens on such Applicable Junior Collateral, and (ii) the other Claimholders (the “Applicable Senior Lien Claimholders”) receive pursuant to such plan of reorganization or similar dispositive restructuring plan a distribution of debt obligations (“Senior Lien Reorganization Securities”) in whole or in part on account of their Revolving Credit Obligations or Notes Obligations, as the case may be, that are secured by Liens on such Applicable Junior Collateral, then (i) the Applicable Junior Lien Claimholders shall be entitled to retain their Junior Lien Reorganization Securities and shall not be obligated to turnover same to any or all of the Applicable Senior Lien Claimholders, and (ii) to the extent the Junior Lien Reorganization Securities and the Senior Lien Reorganization Securities are secured by Liens upon the same Applicable Junior Collateral, the provisions of this Agreement will survive the distribution of such Junior Lien Reorganization Securities and Senior Lien Reorganization

Securities and will apply with like effect to the Junior Lien Reorganization Securities and Senior Lien Reorganization Securities, to such Liens securing such Junior Lien Reorganization Securities and Senior Lien Reorganization Securities and to the distribution of proceeds of such Applicable Junior Collateral.

6.6. Post-Petition Interest.

(a) Neither the Notes Collateral Agent nor any Notes Claimholder shall oppose or seek to challenge any claim by the US Revolving Credit Collateral Agent or any Revolving Credit Claimholder for allowance in any Insolvency or Liquidation Proceeding of Revolving Credit Obligations consisting of Post-Petition Interest to the extent of the value of the Lien securing any Revolving Credit Claimholder’s claim, without regard to the existence of the Lien of the Notes Collateral Agent on behalf of the Notes Claimholders on the Revolving Credit Primary Collateral.

(b) Neither the US Revolving Credit Collateral Agent nor any Revolving Credit Claimholder shall oppose or seek to challenge any claim by the Notes Collateral Agent or any Notes Claimholder for allowance in any Insolvency or Liquidation Proceeding of Notes Obligations consisting of Post-Petition Interest to the extent of the value of the Lien securing any Notes Claimholder’s claim, without regard to the existence of the Lien of the US Revolving Credit Collateral Agent on behalf of the Revolving Credit Claimholders on the Notes Collateral.

6.7. Separate Grants of Security and Separate Classification. Each of the US Revolving Credit Collateral Agent, Revolving Credit Claimholders, Notes Collateral Agent and Notes Claimholders acknowledges and agrees that (a) the grants of Liens pursuant to the Revolving Credit Collateral Documents and the Notes Collateral Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the Revolving Credit Obligations and the Notes Obligations are fundamentally different from one another and must be separately classified in any plan of reorganization proposed or adopted in any Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Revolving Credit Claimholders and the Notes Claimholders in respect of the Revolving Credit Primary Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Revolving Credit Claimholders shall be entitled to receive, in addition to amounts distributed to them from, or in respect of, the Revolving Credit Primary Collateral with respect to principal, pre-petition interest and other claims, all amounts owing with respect to post-petition interest, fees, costs, and other charges, irrespective of whether a claim for such amounts is allowed or allowable in any such Insolvency or Liquidation Proceeding, before any distribution from, or in respect of, any such Revolving Credit Primary Collateral is made in respect of the claims held by the Notes Claimholders, with the Notes Claimholders hereby acknowledging and agreeing to turn over to the Revolving Credit Claimholders amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Notes Claimholders.

6.8. Waiver. Each Agent, for itself and on behalf of the Claimholders, waives any claim it may hereafter have against any other Claimholder arising out of the election of such Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.

SECTION 7. Reliance; Waivers; Etc.

7.1. Reliance. Other than any reliance on the terms of this Agreement, the US Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders under its Revolving Credit Documents, acknowledges that it and such Revolving Credit Claimholders have, independently and without reliance on the Notes Collateral Agent or any Notes Claimholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the amendments to the Revolving Credit Documents, to provide certain consents in connection therewith and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Revolving Credit Documents or this Agreement. The Notes Collateral Agent, on behalf of itself and the Notes Claimholders under the Notes Documents, acknowledges that it and the Notes Claimholders have, independently and without reliance on the US Revolving Credit Collateral Agent or any Revolving Credit Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such Notes Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Notes Documents or this Agreement.

7.2. No Warranties or Liability. The US Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders under the Revolving Credit Documents, acknowledges and agrees that each of the Notes Collateral Agent and the Notes Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Notes Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided in this Agreement, the Notes Collateral Agent and the Notes Claimholders will be entitled to manage and supervise their respective Notes and extensions of credit under the Notes Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Notes Collateral Agent, on behalf of itself and the Notes Claimholders, acknowledges and agrees that each of the US Revolving Credit Collateral Agent and the Revolving Credit Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Revolving Credit Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided in this Agreement, the US Revolving Credit Collateral Agent and the Revolving Credit Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Revolving Credit Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Notes Collateral Agent and the Notes Claimholders shall have no duty to the US Revolving Credit Collateral Agent or any of the Revolving Credit Claimholders, and the US Revolving Credit Collateral Agent and the Revolving Credit Claimholders shall have no duty to the Notes Collateral Agent or any of the Notes Claimholders,

to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the Revolving Credit Documents and the Notes Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3. No Waiver of Lien Priorities.

(a) No right of the US Revolving Credit Collateral Agent, the Revolving Credit Claimholders, the Notes Collateral Agent or the Notes Claimholders to enforce any provision of this Agreement, any Revolving Credit Document or any Notes Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by any Agent, any Revolving Credit Claimholder or any Notes Claimholders, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Revolving Credit Documents or any of the Notes Documents, regardless of any knowledge thereof which the US Revolving Credit Collateral Agent, the Notes Collateral Agent, the Revolving Credit Claimholders or the Notes Claimholders, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Grantors under the Revolving Credit Documents and the Notes Documents and subject to the provisions of Section 5.3(a)), the US Revolving Credit Collateral Agent, the Revolving Credit Claimholders, the Notes Collateral Agent and the Notes Claimholders may, at any time and from time to time in accordance with the Revolving Credit Documents and the Notes Documents and/or applicable law, without the consent of, or notice to, the other Agent or the Revolving Credit Claimholders or the Notes Claimholders (as the case may be), without incurring any liabilities to such Persons and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy is affected, impaired or extinguished thereby) do any one or more of the following:

(1) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Obligations or any Lien or guaranty thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the US Revolving Credit Collateral Agent or the Notes Collateral Agent or any rights or remedies under any of the Revolving Credit Documents or the Notes Documents; provided that any such increase in the Revolving Credit Obligations shall not (subject to the provisions of Section 6.1) increase the sum of the Loans (as defined in the Revolving Credit Agreement) constituting principal under the Revolving Credit Agreement and the face amount of any letters of credit issued under the Revolving Credit Agreement and not reimbursed to an amount in excess of the Revolving Credit Cap Amount;

(2) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral (except to the extent provided in this Agreement) or any liability of any Grantor or any liability incurred directly or indirectly in respect thereof;

(3) settle or compromise any Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability in any manner or order that is not inconsistent with the terms of this Agreement; and

(4) exercise or delay in or refrain from exercising any right or remedy against any Grantor or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor.

(c) Except as otherwise provided herein, the Notes Collateral Agent, on behalf of itself and the Notes Claimholders, agrees that the Revolving Credit Claimholders and the US Revolving Credit Collateral Agent shall have no liability to the Notes Collateral Agent or any Notes Claimholder, and the Notes Collateral Agent, on behalf of itself and the Notes Lenders, hereby waives any claim against any Revolving Credit Claimholder or the US Revolving Credit Collateral Agent, arising out of any and all actions which the Revolving Credit Claimholders or the US Revolving Credit Collateral Agent may take or permit or omit to take with respect to:

(1) the Revolving Credit Documents;

(2) the collection of the Revolving Credit Obligations; or

(3) the foreclosure upon, or sale, liquidation or other disposition of, any Revolving Credit Primary Collateral. The Notes Collateral Agent, on behalf of itself and the Notes Claimholders, agrees that the Revolving Credit Claimholders and the US Revolving Credit Collateral Agent have no duty to them in respect of the maintenance or preservation of the Revolving Credit Primary Collateral, the Revolving Credit Obligations or otherwise.

(d) Until the Discharge of Revolving Credit Obligations, the Notes Collateral Agent, on behalf of itself and the Notes Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Revolving Credit Primary Collateral or any other similar rights a junior secured creditor may have under applicable law with respect to the Revolving Credit Primary Collateral.

7.4. Obligations Unconditional. All rights, interests, agreements and obligations of the US Revolving Credit Collateral Agent and the Revolving Credit Claimholders and the Notes Collateral Agent and the Notes Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Revolving Credit Documents or any Notes Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Revolving Credit Obligations or Notes Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Revolving Credit Document or any Notes Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Revolving Credit Obligations or Notes Obligations or any guaranty thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of any Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Revolving Credit Collateral Agent, the Revolving Credit Obligations, any Revolving Credit Claimholder, the Notes Collateral Agent, the Notes Obligations or any Notes Claimholder in respect of this Agreement.

SECTION 8. Miscellaneous.

8.1. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Revolving Credit Document or any Notes Document, the provisions of this Agreement shall govern and control.

8.2. Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the US Revolving Credit Collateral Agent, the Revolving Credit Claimholders and the Notes Collateral Agent and the Notes Claimholders may continue, at any time and without notice to any Agent or any other Person, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor in reliance hereon. The US Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, and the Notes Collateral Agent, on behalf of itself and the Notes Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for any Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to the US Revolving Credit Collateral Agent, the Revolving Credit Claimholders and the Revolving Credit Obligations, on the date of the Discharge of Revolving Credit Obligations, subject to the rights of the US Revolving Credit Collateral Agent and the Revolving Credit Claimholders under Section 6.4; and

(b) with respect to the Notes Collateral Agent, the Notes Claimholders and the Notes Obligations, on the date of the Discharge of Notes Obligations, subject to the rights of the Notes Collateral Agent and the Notes Claimholders under Section 6.4.

8.3. Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of the US Revolving Credit Collateral Agent and the Notes Collateral Agent or their respective authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, no Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected (which includes, but is not limited to any amendment to the Grantors’ ability to cause additional obligations to constitute Revolving Credit Obligations or Notes Obligations as the Grantors may designate or in connection with Section 5.3). Notwithstanding the foregoing, it is understood and agreed that if required by the Notes Documents the US Borrower shall cause additional Domestic Guarantor Subsidiaries to execute counterparts of this Agreement acknowledging and agreeing to the terms hereof and thereafter each such Domestic Guarantor Subsidiary will be treated as a US Subsidiary Guarantor hereunder.

8.4. Information Concerning Financial Condition of the Grantors and their Subsidiaries. The US Revolving Credit Collateral Agent and the Revolving Credit Claimholders, on the one hand, and the Notes Collateral Agent and the Notes Claimholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the Revolving Credit Obligations or the Notes Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Revolving Credit Obligations or the Notes Obligations. Neither the US Revolving Credit Collateral Agent and the Revolving Credit Claimholders, on the one hand, nor the Notes Collateral Agent and the Notes Claimholders, on the other hand, shall have any duty to advise the other of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the US Revolving Credit Collateral Agent or any of the Revolving Credit Claimholders, on the one hand, or the Notes Collateral Agent and the Notes Claimholders, on the other hand, undertakes at any time or from time to time to provide any such information to any of the others, it or they shall be under no obligation:

(a) to make, and shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5. Subrogation. Each Agent, for itself and on behalf of the Claimholders for whom it acts as Agent, hereby agrees not to assert or to enforce any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Revolving Credit Obligations or the Discharge of Notes Obligations, as applicable, has occurred with respect to the other Claimholders.

8.6. SUBMISSION TO JURISDICTION; WAIVERS.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING HERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER REVOLVING CREDIT DOCUMENT OR NOTES DOCUMENT SHALL AFFECT ANY RIGHT THAT THE US REVOLVING CREDIT COLLATERAL AGENT OR THE NOTES COLLATERAL AGENT OR ANY REVOLVING CREDIT CLAIMHOLDER OR NOTES CLAIMHOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER REVOLVING CREDIT DOCUMENT OR NOTES DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER REVOLVING CREDIT DOCUMENT OR NOTES DOCUMENT IN ANY COURT REFERRED TO IN SECTION 8.6(a). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER REVOLVING CREDIT DOCUMENT OR NOTES DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 8.7. NOTHING IN THIS AGREEMENT OR ANY OTHER REVOLVING CREDIT DOCUMENT OR NOTES DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

(d) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER REVOLVING CREDIT DOCUMENT OR NOTES DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.7. Notices. All notices to the Revolving Credit Claimholders and the Notes Claimholders permitted or required under this Agreement shall also be sent to the US Revolving Credit Collateral Agent and the Notes Collateral Agent, respectively. Unless otherwise specifically provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnights courier service, mailed by certified or registered mail or sent by telecopier. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on Annex I attached hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties in accordance with this Section 8.7.

8.8. Further Assurances. The US Revolving Credit Collateral Agent on behalf of itself and the Revolving Credit Claimholders, the Notes Collateral Agent on behalf of the Notes Claimholders, and the Grantors, each agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the US Revolving Credit Collateral Agent or the Notes Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement. Without limiting the generality of the foregoing, all such Persons agree upon request by the US Revolving Credit Collateral Agent or the Notes Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Revolving Credit Collateral or Notes Collateral, as applicable, and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Revolving Credit Documents and the Notes Documents.

8.9. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8.10. Binding Effect on Successors and Assigns and on Claimholders. This Agreement shall be binding upon the US Revolving Credit Collateral Agent, the Revolving Credit Claimholders, the Notes Collateral Agent, the Notes Claimholders and their respective successors and assigns. The Notes Collateral Agent represents that it has not agreed to any modification of the provisions in the Notes Documents authorizing it to execute this Agreement and bind the Notes Claimholders, and the US Revolving Credit Collateral Agent represents that it has not agreed to any modification of the provisions in the Revolving Credit Documents authorizing it to execute this Agreement and bind the Revolving Credit Claimholders. Notwithstanding any implication to the contrary in any provision in any other section of the Agreement, neither the Notes Collateral Agent nor the Revolving Credit Collateral Agent makes any representation regarding the validity or binding effect of the Notes Documents or the Revolving Credit Documents, respectively.

8.11. Specific Performance. The US Revolving Credit Collateral Agent and the Notes Collateral Agent may demand specific performance of this Agreement. The US Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, and the Notes Collateral Agent, on behalf of itself and the Notes Claimholders, each hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Revolving Credit Collateral Agent or the Revolving Credit Claimholders or the Notes Collateral Agent or the Notes Claimholders, as the case may be.

8.12. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.14. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.15. No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Revolving Credit Collateral Agents, the Notes Collateral Agent, the Revolving Credit Claimholders and the Notes Claimholders. Nothing in this Agreement shall impair, as between the Grantors and the Revolving Credit Collateral Agents and the Revolving Credit Claimholders, or as between the Grantors and the Notes Collateral Agent and the Notes Claimholders, the obligations of the Grantors to pay principal, interest, fees and other amounts as provided in the Revolving Credit Documents and the Notes Documents, respectively.

8.16. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the US Revolving Credit Collateral Agent and the Revolving Credit Claimholders on the one hand and the Notes Collateral Agent and the Notes Claimholders on the other hand. None of the Grantors or any other creditor thereof shall have any rights hereunder, and no Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Revolving Credit Obligations and the Notes Obligations as and when the same shall become due and payable in accordance with their terms.

8.17. The Notes Collateral Agent. The Bank of New York Mellon Trust Company, National Association, in its capacity as Notes Trustee, has been appointed Notes Collateral Agent for the Holders pursuant to the Indenture. It is expressly understood and agreed by the parties to this Intercreditor Agreement that any authority conferred upon the Notes Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Holders to the Notes Collateral Agent pursuant to the Indenture, and that the Notes Collateral Agent has agreed to act (and any successor Notes Collateral Agent shall act) as such hereunder only on the express conditions contained therein. The Notes Collateral Agent shall have all rights, benefits, privileges, indemnities and protections contained in the Indenture when acting in its capacity as Notes Collateral Agent hereunder. Any successor Notes Collateral Agent appointed pursuant to the Indenture shall be entitled to all the rights, interests and benefits of the Notes Collateral Agent hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A.,
as U.S. Revolving Credit Collateral Agent and U.S. Revolving Credit Administrative Agent

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Notes Collateral Agent

By:
Name:
Title:

Acknowledged and Agreed to by:

EDGEN MURRAY CORPORATION, as U.S. Borrower

By:
Name:
Title:

EDGEN MURRAY II, L.P., as Holdings

By:
Name:
Title:

ANNEX I

Notice Information

U.S. Revolving Credit Collateral Agent

JPMorgan Chase Bank, N.A.

2200 Ross Avenue, 9th Floor

Mail Code # TX1-2921

Dallas, Texas 75201

Attention: Timothy J. Whitefoot

Telecopy: (214) 965-4731

Notes Collateral Agent

The Bank of New York

Mellon Trust Company, National Association

10161 Centurion Pkwy. N., 2nd Floor

Jacksonville, Florida 32256

Attention: Geraldine Creswell, Vice President

Telecopy: (904) 645-1921

Telephone: (904) 998-4724